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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
RFS HOTEL INVESTORS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share, of RFS Hotel Investors, Inc.
(2)	Aggregate number of securities to which transaction applies:

29,519,999 shares of RFS Hotel Investors, Inc. common stock and options to purchase 821,668 shares of RFS Hotel Investors, Inc. common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$12.35, which represents the per share price to be paid in the merger for RFS Hotel Investors, Inc. common stock (with respect to outstanding options, the per share price was based on the difference between $12.35 per share and the per share exercise price of the in-the-money options)

	(4)	Proposed maximum aggregate value of transaction: $365,412,510
	(5)	Total fee paid: $29,609
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

RFS Hotel Investors, Inc.
850 Ridge Lake Boulevard, Suite 300
Memphis, Tennessee 38120
(901) 767-7005

                    , 2003

Dear Shareholder:

        You are cordially invited to attend a Special Meeting of Shareholders of RFS Hotel Investors, Inc. to be held at our headquarters in Memphis, Tennessee, on            ,             , 2003, at 9:00 a.m., local time. At the Special Meeting, you will be asked to consider and approve our merger with an indirect subsidiary of CNL Hospitality Properties, Inc., a real estate investment trust, or REIT, headquartered in Orlando, Florida, pursuant to a merger agreement, dated May 8, 2003. You should read carefully the merger agreement, a copy of which is attached as Appendix A to the accompanying proxy statement. Upon completion of the merger, each share of our common stock, par value $0.01 per share, will be converted automatically into the right to receive $12.35 in cash, without interest. The affirmative vote of holders of a majority of our outstanding common stock entitled to vote at the Special Meeting is necessary to approve the merger agreement.

        Our Board of Directors unanimously adopted the merger agreement and unanimously recommends that our shareholders approve the merger agreement. Among the factors considered by our Board of Directors in evaluating the merger was the opinion, dated May 8, 2003, of Credit Suisse First Boston LLC, our financial advisor, which provides that, as of that date, the cash consideration to be received by our common shareholders in the merger was fair to those shareholders, from a financial point of view. The written opinion of Credit Suisse First Boston is attached as Appendix B to the accompanying proxy statement and should be read carefully and in its entirety.

        The enclosed proxy statement provides you with a summary of the merger and additional information about the parties involved. If the merger agreement is approved by our shareholders, the merger is expected to occur not later than two business days after the Special Meeting, provided all of the other conditions to the merger are satisfied or waived.

        Please give the information contained herein your careful attention. Whether or not you plan to attend the Special Meeting, you are requested to vote promptly by telephone or via the Internet in accordance with the instructions provided or complete, date and sign the enclosed proxy card and return it in the envelope provided. This will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

Sincerely,

Robert M. Solmson Chairman of the Board and Chief Executive Officer

The proxy statement is dated            , 2003 and is first being mailed to our shareholders on or about            , 2003.

RFS Hotel Investors, Inc.
850 Ridge Lake Boulevard, Suite 300
Memphis, Tennessee 38120
(901) 767-7005

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On                        , 2003

To the Shareholders of
RFS Hotel Investors, Inc.:

        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of RFS Hotel Investors, Inc., a Tennessee corporation, will be held at our corporate headquarters at 850 Ridge Lake Boulevard, Suite 300, Memphis, Tennessee 38120, on                        , 2003, at 9:00 a.m., local time, for the following purposes:

        1.     To consider and vote upon a proposal to approve the merger agreement, by and among CNL Hospitality Properties, Inc., a Maryland corporation, CNL Rose Acquisition Corp., a Delaware corporation, RFS Hotel Investors, Inc., a Tennessee corporation, CNL Rose Acquisition OP, LP, a Tennessee limited partnership, and RFS Partnership, L.P., a Tennessee limited partnership, providing for, among other things, the merger of RFS Hotel Investors with and into CNL Rose Acquisition Corp., with CNL Rose Acquisition Corp. being the surviving corporation, and

        2.     To transact any other business as may properly come before the Special Meeting and any adjournment or postponement of that meeting or matters incidental thereto.

        Our board of directors has fixed the close of business on            , 2003 as the record date for the Special Meeting. Accordingly, only shareholders of record on that date will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of that meeting. A form of proxy and a proxy statement containing more detailed information with respect to matters to be considered at the Special Meeting accompany and form a part of this notice.

        All shareholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, date, sign and return the enclosed proxy, or vote by telephone or via the Internet in accordance with the instructions provided, as promptly as possible. We have enclosed a postage-prepaid envelope for your use. If you attend the Special Meeting, you may vote in person even if you have already returned a proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Elizabeth A. McNeill Vice President, General Counsel and Secretary

                        , 2003

Our board of directors has unanimously adopted and recommends that you vote "FOR" approval of the merger agreement.

TABLE OF CONTENTS

SUMMARY	1
Parties to the Merger	1
The Merger and Related Transactions	1
Recommendation of Our Board of Directors and Reasons for the Merger	2
Opinion of Our Financial Advisor	2
Financing Arrangements	2
Interests of Certain Persons in the Merger	2
The Special Meeting	3
Record Date and Voting Power	3
Quorum and Vote Required	3
Proxy Voting Options	3
Solicitation of Proposals From Other Parties	4
Conditions to the Merger	4
Termination of the Merger Agreement	4
Termination Fees; Expenses	5
Appraisal Rights	5
Federal Income Tax Consequences	5
Regulatory and Other Approvals	5
QUESTIONS AND ANSWERS ABOUT THE MERGER	6
WHO CAN HELP ANSWER YOUR QUESTIONS	7
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	8
THE PARTIES TO THE MERGER	8
RFS Hotel Investors, Inc.	8
CNL Hospitality Properties, Inc.	8
CNL Rose Acquisition Corp.	9
THE MERGER AND RELATED TRANSACTIONS	9
General	9
Background of the Merger	9
Recommendation of Our Board of Directors and Reasons for the Merger	13
Opinion of Our Financial Advisor	15
Financing Arrangements	21
Structure of the Merger	21
Interests of Certain Persons in the Merger	21
Certain Effects of the Merger	23
Method of Accounting	23
THE SPECIAL MEETING	24
Date, Time and Place of the Special Meeting	24
Purpose of the Special Meeting	24
Record Date and Voting Power	24
Quorum and Vote Required	24
Treatment of Abstentions and Broker Non-Votes	24
Proxies, Voting and Revocation	24
Solicitation of Proxies and Expenses	25
THE MERGER AGREEMENT	25
Effective Time	25
Conversion of Shares Pursuant to the Merger	26
Conversion of LP Units Pursuant to the OP Merger	26
Exchange of Stock Certificates	26

Covenants Under the Merger Agreement	27
Conditions to the Merger	28
Representations and Warranties	29
Solicitation of Proposals From Other Parties	30
Termination of the Merger Agreement	32
Termination Fees; Expenses	32
Treatment of Stock Options and Restricted Stock	33
Termination of Equity-Based Compensation Plans	33
Transactions Relating to RFS Partnership	33
NO APPRAISAL RIGHTS	33
FEDERAL INCOME TAX CONSEQUENCES	33
Consequences to U.S. Shareholders	34
Consequences to Non-U.S. Shareholders	34
Backup Withholding	35
REGULATORY AND OTHER APPROVALS	36
DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP	36
PRINCIPAL SHAREHOLDERS	38
SHAREHOLDER PROPOSALS	38
OTHER MATTERS	38
WHERE YOU CAN FIND MORE INFORMATION	38

APPENDICES

Appendix A—Merger Agreement
Appendix B—Opinion of Financial Advisor

ii

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, as well as the additional documents to which we refer you. See "Where You Can Find More Information." The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement in its entirety as it is the legal document that governs the merger and the other transactions contemplated by the merger agreement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

Parties to the Merger (page    )

  •
  RFS Hotel Investors, Inc. Incorporated in Tennessee, we are a publicly held real estate investment trust which, at March 31, 2003, owned interests in 57 hotels with 8,271 rooms located in 24 states through our approximately 92% interest in RFS Partnership, L.P. We are the general partner of RFS Partnership. Our principal executive offices are located at 850 Ridge Lake Boulevard, Suite 300, Memphis, Tennessee 38120 and our telephone number is (901) 767-7005.

  •
  CNL Hospitality Properties, Inc. Incorporated in Maryland, CNL Hospitality is a publicly held real estate investment trust primarily engaged in the acquisition and ownership of interests in hotel properties located across the United States. At March 31, 2003, CNL Hospitality owned interests in 63 hotel properties with over 16,000 rooms in 23 states. CNL Hospitality's principal executive offices are located at 450 South Orange Avenue, Orlando, Florida 32801-3336 and its telephone number is (407) 650-1000.

  •
  CNL Rose Acquisition Corp. CNL Rose Acquisition Corp. is a Delaware corporation recently formed by CNL Hospitality for the purpose of acquiring us. CNL Rose Acquisition Corp.'s principal executive offices are located at 450 South Orange Avenue, Orlando, Florida 32801-3336 and its telephone number is (407) 650-1000.

The Merger and Related Transactions (page    )

  •
  We will be merged with and into CNL Rose Acquisition Corp., with CNL Rose Acquisition Corp. being the surviving corporation, pursuant to a merger agreement, dated May 8, 2003, among CNL Hospitality, CNL Rose Acquisition Corp., CNL Rose Acquisition OP, LP, RFS Partnership and us. Following the merger, our separate corporate existence will cease and CNL Rose Acquisition Corp. will continue as a wholly-owned indirect subsidiary of CNL Hospitality.

  •
  At the effective time of the merger, each outstanding share of our common stock will be converted automatically into the right to receive $12.35 in cash, without interest.

  •
  We do not expect to pay our normal second or third quarter dividends in 2003. If we complete the merger prior to December 20, 2003, you will not receive any more dividends. If, however, the merger has not been completed by December 20, 2003, either party may terminate the merger agreement. If the merger agreement is terminated at that time, we will determine whether to declare and pay any dividends following that date.

  •
  After the completion of the merger, current holders of our common stock will have no continuing equity interest in, and will not share in future earnings, dividends or growth, if any, of CNL Hospitality or CNL Rose Acquisition Corp. In addition, after the merger has been completed, our common stock will be cancelled and no longer be listed on The New York Stock Exchange or registered with the Securities and Exchange Commission.

  •
  Concurrently with the merger, CNL Rose Acquisition OP, LP, an indirect, wholly-owned subsidiary of CNL Hospitality, will be merged with and into RFS Partnership, which we refer to as the OP Merger, and each partnership unit held by the limited partners of RFS Partnership will be cancelled and converted into the right to receive $12.35 in cash, without interest. We refer to these partnership units as LP Units throughout this proxy statement.

  •
  Our merger with CNL Hospitality is contingent on the completion of the OP Merger. The OP Merger requires the approval of limited partners holding a majority in interest of the LP Units. As of the date of this proxy statement, we have received the requisite written consent of the holders of the LP Units necessary to approve the OP Merger.

  •
  On May 9, 2003, pursuant to the merger agreement, CNL Hospitality separately purchased from us 1,000,000 shares of our common stock at $12.35 per share. Although it is not committed to hold any of these shares or vote its shares in favor of the merger agreement, CNL Hospitality has represented to us that it will vote any shares it holds at the time of the Special Meeting in favor of the merger agreement.

Recommendation of Our Board of Directors and Reasons for the Merger (page    )

  •
  After an evaluation of a variety of business, financial and market factors and consultation with our legal and financial advisors, on May 8, 2003, our board of directors determined that the merger was in the best interests of our company and our shareholders and unanimously adopted the merger agreement and recommends that our shareholders approve the merger agreement.

Opinion of Our Financial Advisor (page    )

  •
  On May 8, 2003, Credit Suisse First Boston rendered an opinion to our board of directors, that, as of the date of that opinion the $12.35 per share in cash to be received by holders of our common stock was fair to such holders, from a financial point of view.

  •
  The full text of the written opinion of Credit Suisse First Boston, dated May 8, 2003, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to, and is incorporated by reference in, this proxy statement. The opinion of Credit Suisse First Boston does not constitute a recommendation as to how any holder of our common stock should vote with respect to the merger agreement. You should read that opinion carefully and in its entirety.

Financing Arrangements (page    )

  •
  To consummate the merger, CNL Hospitality estimates that it will need approximately $383 million in cash. CNL Hospitality intends to finance the merger with a combination of existing cash, proceeds from an equity offering, borrowings under existing credit facilities and a new credit facility with a subsidiary of Bank of America. CNL Hospitality's ability to borrow funds under the new credit facility is subject to customary closing conditions as discussed herein.

Interests of Certain Persons in the Merger (page    )

  •
  In addition to their interests in the merger as shareholders, certain of our directors, executive officers and employees have interests in the merger that differ from, or are in addition to, your interests as a shareholder. Our board of directors was aware of these interests and considered them, among other matters, in adopting the merger agreement. These interests include the following:

  •
  our six executive officers will receive severance payments in an aggregate amount of approximately $9.3 million upon the completion of the merger,

  •
  our directors and executive officers hold options to purchase our common stock, which will entitle those holders to an aggregate cash payment of approximately $762,000, which represents the product of (1) the number of shares of our common stock subject to the stock option and (2) the excess of the $12.35 merger consideration over the applicable per share exercise price of each in-the-money stock option,

    •
    our directors and executive officers own significant amounts of our common stock and hold restricted stock that will vest on an accelerated basis, all of which will be treated the same as all common stock held by other persons,

    •
    CNL Rose Acquisition Corp. will honor all existing rights of our current and former directors and officers to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the merger for a four year period following the merger, and

    •
    certain of our executive officers are parties to employment agreements with our company that contain non-competition agreements, which will be waived upon completion of the merger.

The Special Meeting (page    )

  •
  The Special Meeting will be held at our corporate headquarters at 850 Ridge Lake Boulevard, Suite 300, Memphis, Tennessee 38120, on                        ,                         , 2003, at 9:00 a.m., local time. At the Special Meeting, our shareholders will be asked to consider and vote upon the proposal to approve the merger agreement.

Record Date and Voting Power (page    )

  •
  You are entitled to vote at the Special Meeting if you owned shares of our common stock at the close of business on                , 2003, the record date for the Special Meeting.

  •
  On the record date, we had 29,519,999 outstanding shares of common stock held by approximately            shareholders of record. We have no other class of voting securities outstanding.

  •
  You will be entitled to one vote at the Special Meeting for each share of our common stock you owned at the close of business on the record date.

Quorum and Vote Required (page    )

  •
  In order to carry on business at the Special Meeting, we must have a quorum. This means that the holders of a majority of our outstanding shares of our common stock entitled to be cast at the Special Meeting must be represented at the meeting, either in person or by duly executed proxy. The affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the Special Meeting is required to approve the merger agreement.

Proxy Voting Options (page    )

  •
  Your Vote is Important! Whether or not you expect to attend in person, we urge you to vote your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will help ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense of additional solicitation. If you prefer, an addressed envelope, for which no postage is required if mailed in the United States, is enclosed if you wish to vote your shares by mail. Sending in your proxy card will not prevent you from voting at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

  •
  You can also vote via the Internet or by telephone in accordance with the instructions provided. Voting via the Internet or by telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Also, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Instructions to vote via the Internet or by telephone will be provided by (1) your broker, (2) our transfer agent, SunTrust Bank, or (3) our proxy solicitor, Georgeson

    Shareholder. Please do not return the enclosed proxy card if you vote over the Internet or by telephone.

Solicitation of Proposals From Other Parties (page    )

  •
  We have agreed not to solicit or initiate any inquiries regarding any competing transaction, but we may respond to certain unsolicited third-party inquiries consistent with our board of directors' fiduciary duties.

Conditions to the Merger (page     )

  •
  The parties' obligations to complete the merger are subject to a number of conditions, including:

  •
  holders of shares of our common stock representing a majority of our outstanding common stock entitled to vote at the Special Meeting must approve the merger agreement,

  •
  limited partners holding a majority interest of the LP Units shall have approved the merger between RFS Partnership and CNL Rose Acquisition OP, LP (which approval has been obtained as of the date of this proxy statement),

  •
  all consents, approvals and actions of, filings with and notices to, any governmental entity required to complete the merger shall have been obtained or made,

  •
  no judgment, order, restraining order and/or injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing or materially delaying the completion of the merger, shall be in effect,

  •
  no material adverse change in our revenue per available room shall have occurred,

  •
  all agreements with third parties required to complete the merger shall have been executed and delivered,

  •
  CNL Hospitality shall have received an opinion of our legal counsel regarding our qualification as a REIT under the Internal Revenue Code, and

  •
  other customary closing conditions, including compliance with the representations, warranties and covenants by each party shall have been satisfied.

Termination of the Merger Agreement (page    )

  •
  The merger agreement may be terminated at any time prior to the effective time of the merger, whether or not shareholder approval has been obtained, under certain circumstances, including:

  •
  the mutual written agreement of the parties,

  •
  by CNL Hospitality's election prior to the Special Meeting in its sole discretion,

  •
  by us in connection with a competing transaction that constitutes a superior proposal,

  •
  by either party if the merger has not been completed by December 20, 2003,

  •
  by either party if our shareholders do not approve the merger agreement,

  •
  by CNL Hospitality prior to the Special Meeting if a material change in our revenue per available room has occurred prior to closing,

  •
  by CNL Hospitality if our board of directors withdraws or modifies, in a manner adverse to CNL Hospitality, its adoption or recommendation of the merger or the merger agreement, or fails to duly notice, call or convene the Special Meeting, or

  •
  by either party if its closing conditions are not satisfied or waived.

Termination Fees; Expenses (page    )

  •
  We have agreed to pay CNL Hospitality a termination fee of $15.0 million in the event the merger agreement is terminated in certain circumstances, including:

  •
  if our board of directors withdraws or modifies, in a manner adverse to CNL Hospitality, its adoption or recommendation of the merger or the merger agreement, or

  •
  if we terminate the merger agreement in connection with our acceptance of a superior proposal.

  •
  CNL Hospitality has agreed to pay us a termination fee of $12.5 million in the event it terminates the merger agreement in its sole discretion prior to the Special Meeting.

  •
  If the merger agreement is terminated for any reason, we have agreed to pay CNL Hospitality an expense reimbursement of $250,000, regardless of whether a termination fee is payable by either party.

Appraisal Rights (page    )

  •
  No dissenters' or appraisal rights are available in connection with the merger or any of the transactions contemplated by the merger agreement. Accordingly, you will not have the right to receive a judicially determined value for your shares of our common stock.

Federal Income Tax Consequences (page    )

  •
  If the merger is completed, the exchange of shares of our common stock for the cash merger consideration will be a taxable transaction under the Internal Revenue Code of 1986. Generally, you will recognize gain or loss to the extent the per share merger consideration differs from your tax basis in our common stock. Because of the complexities of the tax laws, we advise you to consult your own tax advisors concerning the applicable federal, state, local, foreign and other tax consequences to you resulting from the merger.

Regulatory and Other Approvals (page    )

  •
  There are no federal or state regulatory requirements to be complied with in order to complete the merger other than the filing of (1) the certificate of merger with the Secretary of State of the State of Delaware and (2) the articles of merger with the Secretary of State of the State of Tennessee.

QUESTIONS AND ANSWERS ABOUT THE MERGER

        Q: What will happen in the merger?

        A: Upon completion of the merger, we will be merged with and into CNL Rose Acquisition Corp. and our shareholders will receive a cash payment of $12.35, without interest, for each share of our common stock that they hold. Concurrently with the merger, holders of the limited partner units, or LP Units in RFS Partnership will receive $12.35 in cash, without interest, for each issued and outstanding LP Unit.

        Q: What will happen to my shares of RFS Hotel Investors stock after the merger?

        A: Following completion of the merger, your shares of our common stock will represent solely the right to receive the cash merger consideration and trading in our common stock on The New York Stock Exchange will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

        Q: Does our board of directors recommend the adoption of the merger agreement?

        A: Yes. Our board of directors unanimously recommends that our shareholders adopt the merger agreement. Our board of directors considered many factors in deciding to recommend the adoption of the merger agreement, including the premium to the then current market price offered by CNL Hospitality.

        Q: Why are we recommending the merger at this time?

        A: Given our inability to grow our company through asset acquisitions over the past several years, as had been our historical growth model, our board of directors believes that the merger represents a more desirable alternative for our shareholders than continuing to operate as an independent public company under our current business plan.

        Q: What is the premium to the market price of our common stock offered by CNL Hospitality in the merger?

        A: The $12.35 cash per share merger consideration represents an approximate 11.3% premium over the closing price of our common stock on May 8, 2003, the last trading day before the public announcement of the signing of the merger agreement, and an approximate 17.1% premium over the average daily closing price of our common stock over the 30 trading day period ending May 8, 2003.

        Q: Where can I learn more about CNL Hospitality and RFS Hotel Investors?

        A: Our reports, proxy statements and other filings and those of CNL Hospitality may be inspected at the Securities and Exchange Commission's office at its public reference facilities at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of these materials can be obtained, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains our reports, proxy statements and other filings and those of CNL Hospitality.

        Q: What vote of shareholders is required to approve the merger?

        A: For us to complete the merger, holders of record of a majority of our outstanding shares of common stock as of                            , 2003 entitled to vote at the Special Meeting must vote for the approval of the merger agreement.

        Q: What rights do I have if I oppose the merger?

        A: You can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, by voting against the proposal by telephone or via the Internet in accordance with the provided instructions, or by voting against the merger in person at the Special Meeting. Not voting has the same effect as a vote against the merger. You are not, however, entitled to dissenters' or appraisal rights under Tennessee law.

        Q: Should I send in my stock certificates now?

        A: No. After the merger is completed, you will receive detailed instructions regarding the surrender of your stock certificates for the merger consideration of $12.35 in cash, without interest, for each share of our common stock that you own.

        Q: When do you expect the merger to be completed?

        A: Although we can provide no assurances, we are working to complete the merger during the third quarter of 2003.

        Q: What will happen to my quarterly dividends?

        A: We do not expect to pay our normal second or third quarter dividends. If we complete the merger prior to December 20, 2003, you will not receive any more dividends. If, however, the merger has not been completed by December 20, 2003, either party may terminate the merger agreement. If the merger agreement is terminated at that time, we will determine whether to declare and pay any dividends following that date.

        Q: May I change my vote after I have mailed my signed proxy card or voted by telephone or via the Internet?

        A: You may withdraw your proxy up to, and including, the day of the Special Meeting and either submit a subsequent proxy to change your vote or attend the Special Meeting and vote in person. If you voted by telephone or via the Internet, you may also revoke your proxy as noted above or by voting again by telephone or via the Internet. You should be aware that the failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the merger agreement.

        Q: If my shares of common stock are held in "street name" by my broker, will my broker vote my shares for me?

        A: Your broker will not vote your shares of common stock without instructions from you. You should instruct your broker how to vote your shares of common stock by following the directions your broker provides. If you do not provide instructions to your broker, your shares of common stock will not be voted, which will have the same effect as a vote against the merger.

        Q: What do I need to do now?

        A: We urge you to read this proxy statement carefully, including its appendices, and to consider how the merger affects you. Then just sign, date and return the enclosed proxy card in the postage-paid envelope provided, or cast your vote by telephone or via the Internet in accordance with the provided instructions, as soon as possible so that your shares can be voted at the Special Meeting.

WHO CAN HELP ANSWER YOUR QUESTIONS

        If you would like additional copies of this document, or if you would like to ask any additional questions about the merger, you should contact:

RFS HOTEL INVESTORS, INC. 850 Ridge Lake Boulevard, Suite 300 Memphis, Tennessee 38120 (901) 767-7005 Attention: Elizabeth A. McNeill, Secretary	GEORGESON SHAREHOLDER 219 Murray Hill Parkway East Rutherford, New Jersey 07073 (201) 896-5693 Attention: Virginia Porcaro or Bucky Tulsee

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement contains certain forward-looking statements. These statements include statements regarding the intent, belief or current expectations of RFS Hotel Investors, CNL Hospitality, CNL Rose Acquisition Corp. and members of their respective management teams, as well as the assumptions on which those statements are based. These forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements. Important factors currently known to management of RFS Hotel Investors, CNL Hospitality and CNL Rose Acquisition Corp. that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the possibility that (1) market or other factors adversely affect CNL Hospitality's ability to obtain the financing necessary to complete the merger, (2) difficulties obtaining financing for or completing the merger of RFS Partnership and CNL Rose Acquisition OP, LP delay completion of the merger, (3) holders of the LP Units fail to approve the merger of RFS Partnership and CNL Rose Acquisition OP, LP, which is a condition to completing the merger and (4) CNL Hospitality unilaterally terminates the merger agreement, as permitted therein, upon payment to us of a $12.5 million termination fee. RFS Hotel Investors, CNL Hospitality and CNL Rose Acquisition Corp. undertake no obligation to update or revise the forward-looking statements contained in this proxy statement to reflect changes in assumptions, the occurrence of unanticipated events or changes in future operating results over time.

THE PARTIES TO THE MERGER

RFS Hotel Investors, Inc.

        We are a publicly held real estate investment trust which, at March 31, 2003, owned interests in 57 hotels with 8,271 rooms located in 24 states through our approximate 92% equity interest in RFS Partnership, which owns, directly or indirectly, our hotel properties. At March 31, 2003, third party limited partners owned the remaining approximate 8% of RFS Partnership through the ownership of LP Units. We are the general partner of RFS Partnership. Many of our hotels are located in metropolitan areas or growing secondary markets and are well located within these markets. All but two of our hotels are operated under franchises from nationally recognized franchisors such as Marriott International, Inc., Hilton Hotels Corporation, Starwood Hotels & Resorts, Inc. and InterContinental Hotels Group.

        We are a Tennessee corporation that has elected to be taxed as a real estate investment trust for federal income tax purposes. Our executive offices are located at 850 Ridge Lake Boulevard, Suite 300, Memphis, Tennessee 38120 and our telephone number is (901) 767-7005.

CNL Hospitality Properties, Inc.

        CNL Hospitality is a publicly held Maryland corporation that operates for federal income tax purposes as a real estate investment trust. CNL Hospitality is engaged primarily in the acquisition and ownership of interests in hotel properties generally located across the United States and has retained CNL Hospitality Corp. as its advisor to provide management, acquisition, advisory and certain administrative services. CNL Hospitality's hotel properties include limited service, extended stay, and full service hotel properties. CNL Hospitality generally leases its properties to wholly owned taxable real estate investment trust subsidiaries and contracts with third-party managers to operate the properties. Other properties are leased on a triple-net basis to unrelated third-party tenants who operate the properties or contract with hotel managers to operate their hotel operations.

        CNL Hospitality's principal executive offices are located at 450 South Orange Avenue, Orlando, Florida 32801-3336 and its telephone number is (407) 650-1000.

CNL Rose Acquisition Corp.

        CNL Rose Acquisition Corp. is a Delaware corporation recently formed by CNL Hospitality for the purpose of acquiring us in the merger. CNL Rose Acquisition Corp.'s principal executive offices are located at 450 South Orange Avenue, Orlando, Florida 32801-3336 and its telephone number is (407) 650-1000.

THE MERGER AND RELATED TRANSACTIONS

General

        The merger agreement provides for our merger with and into CNL Rose Acquisition Corp., with CNL Rose Acquisition Corp. being the surviving corporation. The merger will be completed when (1) the certificate of merger is duly filed with and accepted by the Secretary of State of the State of Delaware in accordance with Delaware law and (2) the articles of merger are duly filed with and accepted by the Secretary of State of the State of Tennessee in accordance with Tennessee law, each of which is expected to occur within two business days after shareholder approval of the merger agreement, provided all other conditions to the merger have been satisfied or waived.

        As of the effective time of the merger, holders of shares of our common stock will have no further ownership interest in the surviving corporation. Instead, each holder of our common stock issued and outstanding immediately before the effective time of the merger will be entitled to receive $12.35 in cash per share, without interest. Upon completion of the merger, all of our outstanding stock options (including unvested options) will be cancelled and, in full settlement of these options, CNL Hospitality will pay each option holder an amount of cash equal to the product of (1) the number of shares of our common stock subject to the stock option and (2) the excess of the $12.35 per share cash merger consideration over the applicable per share exercise price of each stock option.

        After the merger, RFS Partnership will continue to exist and operate. However, as a result of the merger, a subsidiary of CNL Hospitality will succeed to our general partnership interests in RFS Partnership. Following approval by the holders of a majority in interest of the LP Units, at the time of the merger, CNL Rose Acquisition OP, LP will merge with and into RFS Partnership, with RFS Partnership as the surviving partnership, and each holder of LP Units will be entitled to receive $12.35 in cash, without interest, for each issued and outstanding LP Unit.

Background of the Merger

        Our business strategy is based on maintaining a portfolio of hotels diversified by brand affiliation, geography and market segment with modest leverage. From time to time we have selectively sold hotels that did not meet our strategic or financial criteria. Our growth strategy is based on growth through selective property acquisitions. We have historically sought to increase shareholder value by acquiring properties that were attractively priced and offered cash returns above our cost of capital. Prior to 2000, we enjoyed success implementing this growth strategy. From the time of our initial public offering in 1993 through the end of 2000, we grew from owning seven hotels with 1,118 rooms in five states to owning interests in 60 hotels with 8,689 rooms in 24 states.

        Over the past several years, however, we have been unsuccessful identifying and acquiring hotel properties that meet our strategic and financial criteria. In addition, we have divested certain non-core properties and, as a result, we have contracted slightly since year-end 2000 to owning interests in 57 hotels with 8,271 rooms in 24 states at March 31, 2003. We anticipated that the acquisition environment would become more favorable as increasing numbers of property owners sought liquidity and potential competing buyers focused on integrating past acquisitions and reducing debt levels. However, to date, satisfactory acquisition opportunities that meet our strategic and financial criteria generally have not become available. Given our inability to grow through individual property acquisitions, our management and board believed that a business combination offered the best opportunity to acquire properties that meet our criteria and increase shareholder value.

        To further this objective, on August 27, 2002, Robert M. Solmson, our Chairman and Chief Executive Officer, met with the Chairman and Chief Executive Officer of a competing hotel REIT ("Target REIT") to discuss a possible acquisition by our company. After this meeting, we investigated the business and operations of Target REIT culminating in a presentation to Target REIT on October 8, 2002. Target REIT's Chairman and Chief Executive Officer indicated that its board of directors would consider our proposal at its next board meeting on October 29, 2002.

        At an October 28, 2002 meeting of our board of directors, our management reviewed with our board of directors the status of discussions regarding the acquisition of Target REIT. In addition, Mr. Solmson presented a merger proposal that we received from another hotel REIT ("Merger REIT"). During this meeting, our board of directors discussed four potential alternatives to acquire additional properties and increase shareholder value: (1) the acquisition of Target REIT, (2) a merger with Merger REIT, (3) individual property acquisitions and (4) acquisitions of other, smaller REITs. Based upon a review of these alternatives, our board authorized management to continue discussions with Merger REIT regarding the proposed merger.

        On October 30, 2002, Target REIT notified us that it was not interested in pursuing a transaction with us.

        On November 22, 2002, we entered into a confidentiality agreement with Merger REIT. At a meeting of our board of directors on December 12, 2002, our board further discussed a potential transaction with Merger REIT. The board agreed that management should, over the course of the upcoming weeks, engage in a due diligence review and prepare merger documentation.

        On December 20, 2002, our board of directors was advised of the status of the potential Merger REIT transaction. Mr. Solmson noted that, based on information received in the course of our due diligence review, following a merger between Merger REIT and us the combined company may be unable to pay a dividend. Our board of directors determined that it would not proceed with the transaction if the overall leverage of the combined company would require us to suspend or materially reduce our dividend. Accordingly, our board decided that the Merger REIT transaction was not a viable option and discussions with Merger REIT were discontinued.

        On January 15, 2003, management held preliminary discussions regarding a possible business combination with a particular smaller hotel REIT and, thereafter, entered into a confidentiality agreement. On January 16, 2003, Mr. Solmson also contacted the chief executive officer of another smaller REIT to discuss a potential business combination. However, following such discussions, we determined that neither of these smaller REIT acquisitions were viable alternatives as they presented structural and business integration impediments.

        On January 28, 2003, Randy L. Churchey, our President and Chief Operating Officer, and Kevin M. Luebbers, our Executive Vice President and Chief Financial Officer, met with Thomas Hutchison III, CNL Hospitality's then President and current Chief Executive Officer, and Brian Strickland, CNL Hospitality's Executive Vice President, to discuss, informally, CNL Hospitality's acquisition strategy.

        At a meeting of our board of directors on January 29, 2003, our board discussed the possibility of pursuing individual property acquisitions to increase shareholder value. At this meeting, our board received a presentation from management regarding the current property acquisition environment, which indicated that, while a number of potential acquisition properties were on the market, none satisfied our specific acquisition criteria. Therefore, our board decided that individual property acquisitions were unlikely to be a viable option in the near term.

        At this meeting, Mr. Solmson discussed another alternative that management had been pursuing—the acquisition of smaller hotel REITs. Mr. Solmson advised the board of directors regarding his meetings with the smaller hotel REITs on January 15 and 16, 2003. Mr. Solmson also briefed the board on the initial informal discussions with CNL Hospitality and presented another potential alternative to the board—the possible sale of our company to CNL Hospitality for cash. Following discussion, our board authorized management to further explore these alternatives with CNL Hospitality.

        In early February 2003, Mr. Solmson met with Mr. Hutchison at CNL Hospitality's headquarters to discuss further whether CNL Hospitality was interested in evaluating a possible acquisition of our company. On February 11, 2003, we entered into a confidentiality agreement with CNL Hospitality with respect to a proposed transaction and provided CNL Hospitality with certain preliminary due diligence materials. On February 26, 2003, Messrs. Solmson, Churchey and Luebbers met with representatives of CNL Hospitality and their investment bankers. Preliminary discussions ensued regarding pricing, with CNL Hospitality indicating a proposed initial price ranging from $11.50 to $12.00 per share of our common stock.

        At a meeting of our board of directors on March 5, 2003, management updated our board regarding its discussions with CNL Hospitality.

        Our board then discussed the proposed structure of the transaction and the possibility of CNL Hospitality acquiring some, rather than all, of our assets and the potential pricing of those assets. The board then authorized management to continue its discussions with CNL Hospitality and determine if any additional consideration could be obtained and to ascertain more information and seek clarification regarding potential transaction structures, due diligence requirements and property management issues.

        On March 10, 2003, Messrs. Solmson, Churchey and Luebbers met with representatives of CNL Hospitality to discuss potential valuations and other issues raised by our board of directors at its March 5, 2003 meeting.

        On March 12, 2003, our board of directors met to discuss the March 10, 2003 meeting with CNL Hospitality. Our board discussed the structure of the potential transaction and various procedural and timing issues. Our board authorized management to engage a financial advisor to provide a financial analysis of the proposed transaction. Our board of directors also authorized management to continue negotiating the proposed transaction with CNL Hospitality.

        On March 18, 2003, our management, together with our legal and financial advisors, met with representatives of CNL Hospitality and its legal and financial advisors at CNL Hospitality's offices in Orlando, and the parties discussed various matters relating to potential transaction structures, due diligence requirements, the scope of representations and warranties, closing conditions and termination fees and agreed upon certain aspects of the proposed transaction.

        On March 24, 2003, we entered into an exclusivity agreement with CNL Hospitality providing CNL Hospitality a 30-day period (subject to a 15-day extension) to conduct due diligence and prepare a draft merger agreement. On April 24, 2003, CNL Hospitality exercised its right to extend the exclusivity agreement for 15 days. On March 24, 2003, CNL Hospitality commenced its due diligence review.

        On April 11, 2003, we formally engaged Credit Suisse First Boston as our financial advisor. Credit Suisse First Boston had advised us throughout a significant portion of our negotiations with CNL Hospitality.

        Between April 4, 2003 and April 18, 2003, the parties continued to negotiate with respect to price and other matters. In addition, CNL Hospitality agreed to purchase from us 1,000,000 shares of our newly issued common stock at a price to be agreed upon in connection with the execution of a definitive merger agreement. The parties also continued to discuss other unresolved issues, such as the amount of the termination fees and the circumstances under which such fees would be payable.

        On April 9, 2003, our board of directors met to discuss further the proposed transaction and various alternatives proposed by CNL Hospitality. Our board also discussed the proposed sale of 1,000,000 shares of our common stock to CNL Hospitality and the impact of the proposed transaction on our second and third quarter dividends.

        On April 11, 2003, Greenberg Traurig, LLP, CNL Hospitality's legal advisor, provided an initial draft of the merger agreement to us and to Hunton & Williams LLP, our legal advisor. We and our advisors reviewed that draft and provided initial comments to CNL Hospitality and its advisors on April 16, 2003.

        On April 22, 2003, representatives of CNL's legal advisor and Hunton & Williams LLP met in New York to discuss the terms of the draft merger agreement, including the scope of each party's representations and warranties, the conditions to closing, the treatment of our outstanding stock options in the transaction, events permitting either party to terminate the transaction, the circumstances under which the parties would be required to pay a termination fee and the amount of the fee.

        Between April 10, 2003 and April 28, 2003, discussions continued between the parties and their legal and financial advisors regarding a number of issues, including: (1) the proposed cash purchase price of $12.35 per share, (2) the suspension of our dividends for the second and third quarters of 2003, (3) CNL Hospitality's performance of due diligence with respect to many of our hotels, (4) the amount of the termination fee and (5) severance agreement provisions.

        Our board of directors met on April 29, 2003. At this meeting, representatives of Credit Suisse First Boston provided a preliminary financial analysis of the proposed transaction. In addition, representatives of Hunton & Williams LLP reviewed with our board the terms and conditions of the draft merger agreement, the status of negotiations and our board's fiduciary duties under Tennessee law.

        Between April 29, 2003 and May 7, 2003, our representatives, representatives of CNL Hospitality and each of our respective advisors had a series of telephone conversations concerning the negotiation of certain unresolved issues relating to the draft merger agreement.

        At a meeting on May 7, 2003, our board of directors considered the proposed transaction with CNL Hospitality. Prior to the meeting, the directors received a complete draft of the merger agreement and related documents. At this meeting, representatives of Hunton & Williams LLP reviewed the terms of the proposed merger agreement with our board and again reviewed with our board its fiduciary duties under Tennessee law. Representatives of Credit Suisse First Boston reviewed their financial analysis of the transaction with our board. Members of our board of directors were asked whether they had each received all of the information they believed was necessary to consider and vote on the proposed transaction. Following the discussion, the meeting was adjourned to allow our directors to consider the transaction.

        On the morning of May 8, 2003, Credit Suisse First Boston rendered its opinion that the consideration to be received by the holders of our common stock in the merger is fair to such holders, from a financial point of view, in writing to our board. Our board of directors then unanimously adopted the merger agreement.

        On the morning of May 8, 2003, the board of directors of CNL Hospitality adopted the merger agreement.

        On the afternoon of May 8, 2003, we and CNL Hospitality executed the definitive merger agreement. A public announcement regarding the merger was made shortly after 4:00 p.m. (Eastern Time) on May 8, 2003.

Recommendation of Our Board of Directors and Reasons for the Merger

        As described above, our board of directors unanimously adopted the merger agreement on May 8, 2003. Our board of directors believes that the merger, the merger agreement and the transactions contemplated by that agreement are fair to, and in the best interest of, our company and our shareholders. Accordingly, our board of directors recommends approval of the merger agreement by our shareholders. In reaching its conclusion to adopt the merger agreement, our board of directors consulted with our management, our legal counsel, our accountants and our financial advisors in this transaction. Our board of directors considered our short-term and long-term interests and those of our shareholders.

        In view of the wide variety of factors considered by it, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our board of directors viewed its position and recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all the factors described below, our board of directors determined that the potential benefits of the merger outweighed the potential detriments associated with the merger. In particular, our board of directors considered the following factors in support of its conclusion to adopt the merger agreement:

  Beneficial Aspects of the Merger

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    Value of Merger Consideration as Compared to Historical and Recent Market Prices of Our Common Stock. The consideration to be received by the holders of our common stock in the merger represents a premium of approximately:

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    11.3% over the closing price of $11.10 per share on May 8, 2003, which was the last trading day prior to the public announcement of the proposed merger,

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    17.1% over the average daily closing price of our common stock over the 30 trading-day period ending May 8, 2003, and

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    22.2% over the average daily closing price of our common stock for the period from January 1, 2003 through May 8, 2003.

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    Our Business, Financial Condition and Prospects. Given our inability to grow our company through asset acquisitions over the past several years, as had been our historical growth model, our board of directors believes that the merger represents a more desirable alternative for our shareholders than continuing to operate as an independent public company under our current business plan.

    •
    Other Strategic Alternatives Available to Us. Our board of directors also considered other strategic alternatives that might have been available to us, including:

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    acquiring a portfolio of properties through the acquisition of another hotel REIT,

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    pursuing other business combination transactions with larger and smaller REITs, and

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    continuing to seek acquisitions of individual hotel properties or portfolios of properties.

        After considering the risks to us and our shareholders associated with exploring each of these alternatives, our board of directors determined that the merger, which will allow all of our shareholders to liquidate their investment, represented the best strategic alternative for our shareholders.

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    Credit Suisse First Boston Analysis and Fairness Opinion. Our board of directors considered as favorable to its determination the opinion, analyses and presentations of Credit Suisse First Boston described in "—Opinion of Our Financial Advisor" below, including the opinion of

      Credit Suisse First Boston to the effect that, as of the date of its opinion and based upon and subject to those qualifications, limitations and assumptions stated in the opinion, the $12.35 per share in cash to be received by holders of our common stock is fair to such holders, from a financial point of view. A copy of the fairness opinion is attached as Appendix B to this proxy statement.

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    The Financial Ability and Willingness of CNL Hospitality to Consummate the Transaction. Our board of directors considered whether CNL Hospitality had sufficient and adequate funds available and obtained financing commitment letters to provide the financing necessary to consummate the merger. Based on the foregoing, our board of directors viewed as reasonable the risk that CNL Hospitality would not be able to obtain the financing necessary to consummate the merger and related transactions. CNL Hospitality also agreed to (1) an objective material adverse change termination provision related to our historical revenue per available room in lieu of a traditional "no material adverse change" closing condition and (2) pay us a $12.5 million termination fee in the event that it terminates the merger agreement in its sole discretion. See "—Financing Arrangements" below.

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    CNL Hospitality's Commitment to Consummate the Merger by Purchasing Our Common Stock. As further evidence of CNL Hospitality's commitment to consummate the transaction, pursuant to the merger agreement, CNL Hospitality purchased 1,000,000 shares of our common stock from us at $12.35 per share on May 9, 2003. Although it is not committed to hold any of these shares or vote its shares in favor of the merger agreement, CNL Hospitality has represented to us that it will vote any shares it holds at the time of the Special Meeting in favor of the merger agreement.

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    Our Termination Rights in the Event of a Superior Proposal and Termination Fee. The merger agreement permits our board of directors to receive unsolicited inquiries and proposals regarding other potential business combinations and, consistent with its fiduciary duties under applicable law, to negotiate and provide information to third parties with respect to proposals reasonably likely to lead to a more favorable transaction to our shareholders and, subject to the satisfaction of certain conditions, to terminate the merger agreement upon the payment of a $15 million termination fee and a $250,000 expense reimbursement to CNL Hospitality and enter into an agreement with respect to a more favorable transaction with a third party.

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    Necessary Shareholder Approval. The merger agreement is subject to the approval of our shareholders and our shareholders have the option to reject the merger transaction.

  Negative Aspects of the Merger

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    Holders of our Common Stock will be Unable to Share in Future Growth. Our board of directors acknowledged that completion of an all cash merger would preclude the holders of our common stock from having the opportunity to participate in any future growth of our business.

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    Suspension of Dividends. We hope to complete the merger early in the third quarter of 2003. If we complete the merger before December 20, 2003, we will not pay any additional dividends. If we do not complete the merger by December 20, 2003, either party may terminate the merger agreement and, if the merger agreement is terminated, we will determine whether to declare and pay any dividend after that date. Our board and management did note, however, that if the current business and current economic environment did not improve, it was likely that our lenders would require us to reduce or suspend our dividend.

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    Our Limited Remedies if Financing is Unavailable. In the event that CNL Hospitality is unable to obtain the necessary financing for the merger, our remedies are to sue for damages or specific performance.

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    The Tax Consequences to our Shareholders. Our board of directors acknowledged that the merger is a taxable transaction and, as a result, our security holders will be required to pay taxes on any gain as a result of their receipt of the cash consideration in the transaction.

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    Significant Costs Involved. Our board of directors considered the significant costs involved in connection with completing the merger, the substantial management time and effort required to effectuate the merger and the related disruption to our operations, substantially all of which has already been incurred and will be an expense to us whether or not the merger is completed.

        Our board of directors also considered the benefits to certain directors and executive officers discussed in the section entitled "Interests of Certain Persons in the Merger."

Opinion of Our Financial Advisor

        We retained Credit Suisse First Boston to act as our financial advisor in connection with the merger. In connection with Credit Suisse First Boston's engagement, we requested that Credit Suisse First Boston evaluate the fairness of the merger consideration to holders of our common stock, from a financial point of view. The amount of the merger consideration was determined through negotiations between us and CNL Hospitality. On May 7, 2003, our board of directors met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse First Boston reviewed with our board of directors certain financial analyses, as described below. On May 8, 2003, Credit Suisse First Boston rendered its opinion that as of the date of the opinion and based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the merger consideration was fair to holders of our common stock, from a financial point of view.

        The full text of the Credit Suisse First Boston opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Appendix B to this proxy statement and is incorporated by reference in its entirety. We urge you to read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness of the merger consideration to holders of our common stock, from a financial point of view, as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed merger. The summary of the Credit Suisse First Boston opinion in this proxy statement is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

        In connection with its opinion, Credit Suisse First Boston, among other things,

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      reviewed the merger agreement,

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      reviewed certain publicly available business and financial information relating to us,

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      reviewed certain other information relating to us, including financial forecasts, provided to Credit Suisse First Boston by us or discussed with us, and met with our management to discuss our business and prospects,

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      considered certain financial and stock market data relating to us and compared that data with similar data for other publicly held companies in businesses which Credit Suisse First Boston deemed similar to ours,

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      considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have recently been effected or announced, and

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      considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse First Boston deemed relevant.

        In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to our financial forecasts that Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised, and Credit Suisse First Boston assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance.

        Credit Suisse First Boston also assumed, with our consent, that in the course of obtaining any necessary regulatory and third party approvals, consents and agreements for the merger and the OP Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on us or the contemplated benefits of the merger or the OP Merger and that the merger and the OP Merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material terms, conditions or agreements contained in the merger agreement. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of our assets or liabilities (contingent or otherwise), nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. The Credit Suisse First Boston opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston did not express any opinion as to the fairness of the consideration to be received by the holders of LP Units or the allocation of the consideration to be received in the merger as between the holders of our common stock and the holders of LP Units. The Credit Suisse First Boston opinion does not address the relative merits of the merger as compared to other business strategies that might be available to us, nor does it address our underlying business decision to proceed with the merger. Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or part of our company.

        In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analyses performed by Credit Suisse First Boston as a comparison is identical to us or the contemplated merger. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston's view of our actual value. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston's analysis of the fairness of the merger consideration to be received by holders of our common stock, from a financial point of view, and were provided to our board of directors in connection with the delivery of the Credit Suisse First Boston opinion.

        The following is a summary of material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with our board of directors at a meeting of our board of directors held on May 7, 2003. Certain of the following summaries of financial analyses that were performed by Credit Suisse First Boston include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

        Comparable Public Companies Analysis.    Credit Suisse First Boston analyzed the market values and trading multiples of selected publicly traded companies that Credit Suisse First Boston believed were reasonably comparable to us. These comparable companies consisted of:

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  Boykin Lodging Company

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  Equity Inns Inc.

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  FelCor Lodging Trust Inc.

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  Innkeepers USA Trust

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  LaSalle Hotel Properties

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  Winston Hotel, Inc.

        In examining these comparable companies, Credit Suisse First Boston calculated for each company the multiple of (1) Stock price to Funds from Operations ("FFO") per share for the last twelve months and to estimated FFO per share for 2003 and (2) Enterprise Value to trailing EBITDA for the last twelve months and to estimated EBITDA for 2003, with FFO per share estimates based upon First Call consensus and EBITDA based upon the respective company's guidance, if available, or Wall Street research. The Enterprise Value of a company is equal to the market value of its fully-diluted common equity (which in the case of REITs includes operating partnership units) plus debt and the liquidation value of outstanding preferred stock, if any, plus the book-entry value of non-converted minority interests held by third parties minus unrestricted cash and investments in unconsolidated affiliates.

EBITDA means earnings before interest, taxes, depreciation and amortization. Credit Suisse First Boston's analysis of the comparable companies yielded the following multiple statistics and ranges:

	Price/FFO LTM	Price/FFO 2003E	EV/EBITDA LTM	EV/EBITDA 2003E
Mean	6.7x	7.8x	9.3x	9.7x
High	8.9x	9.7x	10.7x	10.5x
Low	5.1x	6.6x	8.2x	8.9x
Company	9.8x	9.2x	10.0x	9.8x
Reference Range	6.5-7.0x	7.5-8.0x	9.0-9.5x	9.5-10.0x

        Based on an analysis of this data and our historical and projected results for comparable periods, Credit Suisse First Boston estimated a value per share of our common stock, ranging from approximately $9.25 to $11.25. No company utilized as a comparison in the comparable company trading analysis is identical to us. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable company trading data.

        Net Asset Value (NAV) Analysis.    Credit Suisse First Boston analyzed the current capitalization rate, derived from the per share stock price valuations for the same comparable companies as above, and considered industry-wide capitalization rates as reported by PricewaterhouseCoopers' Q1 2003 Korpacz Real Estate Investor Survey, an industry source. Capitalization rates were calculated as Net Operating Income for the last twelve months divided by the respective company's real estate investment value implied by its per share stock price. Net Operating Income means the EBITDA generated by a company's hotel portfolio before corporate level expenses less a replacement reserve (equal to 4.4% of revenues, per Korpacz Real Estate Investor Survey). Credit Suisse First Boston's analysis of the comparable companies yielded a mean capitalization rate of 10.1%, a high capitalization rate of 12.0% and a low capitalization rate of 8.5%.

        By applying a capitalization rate reference range of 9.5% to 10.5%, which Credit Suisse First Boston developed using the comparable companies' capitalization rates and industry wide capitalization rates, to our real estate Net Operating Income, Credit Suisse First Boston's analysis yielded a reference range of $563.2 million to $622.4 million for the value of our real estate assets, or a value per share of our common stock, ranging from approximately $9.50 to $11.25.

        Comparable M&A Transactions Analysis.    Credit Suisse First Boston reviewed the following selected lodging acquisitions since January 1999:

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  the acquisition of Suburban Lodges of America by InTown Suites Management

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  the acquisition of Hilton Hotels-Red Lion Hotels by WestCoast Hospitality Corp

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  the acquisition of MeriStar Hospitality by FelCor Lodging Trust Inc. (merger terminated 9/11/01 due to effects of September 11 and consequent impact on financial markets)

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  the acquisition of Promus Hotel Corp. by Hilton Hotels Corp.

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  the acquisition of Red Roof Inns Inc. by Accor SA

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  the acquisition of Signature Inns Inc. by Jameson Inns Inc.

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  the acquisition of ExecuStay Corp. by Marriott International Inc.

        For each transaction, Credit Suisse First Boston calculated and analyzed the implied Enterprise Value of the target company as a multiple of trailing EBITDA. The following table sets forth the median and mean values derived from such analysis:

Total Enterprise Value/LTM EBITDA
Mean	8.3x
Median	8.1x

        Based on an analysis of this data, Credit Suisse First Boston used a reference range of 9.0x—10.0x applied to our trailing EBITDA, to arrive at an estimated value per share of our common stock ranging from $8.75 to $10.75. This reference range reflects a 1.0x to 2.0x premium to account for the cyclical low represented by trailing EBITDA for the current LTM period.

        Precedent Single Property Transactions Analysis.    Credit Suisse First Boston analyzed single property transactions in excess of $3 million over the first nine months of 2002 as reported by HVS International, an industry source. Specifically, Credit Suisse First Boston derived a per-room valuation for each of our market segments (full service, limited service and extended stay) based on these single property transactions, and then imputed the value of our real estate assets by multiplying the average price per room in each segment by the number of our rooms in that particular segment. The following reference ranges were used for each segment:

Price per Full Service Room	$80,000—$85,000
Price per Limited Service Room	$55,000—$60,000
Price per Extended Stay Room	$95,000—$100,000

        Based on these reference ranges, Credit Suisse First Boston estimated a value per share of our common stock of $10.25 to $11.50.

        Discounted Cash Flow (DCF) Analysis.    Using a discounted cash flow analysis, Credit Suisse First Boston calculated our implied per share equity value based on financial forecasts for us provided to Credit Suisse First Boston by our management. The discounted cash flow analysis was based on various operating assumptions provided by our management, including assumptions relating to, among other items, revenue, operating costs, taxes, working capital, capital expenditures and depreciation. Credit Suisse First Boston's analysis used discount rates ranging from 9.0% to 11.0%, based on Credit Suisse First Boston's calculation of our weighted average cost of capital, and terminal EBITDA multiples of 7.5x to 8.5x. The following table summarizes the results of this analysis:

	Equity Value Per Share Terminal EBITDA Multiples
Discount Rate
	7.5x	8.0x	8.5x
9.0%	$12.28	$13.30	$14.31
9.5%	11.95	12.95	13.95
10.0%	11.63	12.61	13.59
10.5%	11.31	12.27	13.24
11.0%	11.00	11.95	12.89

        In addition to the above discounted cash flow analysis, Credit Suisse First Boston did a sensitivity analysis looking at various declines in EBITDA as a percentage of management's original projections, to reflect the possibility of a delay or impediment to the full economic recovery which is implicit in management's projections. The following table shows the results of this analysis with an assumed 10.0% discount rate and an 8.0x terminal EBITDA multiple:

% Change in EBITDA	Implied Equity Value Per Share
-2%	$12.14
-4%	11.68
-6%	11.21
-8%	10.75
-10%	10.28

        Based upon both the discounted cash flow of management's projections as well as the sensitivity analysis, Credit Suisse First Boston estimated a reference range for the value of our common stock of $10.50 to $13.50.

        Credit Suisse First Boston's opinion and presentation to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to engage in the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of our board of directors or our management with respect to the value of our company or whether our board of directors would have been willing to agree to a different merger consideration.

        Our board of directors retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. Credit Suisse First Boston was selected by our board of directors based on Credit Suisse First Boston's qualifications, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Credit Suisse First Boston and its affiliates have provided to us and CNL Hospitality and each of our respective affiliates, certain investment banking and financial services unrelated to the proposed merger for which it received compensation, and may in the future provide certain investment banking and financial services to CNL Hospitality and its affiliates for which it expects to receive compensation. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade our debt and equity securities and those of the CNL Hospitality for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        Pursuant to an engagement letter dated as of April 11, 2003, we engaged Credit Suisse First Boston to provide financial advisory services to our board of directors in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, we agreed to pay Credit Suisse First Boston approximately $4.1 million in connection therewith, substantially all of which is contingent upon the consummation of the merger. In addition, we have agreed to reimburse Credit Suisse First Boston for a portion of its expenses, including attorney's fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Financing Arrangements

        To consummate the merger, CNL Hospitality estimates that it will need approximately $383.0 million in cash. CNL Hospitality has represented and warranted that it has, and at the closing of the merger will have, adequate cash reserves or borrowing availability under existing credit facilities and/or standard and customary lending commitments sufficient in the aggregate to pay the aggregate merger consideration and all other payments contemplated by the merger agreement. CNL Hospitality has provided us a copy of financing commitment letter relating to funding the payments required by it under the merger agreement. CNL Hospitality intends to finance the acquisition with a combination of existing cash, proceeds from its current equity offering, borrowings under existing credit facilities and a new credit facility with a subsidiary of Bank of America. In connection with entering into the merger agreement, CNL Hospitality obtained a commitment letter from a subsidiary of Bank of America to provide up to $320 million in debt financing for the merger and related transactions on the terms and conditions set forth in that commitment letter. As of the date of this proxy statement, that commitment letter is in full force and effect and has not been terminated.

        Bank of America's obligation to provide the debt financing is subject to customary conditions, including:

  •
  no material adverse change in our revenue per available room as defined in the merger agreement,

  •
  Bank of America shall not have become aware of any information in its sole discretion, that is inconsistent as material and adverse manner to our company or CNL Hospitality or in the information that has been disclosed to Bank of America,

  •
  satisfactory completion of due diligence with respect to the pledged collateral

  •
  no material adverse change in or material disruptions of conditions in the financial or capital markets that in the judgment of Bank of America would materially impair the issuance and sale of Commercial Mortgage Backed Securities (CMBS securities),

  •
  CNL Hospitality entering into a commitment letter reasonably acceptable to Bank of America with respect to CMBS securities to the syndication of the debt financing provided by Bank of America (it being the intent of Bank of America and CNL that CNL will syndicate at least $220 million of such debt financing in the CMBS market) in the maximum amount reasonably obtainable (but not less than $220 million) and, thereafter, the commitment remaining in full force and effect,

  •
  prior to and during the syndication of the debt financing provided by Bank of America, there being no offering, placement or arrangement of any debt securities or bank financing by or on behalf of CNL Hospitality or its subsidiaries (other than the CMBS securities), and

  •
  payment of required fees.

Structure of the Merger

        In the merger, we will merge with and into CNL Rose Acquisition Corp., with CNL Rose Acquisition Corp. as the surviving corporation. As a result of the merger, our separate legal existence will cease and all of our subsidiaries will become subsidiaries of CNL Rose Acquisition Corp.

        In the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be canceled, retired and converted into the right to receive $12.35 in cash, without interest.

Interests of Certain Persons in the Merger

        In addition to their interests in the merger as shareholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. Our board of directors was aware of these interests and considered them, among other matters, in adopting the merger agreement. These interests include the following:

        Severance Payments.    Robert M. Solmson, Chairman of the Board and Chief Executive Officer, Randy L. Churchey, President and Chief Operating Officer, Kevin M. Luebbers, Executive Vice

President and Chief Financial Officer, and Craig T. Hofer, Vice President and Chief Information Offer, each has an employment agreement with us. Each employment agreement includes a "change in control" provision whereby upon a change in control, each of the aforementioned officers will be entitled to receive the cash payments described below.

        The cash payment under the change in control provision is an amount equal to the sum of (1) three times the officer's annual base salary for the year in which the change in control occurs, plus (2) three times the average annual cash bonus for the preceding three fiscal years (without considering any year in which no base salary or bonus was earned or paid). Additionally, the employment agreements provide for both (1) a one-time lump sum cash payment equal to the aggregate amount of health insurance premiums payable for three years following the date of closing and (2) a one-time lump sum cash payment into the Selective Employment Retirement Plan ("SERP") in an amount necessary to fund in full all remaining payments under the SERP for the period from the date of closing until the employee reaches age 65. In the merger agreement, CNL Hospitality committed to honor these agreements and acknowledged that the merger constitutes a change in control transaction. The parties have agreed that the directors and officers of CNL Rose Acquisition Corp., at the effective time of the merger, shall become the directors and officers of the surviving corporation. Additionally, CNL Rose Acquisition Corp. will not assume the employment agreements discussed above. Accordingly, upon the closing of the merger, Messrs. Solmson, Churchey, Luebbers and Hofer will receive a cash severance payment.

        Furthermore, if any of the severance payments to Messrs. Solmson, Churchey, Luebbers and Hofer is subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, these officers will be entitled to an additional payment to indemnify them for the excise tax imposed on the severance payments.

        In addition, subject to closing, all of our other employees, including Dennis M. Craven, Vice President and Chief Accounting Officer, and Herb W. Cummings, Vice President of Renovation and Design, will be paid severance based on amounts determined by our board of directors or pursuant to their employment agreements. The aggregate amount of severance to be paid to these employees is approximately $2.2 million.

        As a result, upon closing of the merger, our executive officers will receive cash payments, including the indemnity for estimated excise taxes, as indicated below:

Name	Cash Severance Payment
Robert M. Solmson	$2,520,500
Randy L. Churchey	$2,833,700
Kevin M. Luebbers	$2,285,700
Craig T. Hofer	$735,600
Dennis M. Craven	$468,000
Herb W. Cummings	$468,000

        In addition, effective as of the closing of the merger, the non-competition agreements contained in each employment agreement will terminate.

        Stock Options.    Immediately prior to the effective time of the merger, all of our unvested outstanding stock options (including those held by persons that are not directors or executive officers) will become fully vested and exercisable. In full settlement of all outstanding options, each option holder, including our directors and executive officers, will receive a cash payment equal to the product of (1) the number of shares of our common stock subject to the stock option and (2) the excess of the $12.35 merger consideration over the applicable per share exercise price of each in-the-money stock option. As a result, the options shown in the following table held by our directors and executive officers will become fully vested and our directors and executive officers will receive approximately the following amounts (before any tax withholding) in settlement of their respective options.

Name	Number of Option Shares	Option Shares Weighted Average Exercise Price	Option Settlement Amount
Executive Officers and Inside Directors:
Robert M. Solmson	166,667	$11.40	$157,917
Randy L. Churchey	216,667	$11.32	$223,334
Kevin M. Luebbers	133,333	$11.28	$142,916
Craig T. Hofer	48,334	$11.13	$59,001
Dennis M. Craven	25,000	$11.35	$25,000
Herb W. Cummings	66,667	$11.39	$64,167
Non-Employee Directors:
Bruce E. Campbell, Jr.	10,000	$11.35	$10,000
H. Lance Forsdick, Sr.	10,000	$11.35	$10,000
Michael S. Starnes	10,000	$11.35	$10,000
John W. Stokes, Jr.	10,000	$11.35	$10,000
R. Lee Jenkins	10,000	$11.35	$10,000
Richard Reiss, Jr.	35,000	$11.50	$29,688
Karl Matthies	10,000	$11.35	$10,000

        Restricted Stock.    Immediately prior to the effective time of the merger, each outstanding share of restricted common stock shall become fully vested and all related vesting restrictions will lapse, including those related to the satisfaction of certain performance criteria. These shares will be treated for all purposes in the merger as unrestricted shares of our common stock and will represent the right to receive the merger consideration. As a result, our directors and executive officers who hold restricted common stock will receive the merger consideration upon delivery of the certificates representing the restricted common stock to the exchange agent. For further information regarding the number of restricted shares held by our executive officers, please see "Director and Executive Officer Stock Ownership" below.

        Indemnification.    Under the terms of the merger agreement, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of our current or former directors and officers (or those of our subsidiaries) in their respective organizational documents and any indemnification agreements shall survive the merger. These indemnification rights will be the obligations of CNL Rose Acquisition Corp. and will continue in accordance with their terms for a period of four years following the effective time of the merger, or longer if a claim against any officer or director is brought within this four-year period, until the entry of a final, non-appealable judgment. CNL Hospitality has agreed to cause CNL Rose Acquisition Corp. to maintain a shareholders' equity of not less than $300 million during this period to support its indemnification obligations.

Certain Effects of the Merger

        If the merger is completed, our shareholders will not have an opportunity to continue their equity interest in the surviving corporation as an ongoing corporation and, therefore, will not have the opportunity to share in future earnings, dividends or growth, if any, generated by our properties. In addition, upon completion of the merger, our common stock will no longer be listed on The New York Stock Exchange and will cease to be registered with the Securities and Exchange Commission.

Method of Accounting

        The merger will be accounted for by CNL Hospitality under the purchase method of accounting.

' THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

        The Special Meeting will be held at our corporate headquarters at 850 Ridge Lake Boulevard, Suite 300, Memphis, Tennessee 38120, on                        ,                         , 2003, at 9:00 a.m., local time.

Purpose of the Special Meeting

        At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement providing for our merger with and into CNL Rose Acquisition Corp., an indirectly wholly-owned subsidiary of CNL Hospitality, with CNL Rose Acquisition Corp. being the surviving corporation. As a result of the merger, our separate corporate existence will cease and all of our subsidiaries will become subsidiaries of CNL Rose Acquisition Corp.

Record Date and Voting Power

        Our board of directors has fixed the close of business on            , 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. As of the record date, there were 29,519,999 outstanding shares of our common stock held by approximately    shareholders of record. Our common stock is our only outstanding class of stock. Shareholders of record on the record date will be entitled to one vote per share of our common stock on any matter that properly comes before the Special Meeting and any adjournment or postponement of that meeting.

Quorum and Vote Required

        Our charter and bylaws require (1) the presence, in person or by duly executed proxy, of the holders of shares of our common stock representing at least a majority of the votes entitled to be cast at the Special Meeting in order to constitute a quorum and (2) the affirmative vote of the holders of a majority of our outstanding common stock entitled to vote at the Special Meeting in order to approve the merger agreement.

Treatment of Abstentions and Broker Non-Votes

        For the purpose only of determining the presence or absence of a quorum for the transaction of business, we intend to count abstentions as present at the Special Meeting. Abstentions and broker non-votes are not, however, counted as favorable votes and, therefore, have the same effect as a vote against the merger agreement proposal. Broker non-votes are proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner or other person entitled to vote the shares that are the subject of the proxy on a matter with respect to which the broker or other nominee does not have discretionary voting power.

Proxies, Voting and Revocation

        Your Vote is Important!    Shares of our common stock represented at the Special Meeting by properly executed proxies received prior to, or at, the Special Meeting, and not revoked, will be voted at the Special Meeting, and at any adjournment or postponement of that meeting, in accordance with the instructions on those proxies. If a proxy is duly executed and submitted without instructions, the shares of our common stock represented by that proxy will be voted for approval of the merger agreement. Proxies are being solicited on behalf of our board of directors.

        Whether or not you expect to attend in person, we urge you to vote your shares by telephone or via the Internet, or indicating your vote by signing, dating, and returning the enclosed proxy card via

U.S. Mail at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense of additional solicitation. If you prefer, an addressed envelope, for which no postage is required if mailed in the United States, is enclosed if you wish to vote your shares by mail. Sending in your proxy card will not prevent you from voting at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

        You can also vote via the Internet or by telephone in accordance with the instructions provided. Voting via the Internet or by telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Instructions to vote via the Internet or by telephone will be provided by (1) your broker, (2) our transfer agent, SunTrust Bank, or (3) our proxy solicitor, Georgeson Shareholder. Please do not return the enclosed proxy card if you vote over the Internet or by telephone. Only your latest dated proxy will be counted.

        A proxy may be revoked at any time before it is voted at the Special Meeting. A proxy may be revoked by the person who executed it at, or before, the Special Meeting by:

  •
  delivering to our secretary a written notice of revocation of a previously-delivered proxy bearing a later date than the proxy,

  •
  duly executing, dating and delivering to our secretary a subsequent proxy,

  •
  attending the Special Meeting and voting in person, or

  •
  in addition to the foregoing, if you voted by telephone or via the Internet, you may also revoke your proxy by voting again by telephone or via the Internet.

Attendance at the Special Meeting will not, in and of itself, revoke a previously delivered proxy.

        Any written notice revoking a proxy should be delivered to us at 850 Ridge Lake Boulevard, Suite 300, Memphis, Tennessee 38120, Attention: Elizabeth A. McNeill, Secretary.

Solicitation of Proxies and Expenses

        We will bear the entire cost of soliciting proxies from our shareholders. We have retained Georgeson Shareholder to assist in soliciting proxies and we will pay them approximately $7,500 plus reasonable out of pocket expenses in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We will reimburse persons representing beneficial owners of our common stock for their expenses in forwarding solicitation materials to those beneficial owners. The solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for these services.

THE MERGER AGREEMENT

        The following description summarizes the material terms and conditions of the merger agreement, which is attached as Appendix A to, and incorporated by reference in, this proxy statement. This description is qualified in its entirety by, and made subject to, the complete terms of the merger agreement. You should read the merger agreement carefully and in its entirety.

Effective Time

        The merger will become effective as of the date and time that (1) the certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware in accordance with the Delaware

General Corporation Law and (2) the articles of merger are filed with and accepted by the Secretary of State of the State of Tennessee in accordance with the Tennessee Business Corporation Act. We expect the merger to become effective not later than two business days after approval of the merger agreement by our shareholders, provided all other conditions to closing the merger have been satisfied or waived.

Conversion of Shares Pursuant to the Merger

        At the effective time of the merger, each issued and outstanding share of our common stock will be converted into the right to receive $12.35 in cash, without interest.

Conversion of LP Units Pursuant to the OP Merger

        Concurrently with closing of the merger, CNL Rose Acquisition OP, LP, an indirect, wholly-owned subsidiary of CNL Hospitality, will be merged with and into RFS Partnership in the OP Merger, and each LP Unit held by the limited partners of RFS Partnership will be cancelled and converted into the right to receive $12.35 in cash, without interest. As of the date of this proxy statement, we have received the requisite written consent of the limited partners of RFS Partnership necessary to approve the OP Merger.

Exchange of Stock Certificates

        CNL Hospitality has designated SunTrust Bank to act as exchange agent for the merger. Within two business days after the effective time of the merger, the exchange agent will mail a letter of transmittal to each record holder of our common stock as of the effective time. The letter of transmittal will specify that delivery will be effected and risk of loss and title to stock certificates will pass only upon proper delivery of the stock certificate to the exchange agent. In addition, the exchange agent will also mail to each record holder instructions on how to properly surrender its stock certificates for payment of the merger consideration. You are urged not to surrender your stock certificates until you receive a letter of transmittal and instructions.

        Upon the surrender to the exchange agent of your stock certificate, together with a properly completed and executed letter of transmittal and any other required documents, and subject to any required tax withholding, you will be paid the merger consideration for each share of our common stock previously represented by your stock certificate, and the stock certificate will then be cancelled.

        No interest will be paid on the cash payable upon the surrender of your stock certificate. If payment is to be made to a holder other than the registered holder of the stock certificate surrendered, it will be a condition of payment that the stock certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment (1) pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the stock certificate surrendered or (2) establish to the satisfaction of CNL Hospitality that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions stated above, each certificate will, after the effective time of the merger, represent only the right to receive the merger consideration.

        After the effective time of the merger, there will be no transfers of certificates that previously represented shares of our common stock on our stock books. If, after the effective time, stock certificates are presented to CNL Hospitality or the exchange agent for payment, they will be cancelled and exchanged for the merger consideration, without interest. However, no holder of a stock certificate will have any greater rights against CNL Hospitality than may be accorded to general creditors of CNL Hospitality under applicable law.

Covenants Under the Merger Agreement

        Conduct of Our Business Before the Merger.    We have agreed that prior to the merger, we and our subsidiaries will:

    •
    conduct our business only in the ordinary course of business consistent with past practice and in material compliance with all applicable laws and regulations,

    •
    pay our respective debts and taxes when due and pay or perform our other respective obligations when due,

    •
    use commercially reasonable efforts to preserve intact our business organizations, our current business relationships with our respective suppliers and customers, goodwill, and status as a REIT within the meaning of the Internal Revenue Code, and

    •
    use commercially reasonable efforts to keep available the services of our current officers and employees,

all with the goal of preserving unimpaired our goodwill and ongoing businesses.

        In addition, without CNL Hospitality's consent and subject to certain exceptions, we may not:

    •
    declare, set aside or pay any dividends on, or make any other distributions in respect of, our capital stock,

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    split, combine or reclassify any shares of our capital stock,

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    purchase, redeem or otherwise acquire any shares of our capital stock,

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    issue, deliver or sell any of our capital stock,

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    amend our organizational documents,

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    acquire any assets for consideration in excess of $500,000 in any one transaction or $1.5 million in the aggregate,

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    transfer, encumber, subject to any lien or otherwise dispose of any of our properties or assets other than in the ordinary course of business,

    •
    incur any indebtedness or otherwise become liable for the obligations of any person or make any loans or investments in any person, other than borrowings under our revolving credit facility in the ordinary course of business consistent with past practices,

    •
    change in any material respect our accounting methods,

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    make or change any material tax election,

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    take any action that may result in any material restriction on our ability to conduct our business,

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    except as contemplated in our 2003 capital budget, incur any capital expenditures in excess of $250,000 or enter into any agreement obligating us to spend more than $250,000 annually or $2 million in the aggregate,

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    amend in any adverse respect or violate the terms of any material contract,

    •
    alter in any material respect our interest in any business entity,

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    increase the compensation, severance or other benefits of any director, former director or employee or modify any stock option,

    •
    pay or advance any amount to, or sell, transfer or lease any of our properties or assets to any of our officers or directors,

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    agree or consent to any material amendment or modification of existing agreements with any governmental entity,

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    pay or discharge any obligations in excess of $100,000 in the aggregate,

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    permit our insurance policies to expire, lapse or terminate, or

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    take any action or fail to take any action that would result in any condition to the closing of the merger not to be satisfied.

        The covenants in the merger agreement relating to the conduct of our business are very detailed and the above description is only a summary. You are urged to read carefully and in its entirety the section of the merger agreement entitled "Covenant Relating to Conduct of Business" in Appendix A included in this proxy statement.

        Other Covenants.    The merger agreement contains a number of mutual covenants between CNL Hospitality and us, including covenants relating to:

    •
    preparing and filing this proxy statement,

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    furnishing information regarding any material inaccuracy of a representation or warranty, the failure to otherwise comply with the merger agreement or of any event that would have a material adverse effect on a party, and

    •
    using commercially reasonable efforts to do all things required to complete the transactions contemplated by the merger agreement.

        In addition, the merger agreement requires us to (1) convene the Special Meeting, (2) ensure that no Tennessee anti-takeover laws apply, or become applicable, to the transactions contemplated by the merger agreement, (3) provide CNL Hospitality access to our books, records and other information and (4) make certain tax filings.

Conditions to the Merger

        The parties' obligations to complete the merger are subject to the following conditions:

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  holders of shares of our common stock representing a majority of the outstanding shares entitled to vote at the Special Meeting must approve the merger agreement,

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  limited partners holding a majority interest of the LP Units shall have approved the merger between RFS Partnership and CNL Rose Acquisition OP, LP (which approval has been obtained),

  •
  all consents, approvals and actions of, filings with and notices to, any governmental entity required to complete the merger shall have been obtained or made,

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  no judgment, order, restraining order and/or injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing or materially delaying the completion of the merger, shall be in effect,

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  no material adverse change in our revenue per available room shall have occurred; a material adverse change in our revenue per available room would occur if (1) the amount of our revenue per available room for the 30-day period immediately preceding the fifth day prior to the date of our Special Meeting has declined by 25% or more from our revenue per available room generated during the same 30-day period in 2002 or (2) the amount of our revenue per available room for the 60-day period immediately preceding the fifth day immediately prior to our Special

    Meeting has declined by 17.5% or more from our revenue per available room generated for the same 60-day period in 2002,

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  resignation of our directors and executive officers

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  Flagstone Hospitality Management, LLC, which manages 50 of our hotels, must have executed and delivered an agreement with CNL Hospitality regarding certain matters,

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  CNL Hospitality shall have received an opinion of our legal counsel regarding our qualification as a REIT under the Internal Revenue Code, and

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  all other customary closing conditions, including compliance with the representations, warranties and covenants by each party shall have been satisfied.

Representations and Warranties

        The merger agreement contains representations and warranties of each party to the agreement. These representations and warranties will expire upon completion of the merger.

        The merger agreement contains customary representations and warranties of us, CNL Hospitality, CNL Rose Acquisition Corp. and CNL Rose Acquisition OP, LP as to, among other things:

  •
  organization, good standing and corporate power,

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  authorization and enforceability of the merger agreement,

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  governmental approvals required in connection with the transactions contemplated by the merger agreement,

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  the payment of brokers and similar fees,

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  compliance with laws,

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  the absence of undisclosed liabilities, and

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  the accuracy of the information included in this proxy statement.

In addition, the merger agreement contains representations and warranties by us as to, among other things:

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  our subsidiaries,

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  our capitalization,

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  the accuracy of our filings with the Securities and Exchange Commission,

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  matters related to certain of our contracts and contract defaults,

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  the absence of certain changes since the end of our most recent fiscal year,

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  the ownership and compliance with our permits and licenses,

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  tax matters and our compliance with certain tax laws,

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  our employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974,

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  our compliance with labor matters,

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  our compliance with environmental matters,

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  our rights relating to intangible property, including intellectual property,

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  our insurance coverage,

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  transactions with our officers, directors and other affiliates,

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  the required vote of our shareholders,

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  our receipt of a fairness opinion from Credit Suisse First Boston to the effect that the merger consideration is fair to holders of our common stock, from a financial point of view,

  •
  the applicability of Tennessee state anti-takeover statutes to the merger,

  •
  our real property, and

  •
  that we are not required to be registered under the Investment Company Act of 1940.

        In addition, the merger agreement contains representations and warranties by CNL Hospitality, CNL Rose Acquisition Corp. and CNL Rose Acquisition OP, LP as to, among other things, CNL Hospitality having sufficient funds, or access to sufficient funds, to pay the aggregate merger consideration.

        The representations and warranties in the merger agreement are very detailed and the description above is only a summary. You are urged to read carefully and in their entirety the sections of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent, Acquiror OP and Merger Sub" in Appendix A included in this proxy statement.

Solicitation of Proposals From Other Parties

        We have agreed, until the earlier of the effective time of the merger or the termination of the merger agreement, to certain limitations on our ability to take action with respect to a "company takeover proposal." Notwithstanding these limitations, we may respond to a "company superior proposal." Under the merger agreement:

  •
  the term "company takeover proposal" means any inquiry, expression of interest, term sheet, letter of intent, proposal or offer relating to any (1) acquisition, purchase, lease, exchange, sale, joint venture or mortgage (in a single transaction or series of related transactions) of 20% or more of our consolidated assets, excluding bona fide financing transactions, which do not have as a purpose or effect, the sale or transfer of control of such assets, (2) offer, sale, issuance or purchase (in a single transaction or series of related transactions) of 20% or more of our equity securities or voting debt securities, (3) tender or exchange offer which, if consummated, would result in any person acquiring beneficial ownership of 20% or more of our equity securities or voting debt securities, (4) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, reincorporation or similar transaction involving us, (5) our effectuation of a transaction that would involve either a change in or reconstitution of our outstanding capital stock or a distribution of assets of any kind to the holders of our outstanding capital stock, (6) our repurchase of our shares of capital stock or voting debt securities or (7) the public announcement of a proposal, plan or intention to pursue, enter into or consummate any of the foregoing (in each case, except any of the transactions contemplated by the merger agreement), and

  •
  the term "company superior proposal" means any unsolicited bona-fide, written proposal or offer (setting forth the price and structure), made by any person (other than CNL Hospitality, CNL Rose Acquisition Corp., CNL Rose Acquisition OP, LP or their affiliates) to acquire, including pursuant to a tender or exchange offer, merger, consolidation, share exchange, business combination, recapitalization, reincorporation, or other similar transaction (including any change-in-control of the type contemplated by Rule 14f-1 under the Securities Exchange Act of 1934), 100% of the combined voting power of our capital stock or all or substantially all of our assets and which our board of directors determines in good faith, after consultation with outside legal counsel and Credit Suisse First Boston (or an independent financial advisor of nationally-recognized reputation), would be more favorable to our shareholders than the merger and which is reasonably capable of being consummated in a timely manner, taking into account the financial, regulatory, legal and other aspects of the proposal or offer.

        Except as described below, we have agreed not to:

  •
  solicit or initiate any inquiries or expressions of interest regarding, or the making of any offer or proposal which reasonably could be expected to lead to, the receipt or submission of a company takeover proposal,

  •
  participate in any discussions or provide any confidential or material non-public information, data or assistance to any person relating to any company takeover proposal,

  •
  except as otherwise permitted under the merger agreement, enter into any agreement regarding any company takeover proposal,

  •
  except as otherwise permitted under the merger agreement, make or authorize any statement, recommendation or solicitation in support of or expressing neutrality in respect of any company takeover proposal, or

  •
  grant any waiver or release under any "standstill" or similar agreement entered into prior to the date of the merger agreement.

        If we receive an unsolicited written company takeover proposal from a third party, we may furnish information to and engage in discussions with the third party. However, we may do so only if (1) our board of directors determines in its good faith, after consultation with outside legal counsel, that engaging in discussions or providing information is consistent with our board's fiduciary duties, (2) our board of directors concludes in its good faith, after consultation with outside legal counsel and Credit Suisse First Boston (or an independent financial advisor of nationally-recognized reputation), that there is a reasonable likelihood that taking these actions would lead reasonably promptly to the receipt or submission of a company superior proposal and (3) we provide prior written notice to CNL Hospitality of our intentions.

        If we comply with the previous paragraph, and our board of directors determines in good faith, after consultation with outside legal counsel and Credit Suisse First Boston (or an independent financial advisor of nationally-recognized reputation), that the company takeover proposal constitutes a company superior proposal, subject to the payment of a $15 million termination fee to CNL Hospitality, (1) our board of directors may change its recommendation to shareholders regarding approval of the merger agreement and (2) we may terminate the merger agreement and enter into an agreement with respect to the company superior proposal. However, we may only terminate the merger agreement if (1) we provide CNL Hospitality at least three business days prior written notice that our board of directors is prepared to conclude that the company takeover proposal constitutes a company superior proposal, (2) during the three business day period we negotiate diligently and in good faith with CNL Hospitality to make adjustments and/or amendments to the terms and conditions of the merger agreement such that the company takeover proposal no longer constitutes a company superior proposal and (3) after fully considering any adjustments or amendments, our board of directors determines in good faith, after consultation with outside legal counsel and Credit Suisse First Boston (or an independent financial advisor of nationally recognized reputation), that the company takeover proposal constitutes a company superior proposal. We cannot enter into any agreement with respect to a company superior proposal (or propose publicly to do so) prior to the expiration of the three business day period.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by our shareholders:

  •
  by the mutual agreement of CNL Hospitality and us,

  •
  by either CNL Hospitality or us if the merger has not been completed by December 20, 2003, except that the right to terminate the merger agreement for this reason is not available to any party whose failure to perform any of its obligations under the merger agreement results in the failure of the merger to be completed by December 20, 2003,

  •
  by either CNL Hospitality or us if our shareholders fail to approve the merger agreement,

  •
  by either CNL Hospitality or us if a final and non-appealable judgment, order, restraining order and/or injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition prevents the completion of the merger,

  •
  by CNL Hospitality if our board of directors withdraws or modifies, in a manner adverse to CNL Hospitality, its adoption or recommendation of the merger or the merger agreement or fails to duly notice, call or convene the Special Meeting,

  •
  by us in connection with entering into an agreement with respect to a company superior proposal, provided that sufficient notice and an opportunity to amend the merger agreement, as described under "—Solicitation of Proposals From Other Parties", is provided to CNL Hospitality,

  •
  by CNL Hospitality if we have breached any of our representations, warranties, covenants or other agreements contained in the merger agreement, and the breach (1) would give rise to the failure of certain closing conditions and (2) is either incapable of being cured by us or, if curable, is not cured within 30 days of receipt of written notice from CNL Hospitality,

  •
  by us if CNL Hospitality has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement, and the breach (1) would give rise to the failure of certain closing conditions and (2) is either incapable of being cured by CNL Hospitality or, if curable, is not cured within 30 days of receipt of written notice from us,

  •
  by CNL Hospitality prior to the Special Meeting if a material change in our revenue per available room has occurred, and

  •
  by CNL Hospitality at any time prior to the Special Meeting in its sole discretion.

Termination Fees; Expenses

        We must pay CNL Hospitality $15 million if the merger agreement is terminated:

  •
  by CNL Hospitality because our board of directors withdraws or modifies, in a manner adverse to CNL Hospitality, its adoption or recommendation of the merger or the merger agreement or fails to duly notice, call or convene the Special Meeting,

  •
  by either party because our shareholders failed to approve the merger agreement and (1) a company takeover proposal was made known to us or our shareholders or any person publicly announces an intention to make a company takeover proposal, and the company takeover proposal or public announcement was not irrevocably withdrawn at least seven business days prior to the Special Meeting and (2) prior to the expiration of 12 months immediately following the termination of the merger agreement, we consummate or enter into an agreement with respect to that particular company takeover proposal, and

  •
  by us in connection with our acceptance of a company superior proposal.

        CNL Hospitality must pay us $12.5 million if the merger agreement is terminated by CNL Hospitality in its sole discretion at any time prior to the Special Meeting.

        The termination fee payable in these circumstances may be paid into an escrow account and paid to the receiving party over time so that the receiving party does not jeopardize its REIT qualification status under the Internal Revenue Code for the applicable year.

        If the merger agreement is terminated for any reason, we have agreed to pay CNL Hospitality an expense reimbursement of $250,000, regardless of whether a termination fee is payable by either party.

        Other than the fees described above, the parties to the merger agreement will bear their respective fees and expenses in connection with the transactions contemplated by the merger agreement.

Treatment of Stock Options and Restricted Stock

        Immediately prior to the effective time of the merger, each outstanding option to purchase our common stock will become fully vested and immediately exercisable and, at the effective time of the merger, each stock option will be cancelled and void. In consideration of this vesting and cancellation, each stock option will represent the right to receive an amount of cash equal to the product of (1) the number of shares of our common stock subject to the stock option and (2) the excess of the merger consideration over the applicable per share exercise price of each stock option.

        Immediately prior to the effective time of the merger, each outstanding share of our restricted common stock will become fully vested and all restrictions will lapse. These shares will be treated for all purposes in the merger as unrestricted shares of our common stock and shall represent the right to receive the merger consideration.

Termination of Equity-Based Compensation Plans

        Our board of directors authorized the termination of all of our equity-based compensation plans effective as of the effective time of the merger. Issuances under those plans were suspended as of May 8, 2003.

Transactions Relating to RFS Partnership

        Concurrently with the merger, CNL Rose Acquisition OP, LP, an indirect, wholly-owned subsidiary of CNL Hospitality, will be merged with and into RFS Partnership in the OP Merger, and each LP Unit held by the limited partners of RFS Partnership will be cancelled and converted into the right to receive $12.35 in cash, without interest.

NO APPRAISAL RIGHTS

        Tennessee law does not provide for dissenters' or appraisal rights in connection with the merger or any of the transactions contemplated by the merger agreement. Accordingly, you will not have the right to receive a judicially determined value for your shares of our common stock.

FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes certain material U.S. federal income tax considerations of the merger generally relevant to holders of our common stock, assuming that the merger is consummated as contemplated by the merger agreement and this proxy statement. This discussion is based upon interpretations of the Code, Treasury regulations promulgated under the Code, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the merger. Your tax treatment may vary depending upon your particular situation. Also, shareholders subject to special treatment, including dealers in securities, tax-exempt entities, non-U.S. shareholders, banks, thrifts, insurance companies, persons that hold our common stock as part of a "straddle," a "hedge," a "constructive sale" transaction or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences of the merger to holders of our common stock that do not hold that stock as a capital asset. A U.S. shareholder is a U.S. citizen or resident as defined within the Code, a domestic corporation, an estate the income of which is includable in its gross income for U.S. federal income tax purposes without regard to its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all the substantial decisions of the trust. A non-U.S. shareholder is any shareholder that is not a U.S. shareholder.

        This U.S. federal income tax discussion is for general information only. Each shareholder is urged to consult his, her or its own advisor as to the particular tax consequences to it of the merger, including the applicability and effect of any state, local or foreign laws and changes in applicable tax laws.

Consequences to U.S. Shareholders

        For U.S. shareholders, the merger will be treated as a taxable sale of their common stock in exchange for the merger consideration. As a result, each U.S. shareholder will recognize capital gain or loss with respect to its common stock, measured by the difference between the tax basis in our common stock exchanged and the amount of merger consideration for that stock. The gain or loss will constitute long-term capital gain or loss if the common stock had been held for more than one year as of the effective time of the merger. A shareholder who has held our common stock for six months or less at the effective time of the merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss with respect to that common stock will be treated as recognizing long-term capital loss to the extent of any capital gain dividends received from us with respect to that common stock.

        In the case of shareholders who hold multiple blocks of our common stock (i.e., common stock acquired separately at different times and/or prices) gain or loss must be calculated and accounted for separately for each block of our common stock.

Consequences to Non-U.S. Shareholders

        Generally, a non-U.S. shareholder's gain or loss from the merger will be determined in the same manner as that of a U.S. shareholder. Assuming that the merger is treated as a taxable sale of our common stock by shareholders for purposes of the Foreign Investment in Real Property Act of 1980, or FIRPTA, subject to the discussion below regarding potential application of certain FIRPTA provisions governing distributions, a non-U.S. shareholder should not be subject to U.S. federal income taxation on any gain or loss from the merger, unless (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. shareholder, (2) that shareholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) that shareholder's common stock constitutes a "U.S. real property interest" within the meaning of FIRPTA.

        If a non-U.S. shareholder's common stock constitutes a "U.S. real property interest" within the meaning of FIRPTA or if the gain from the merger is otherwise effectively connected with a U.S. trade or business of the non- U.S. shareholder, that shareholder will be subject to U.S. federal income tax with respect to that gain. In addition, the non-U.S. shareholder may be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. If the non-U.S. shareholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, that shareholder will be subject to a 30% tax on his or her capital gains. An applicable income tax treaty may modify certain of these consequences for a non-U.S. shareholder eligible for treaty benefits, and non-U.S. shareholders should consult with their tax advisors regarding the possible application of such a treaty.

        A non-U.S. shareholder's common stock will generally constitute a U.S. real property interest if either (a) we are not a "domestically-controlled REIT" at the effective time of the merger or (b) that non-U.S. shareholder held more than 5% of the total fair market value of our common stock at any time during the shorter of the time that shareholder held that common stock or during the five-year period ending on the effective time of the merger. We will be a domestically controlled REIT at the effective time of the merger if non-U.S. shareholders held less than 50% of the value of our stock at all times during the 5 year period ending with the effective time of the merger. Based on the record ownership of our common stock, we believe we are a domestically-controlled REIT, but no assurances can be given that the actual ownership of our common stock has been or will be sufficient for us to qualify as a domestically-controlled REIT at the effective time of the merger.

        The tax treatment of non-U.S. shareholders described above assumes that the receipt of the merger consideration will be treated as a sale of our common stock for purposes of FIRPTA. It is possible, however, that non-U.S. shareholders will be subject to tax under special provisions of FIRPTA which provide that distributions from REITs are treated as gain from the sale of U.S. real property interests, and thus subject to tax as described above, to the extent that the distributions are attributable to gain from the sale of U.S. real property interests by the REIT. These provisions could apply because for federal income tax purposes the merger will be treated as if we sold our assets in a taxable transaction and then distributed the merger consideration in our liquidation. Although these liquidating distributions are generally treated as a taxable exchange of shares for purposes of determining a shareholder's tax consequences, it is not clear under current law whether the sale treatment generally applicable to these liquidating distributions also applies for purposes of FIRPTA. Accordingly, it is possible that the IRS may assert that the merger consideration received by a non-U.S. shareholder is subject to tax under FIRPTA.

        Any merger consideration payable to non-U.S. shareholders will be subject to income tax withholding at the rate of 10% if the shareholder's common stock constitutes a U.S. real property interest. Because of the difficulties of determining whether a particular non-U.S. shareholders' common stock constitutes a U.S. real property interest, non-U.S. shareholders should anticipate that 10% of their merger consideration will be withheld and paid over to the IRS. A non-U.S. shareholder may be entitled to a refund or credit against the shareholder's U.S. tax liability with respect to the amount withheld, provided that required information is furnished to the IRS on a timely basis. Non-U.S. shareholders should consult their own tax advisors regarding withholding tax considerations.

Backup Withholding

        A shareholder may be subject to a 30% backup withholding tax on any merger consideration payable to the shareholder. Backup withholding generally will not apply to payments made to certain exempt recipients such as a corporation or financial institution or to a shareholder who certifies a correct taxpayer identification number and certain other required information or provides a certificate of foreign status. If backup withholding applies, the amount withheld is not an additional tax, but is creditable against the shareholder's U.S. federal income tax liability. Shareholders should consult their own tax advisors to ensure compliance with these procedures.

REGULATORY AND OTHER APPROVALS

        We are not aware of any federal or state regulatory approvals that are required in order to consummate the merger, other than the filing of the certificate of merger with the Secretary of State of the State of Delaware and the articles of merger with the Secretary of State of the State of Tennessee.

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

        The following table shows how much of our common stock was beneficially owned on            , 2003, by each executive officer and director, and all directors and executive officers as a group. Immediately prior to the effective time of the merger, each outstanding share of restricted common stock, as noted in the footnotes to the table below, shall become fully vested and all related vesting restrictions will lapse, including those related to the satisfaction of certain performance criteria. Unless otherwise indicated, each person owns directly the shares shown after his name in the following table:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class
Executive Officers and Inside Directors:
Robert M. Solmson (1)	887,408	2.8%
Randy L. Churchey (2)	264,861	*
Kevin M. Luebbers (3)	152,583	*
Dennis M. Craven (4)	11,473	*
Herb W. Cummings (5)	40,497	*
Craig T. Hofer (6)	67,435	*
Non-Employee Directors:
Bruce E. Campbell, Jr. (7)	94,667	*
H. Lance Forsdick, Sr. (8)	554,752	1.7%
Michael S. Starnes (9)	86,167	*
John W. Stokes, Jr. (10)	91,647	*
R. Lee Jenkins (11)	97,167	*
Richard Reiss, Jr. (12)	118,167	*
Karl Matthies (13)	70,467	*
All directors and executive officers as a group (13 persons)	2,537,291	7.9%

*
Represents less than one percent

(1)
Includes 7,086 shares issuable to a trust of which Mr. Solmson's children are beneficiaries and over which Mr. Solmson has sole investment and voting power, upon the exercise of rights to redeem LP Units for shares of common stock (the "redemption rights"). Also includes (i) 11,500 shares owned by trusts for the benefit of his children, (ii) 15,500 shares owned by his children, (iii) 10,000 shares owned by his wife, (iv) 50,000 shares of restricted common stock which vest in 2004 (subject to the satisfaction of certain performance criteria), and (v) 208,334 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Solmson is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(2)
Includes (i) 80,000 shares of restricted common stock, which vest at a rate of 10,000 shares in each of January 2004 and 2005, and 60,000 shares in January 2006 (subject to the satisfaction of certain performance criteria), and (ii) 116,667 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Churchey is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(3)
Includes 4,000 shares of restricted common stock that vest in July 2003. Also includes (i) 60,000 shares of restricted common stock, which vest at a rate of 7,500 shares in each of January 2004 and 2005, and 45,000 shares in January 2006 (subject to the satisfaction of certain performance criteria), and (ii) 50,001 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Luebbers is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(4)
Includes (i) 667 shares of restricted common stock, which vest on November 20, 2003, and (ii) 8,334 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Craven is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(5)
Includes (i) 1,666 shares of restricted common stock, which vest on January 1, 2004, and (ii) 33,334 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Cummings is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(6)
Includes 58,335 shares issuable pursuant to exercisable stock options.

(7)
Includes (i) 1,500 shares of restricted common stock, which vest on December 31, 2003, (ii) 10,000 shares owned by Mr. Campbell's wife, and (iii) 16,667 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Campbell is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(8)
Includes (i) 1,500 shares of restricted common stock, which vest on December 31, 2003, (ii) 20,573 shares issuable to Mr. Forsdick upon exercise of his redemption rights, (iii) 20,585 shares owned by Mr. Forsdick's wife, and (iv) 16,667 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Forsdick is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(9)
Includes (i) 1,500 shares of restricted common stock, which vest on December 31, 2003, and (ii) 16,667 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Starnes is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(10)
Includes (i) 1,500 shares of restricted common stock, which vest on December 31, 2003, (ii) 5,000 shares owned by Mr. Stokes' wife, and (iii) 16,667 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Stokes is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(11)
Includes (i) 1,500 shares of restricted common stock, which vest on December 31, 2003, and (ii) 41,667 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Jenkins is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(12)
Includes (i) 4,000 shares of restricted common stock that will vest at a rate of 2,000 shares in each of October 2003 and 2004, (ii) 1,500 shares of restricted common stock, which vest on December 31, 2003, and (iii) 31,667 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Reiss is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(13)
Includes (i) 6,667 shares of restricted common stock that vest at a rate of 3,333 and 3,334 shares in August 2003 and 2004, respectively, (ii) 1,500 shares of restricted common stock, which vest on December 31, 2003, (iii) 22,100 shares held in trusts, and (iv) 21,667 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Matthies is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

PRINCIPAL SHAREHOLDERS

        The following table shows the beneficial ownership of our common stock on            , 2003, by each person known to us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class (1)
Deutsche Bank AG (2) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	2,251,000	7.0%
AXA Financial, Inc. (3) 1290 Avenue of the Americas, 11th Floor New York, NY 10104	1,794,325	5.6%

(1)
Based on shares outstanding on            , 2003.

(2)
Based solely upon information contained in Schedule 13G dated February 10, 2003 and filed with the SEC on such date, Deutsche Bank AG reported that it has sole voting power with respect to 2,251,000 shares, sole dispositive power with respect to 1,910,400 shares and shared dispositive power with respect to 331,800 shares.

(3)
Based solely upon information contained in Schedule 13G dated February 12, 2003 and filed with the SEC on such date, AXA Financial, Inc. reported that it has sole voting power with respect to 1,580,725 shares, shared voting power with respect to 13,550 shares, sole dispositive power with respect to 1,528,225 shares and shared dispositive power with respect to 266,100 shares.

SHAREHOLDER PROPOSALS

        We will hold a 2004 annual meeting of our shareholders only if the merger is not completed. If we hold our annual meeting, we expect to do so on our traditional schedule.

        Our board of directors will make provision for presentation of appropriate proposals by shareholders at the 2004 annual meeting of shareholders, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the Securities and Exchange Commission. Shareholder proposals intended to be submitted for presentation at the 2004 annual meeting of shareholders must be in writing and must be received by us at our executive offices on or before December 1, 2003 for inclusion in our proxy statement for the 2004 annual meeting, or no more than 90 days and no less than 60 days before the anniversary of the 2003 annual meeting, if the shareholder proposal is not intended to be included in our proxy materials for the 2004 annual meeting.

OTHER MATTERS

        Our management knows of no other business to be presented at the Special Meeting. If other matters do properly come before the Special Meeting, or any adjournment or postponement of that meeting, it is the intention of the persons named in the proxy to vote on these matters according to their best judgment unless the authority to do so is withheld in the proxy.

WHERE YOU CAN FIND MORE INFORMATION

        We and CNL Hospitality are subject to the information filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, are obligated to file with the Securities and

Exchange Commission periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the Commission's office at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of these materials can be obtained, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Our information is also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005. We maintain a website at http://www.rfshotel.com and CNL Hospitality maintains a website at http://www.cnlonline.com that contain reports, proxy statements and other information about our respective companies. The contents of these websites are not, and shall not be deemed to be, incorporated by reference into this proxy statement.

        You should rely only on the information contained in this document to vote your shares of common stock at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated            , 2003. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in that jurisdiction.

Appendix A

AGREEMENT

BY AND AMONG

CNL HOSPITALITY PROPERTIES, INC.

CNL ROSE ACQUISITION CORP.

RFS HOTEL INVESTORS, INC.

CNL ROSE ACQUISITION OP, LP

AND

RFS PARTNERSHIP, L.P.

DATED MAY 8, 2003

INDEX OF DEFINED TERMS

DEFINED TERMS	SECTION DEFINED
Adjustment Event	Section 2.4
Articles of REIT Merger	Section 1.4
Affiliate	Section 8.3(a)
Authorized Corporation Protection Act	Section 3.1(s)
Agreement	Preamble
Business Combination Act	Section 3.1 (t)
Certificate of REIT Merger	Section 1.4
Change in the Company Recommendation	Section 4.3(b)
Charter	Section 3.1(d)
Closing Date	Section 1.3
Closing	Section 1.3
Code	Section 2.3(g)
Company	Preamble
Company Acquisition Agreement	Section 4.3(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3.1
Company Financial Advisor	Section 3.1(r)
Company Material Contracts	Section 3.1(f)
Company Preferred Stock	Section 3.1(c)
Company Recommendation	Section 5.1(c)
Company Regulatory Agreement	Section 3.1(h)(iii)
Company SEC Documents	Section 3.1(e)(i)
Company Severance Agreements	Section 5.14
Company Shareholder Approval	Section 3.1(p)
Company Shareholders Meeting	Recitals
Company Stock Certificates	Section 2.3(b)
Company Stock Option	Section 2.5(a)
Company Stock Options	Section 2.5(a)
Company Stock Plans	Section 2.5(a)
Company Superior Proposal	Section 4.3(a)
Company Takeover Proposal	Section 4.3(a)
Confidentiality Agreement	Section 5.2
Control Share Acquisition Act	Section 3.1(t)
DGCL	Recitals
Dissenting Shares	Section 2.4
Effective Time	Section 1.4
Employee	Section 3.1(f)
Employee Plans	Section 3.1(k)(i)
Environmental Laws	Section 3.1(l)(x)(A)
Environmental Permits	Section 3.1(l)(i)
ERISA	Section 3.1(j)(ii)
ERISA Affiliate	Section 3.1(k)(i)
Escrowed Amount	Section 5.4(c)
Exchange Act	Section 3.1(c)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Fiduciary	Section 3.1(k)(v)

Flagstone Agreement	Section 5.9
GAAP	Section 3.1(e)(ii)
Governmental Entity	Section 3.1(d)
Hazardous Substances	Section 3.1(l)(x)(B)
HSR Act	Section 3.1(d)
Indemnified Parties	Section 5.12
Initial REIT Year	Section 3.1(j)(i)
Instruments of Indebtedness	Section 3.1(f)
Intellectual Property	Section 3.1(n)
IRS	Section 3.1(j)(xviii)
Knowledge	Section 8.3(f)
Letter of Transmittal	Section 2.3(b)
Liens	Section 3.1(b)
Major Shareholder	Section 3.1(c)
Material Adverse Effect	Section 8.3(b)
Material Revpar Change	Section 8.3(c)
Mergers	Recitals
Multi-Employer Plans	Section 3.1(k)(iv)
OP Merger Consideration	Recitals
OP Partner Approval	Section 3.1(q)
OP Units	Recitals
Option Consideration	Section 2.5(a)
Optionee Consent Letter	Section 2.5(a)
Other Company Documents	Section 3.1(h)(iv)
Other Parent Documents	Section 3.2(g)(iii)
Owned Properties	Section 3.1(t)(i)(A)
Owned Property	Section 3.1(t)(i)(A)
Owned Property Restrictions	Section 3.1(t)(i)(B)
Parent	Preamble
Parent Employee Stock Options	Section 3.2(b)
Parent Regulatory Agreement	Section 3.2(g)(ii)
Payor	Section 5.4(c)
PBGC	Section 3.1(k)(iii)
Permits	Section 3.1(h)(i)
Permitted Liens	Section 3.1(u)(i)(A)
Person	Section 8.3(d)
Post Signing Returns	Section 4.4
Pre-Termination Company Takeover Proposal Event	Section 5.4(b)(v)
Property Agreements	Section 3.1(u)(i)(D)
Proxy Statement	Section 3.1(d)
Qualifying Income	Section 5.4(c)
Recipient REIT	Section 5.4(c)
Recipient REIT Break-Up Tax Opinion	Section 5.4(c)
REIT Merger	Recitals
REIT Merger Consideration	Recitals
REIT Merger Sub	Preamble
REIT Requirements	Section 5.4(c)
Release	Section 3.1(l)(x)(C)
Registration S-K	Section 3.1(f)(i)
Requisite Regulatory Approvals	Section 6.1(b)

Restraints	Section 6.1(c)
Restricted Stock Grants	Section 2.5(d)
SEC	Section 3.1
Securities Act	Section 3.1(e)(i)
Software	Section 3.1(n)(i)
SOXA	Section 3.1(e)(i)
State Takeover Laws	Section 3.1(t)
Subsidiary	Section 8.3(e)
Surviving Corporation	Section 1.1
Surviving OP	Section 1.2
Tangible Personal Property	Section 3.1(x)
Target OP	Preamble
OP Acquisition Sub	Section 5.16
OP Agreement	Section 3.1(d)
OP REIT Merger Agreement	Section 5.16
OP Units	Recitals
Tax	Section 3.1(j)(i)
Taxes	Section 3.1(j)(i)
TBCA	Recitals
TRULPA	Section 1.2

Exhibit A:    Form of Certificate of REIT Merger (Delaware)

Exhibit B:    Form of Articles of REIT Merger (Tennessee)

Exhibit C:    Form of Certificate of OP Merger (Tennessee)

Exhibit D:    Form of Flagstone Agreement

v

Company Disclosure Schedule

Schedule 2.5	Company Stock Plans and Optionee Consent Letter
Schedule 3.1(a)	Subsidiaries
Schedule 3.1(c)(i)	Limited Partners
Schedule 3.1(c)(ii)	Company Stock Options
Schedule 3.1(d)	Authority; Noncontravention
Schedule 3.1(e)(ii)	Undisclosed Liabilities
Schedule 3.1(f)	Company Material Contracts
Schedule 3.1(g)	Certain Changes or Events
Schedule 3.1(h)	Permits; Compliance with Applicable Laws
Schedule 3.1(i)	Pending Litigation
Schedule 3.1(j)	Tax Matters
Schedule 3.1(k)	Employee Benefits
Schedule 3.1(k)(xi)	Excess Parachute Payments
Schedule 3.1(k)(xii)	Severance, Acceleration
Schedule 3.1(l)	Labor Matters
Schedule 3.1(m)	Environmental Matters
Schedule 3.1(o)	Insurance Policies
Schedule 3.1(u)(i)(A)	Owned Property and Permitted Liens
Schedule 3.1(u)(v)	Remaining Properties
Schedule 4.1	Conduct of Business by the Company
Schedule 5.13	Company Severance Agreements and Payments
Schedule 6.2(e)	Opinion Relating to REIT status
Schedule 6.2(i)	Material Consents

        AGREEMENT (this "Agreement") made and entered into on this 8th day of May 2003, by and among CNL HOSPITALITY PROPERTIES, INC., a Maryland corporation ("Parent"), CNL ROSE ACQUISITION CORP., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("REIT Merger Sub"), RFS HOTEL INVESTORS, INC., a Tennessee corporation (the "Company"), CNL ROSE ACQUISITION OP, LP, a Tennessee limited partnership and an indirect wholly-owned subsidiary of Parent ("Acquiror OP") and RFS PARTNERSHIP, L.P., a Tennessee limited partnership ("Target OP").

W I T N E S S E T H:

        WHEREAS, each of Parent, REIT Merger Sub and the Company desires that Parent and REIT Merger Sub consummate a business combination with the Company in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into REIT Merger Sub (the "REIT Merger"), each outstanding share of common stock, $.01 par value, of the Company ("Company Common Stock") (other than shares cancelled and retired pursuant to Section 2.1(b)), will be converted into the right to receive $12.35 in cash (the "REIT Merger Consideration"), and REIT Merger Sub will be the surviving corporation in the REIT Merger;

        WHEREAS, simultaneously with the REIT Merger, Acquiror OP will be merged with and into Target OP (the "OP Merger" and collectively with the REIT Merger, the "Mergers"), pursuant to which the Limited Partners (as defined below) of Target OP (other than holders of OP Units cancelled pursuant to Section 2.2(b)), will receive $12.35 in cash (the "OP Merger Consideration") in exchange for each of their Target OP partnership units ("OP Units") and Target OP will be the surviving limited partnership in the OP Merger;

        WHEREAS, the Board of Directors of the Company has adopted this Agreement in accordance with the Tennessee Business Corporation Act, as amended (the "TBCA"), and has further resolved to recommend to all holders of Company Common Stock that they vote affirmatively to approve this Agreement at a meeting of such holders to be duly called and convened for such purpose (the "Company Shareholders Meeting") and the Board of Directors of the Company in its capacity as the general partner of the Target OP, has adopted this Agreement and has agreed to recommend to all Target OP limited partners that they approve the OP Merger; and

        WHEREAS, the Boards of Directors of Parent and REIT Merger Sub have determined and resolved that the REIT Merger and all of the transactions contemplated by this Agreement are in the best interest of Parent and its stockholders and Parent, as the indirect owner of REIT Merger Sub, has caused this Agreement to be adopted in accordance with the Delaware General Corporation Law, as amended (the "DGCL") and the board of directors of Parent in its capacity as the general partner of Acquiror OP has determined that the OP Merger is in the best interests of Acquiror OP's limited partners and has agreed to recommend to all Acquiror OP limited partners that they approve the OP Merger.

        NOW, THEREFORE, in consideration of the mutual premises recited above and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
THE MERGERS

        Section 1.1.    The REIT Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the TBCA and the DGCL, at the Effective Time (as defined herein) the Company shall be merged with and into REIT Merger Sub and REIT Merger Sub shall be the surviving corporation in the REIT Merger (the "Surviving Corporation") and the separate corporate existence of the Company thereupon shall cease.

  Section 1.2.    OP Merger.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement in accordance with the provisions of, and with the effects provided in, Section 61-2-211 of the Tennessee Revised Uniform Limited Partnership Act ("TRULPA"), at the Effective Time, Acquiror OP shall be merged with and into Target OP and Target OP shall be the surviving limited partnership (the "Surviving OP") in the OP Merger.

        (b)   The sole general partner of the Surviving OP shall be REIT Merger Sub, and the limited partners of the Acquiror OP immediately prior to the OP Merger shall be the limited partners of the Surviving OP.

        Section 1.3.    Closing.    Subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to consummation of the REIT Merger and the OP Merger contained in Article VI hereof, the closing of the REIT Merger and the OP Merger (the "Closing") shall take place at 10:00 a.m., Eastern Standard Time, on a date (the "Closing Date") no later than the second business day next following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable law, waiver of those conditions—it being the intention of the parties hereto that such date shall not be more than two days following the Company Shareholder Approval; provided all other conditions set forth in Article VI have been satisfied, unless another time or date is agreed to by the parties hereto). The Closing will be held at the offices of Greenberg Traurig, LLP, 450 South Orange Avenue, Orlando, Florida 32801-3336 or at such other location as is agreed to by the parties hereto.

        Section 1.4.    Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the parties shall (A) cause the REIT Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form of Exhibit A hereto (the "Certificate of REIT Merger") duly executed and so filed in accordance with the DGCL and by filing with the Secretary of State of the State of Tennessee, articles of merger in the form of Exhibit B hereto (the "Articles of REIT Merger") duly executed and so filed in accordance with the TBCA, and (B) cause the OP Merger to be consummated by filing with the Secretary of State of the State of Tennessee a certificate of merger in the form of Exhibit C hereto (the "Certificate of OP Merger") duly executed and so filed in accordance with the TRULPA and (C) make all other filings and recordings required under the DGCL, the TBCA and the TRULPA to effectuate the REIT Merger, the OP Merger and the other transactions contemplated by this Agreement. The (A) REIT Merger shall become effective at such time as the Certificate of REIT Merger is duly filed with the Secretary of State of the State of Delaware and Articles of REIT Merger are duly filed with the Secretary of State of the State of Tennessee and (B) OP Merger shall become effective at such time as the Certificate of OP Merger is duly filed with the Secretary of State of the State of Tennessee, or, in each case, at such subsequent date or time as Parent and the Company mutually shall agree and specify in the Certificate of REIT Merger, Articles of REIT Merger and Certificate of OP Merger, which date shall be no later than the next business day after the Closing Date (the time the REIT Merger and OP Merger become so effective being hereinafter referred to as the "Effective Time").

        Section 1.5.    Effects of the Mergers.    The REIT Merger shall have the effects set forth in Section 259 of the DGCL and Section 48-21-108 of the TBCA. The OP Merger shall have the effects specified in Section 61-2-211(f) of the TRULPA.

        Section 1.6.    Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation of REIT Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law. The by-laws of REIT Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law.

        Section 1.7.    Directors and Officers.    The directors of REIT Merger Sub at the Effective Time shall, from and after the Effective Time, be and become the directors of the Surviving Corporation until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and the DGCL. The officers of REIT Merger Sub at the Effective Time shall, from and after the Effective Time, be and become the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

        Section 1.8.    Certificate of Limited Partnership and Partnership Agreement.    The Certificate of Limited Partnership of Target OP as in effect immediately prior to the Effective Time shall be the Certificate of Limited Partnership of the Surviving OP, which shall simultaneously be amended in accordance with applicable law so as to reflect the change in the Surviving OP's general partner and limited partners. Acquiror OP Partnership Agreement as in effect immediately prior to the Effective Time shall be the partnership agreement of the Surviving OP, until duly amended in accordance with applicable law.

        Section 1.9    Reservation of Right to Revise Structure.    Subject to this Section 1.9, at Parent's request, and with the Company's consent, which consent shall not be unreasonably withheld, the Mergers alternatively may be structured such that (a) the REIT Merger Sub is merged with and into the Company (with the Company as the surviving corporation) or, (b) another directly or indirectly wholly-owned entity of Parent, other than REIT Merger Sub is merged with the Company; or (c) the Target OP is merged with and into Acquiror OP (with the Acquiror OP as the surviving partnership) or, (d) another directly or indirectly wholly-owned entity of Parent, other than Acquiror OP is merged with Target OP. Notwithstanding the foregoing, and without limitation, the Company shall not be required to consent to any such change which may (i) alter or change the amount or kind of the consideration paid in the Mergers or alter or change adversely the treatment of the holders of Company Common Stock or limited partners holding OP Units as otherwise provided in this Agreement, or (ii) impede or delay consummation of the Mergers or the other transactions contemplated by this Agreement. If Parent makes the foregoing election and the Company consents thereto, the parties agree promptly to execute an appropriate amendment to this Agreement to reflect such changes.

ARTICLE II
EFFECT OF THE MERGERS; EXCHANGE OF CERTIFICATES

        Section 2.1.    Effect on Capital Stock.    At the Effective Time, by virtue of the REIT Merger and automatically without any action on the part of any holder of capital stock of Parent, REIT Merger Sub or the Company, respectively:

        (a)   Capital Stock of REIT Merger Sub. Each then outstanding share of common stock, $.01 par value, of REIT Merger Sub shall remain outstanding and each certificate therefor shall continue to evidence fully paid and nonassessable shares of common stock, $.01 par value, of the Surviving Corporation.

        (b)   Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock then issued and held in the Company's treasury or by any of the Company's subsidiaries, and each share of Company Common Stock then owned by Parent, REIT Merger Sub or any other wholly-owned subsidiary of Parent (except for shares owned on behalf of third parties), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (c)   Conversion of Company Common Stock. Each then outstanding share of Company Common Stock (other than shares cancelled and retired pursuant to Section 2.1(b) hereof), shall be converted into and become the right to receive the REIT Merger Consideration.

        Section 2.2.    Effect on OP Units.    At the Effective Time, by virtue of the OP Merger and automatically without any action on the part of any holder of OP Units or any holder of partnership interests in Acquiror OP, respectively:

        (a)   Interests of Acquiror OP. All of the then outstanding partnership interests of Acquiror OP (except as set forth in 2.2(b) below) shall be converted into partnership interests of Surviving OP.

        (b)   Conversion of OP Units. Each issued and outstanding OP Unit not then owned by REIT Merger Sub or Acquiror OP or the Company shall be converted into the right to receive from Acquiror OP the OP Unit Merger Consideration. Each OP Unit then owned by Acquiror OP or the Company (as general partner) of Target OP shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

  Section 2.3.    Exchange of Certificates and OP Units.

        (a)   At the Closing, Parent shall deposit with SunTrust Bank, Atlanta, Georgia, or such other bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock and OP Units for exchange in accordance with this Section 2.3, cash representing the aggregate REIT Merger Consideration issuable pursuant to Section 2.1(c) and the aggregate OP Merger Consideration issuable pursuant to Section 2.2(b) (such REIT Merger Consideration and OP Merger Consideration being hereinafter referred to as the "Exchange Fund").

        (b)   As soon as reasonably practicable after the Effective Time, but in no event later than two (2) business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate (or certificates) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Company Stock Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificate(s) (to the extent applicable) shall pass, only upon delivery of the Company Stock Certificate(s) (or affidavits of loss in lieu of such certificates) (the "Letter of Transmittal") to the Exchange Agent and shall be in such form and have such other provisions as Parent or the Exchange Agent reasonably may specify, together with a substitute Form W-9) and (ii) instructions for surrendering Company Stock Certificate(s) in exchange for the REIT Merger Consideration. Upon surrender to the Exchange Agent of a Company Stock Certificate in proper form for cancellation, together with a duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a check representing the REIT Merger Consideration that such Company Shareholder is entitled to receive pursuant to Section 2.1(c), in all cases after giving effect to the payment of all required withholding Taxes. For shares of Company Common Stock that are held in book entry form, Parent shall establish procedures for the delivery of such Company Common Stock, which procedures shall be reasonably acceptable to the Company. The Company Stock Certificate so surrendered shall forthwith be cancelled. Without limiting the generality of the foregoing (and notwithstanding any other provisions of this Agreement), no interest shall be paid or accrued in respect of any of the REIT Merger Consideration. In the event of a transfer of ownership of shares of Company Common Stock that is not registered on the stock transfer books and records of the Company, a check representing the REIT Merger Consideration that such holder of Company Common Stock is entitled to receive pursuant to Section 2.1(c), will be issued to such transferee only if a Company Stock Certificate held by such transferee is properly presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that all applicable stock transfer Taxes theretofore have been paid. Until surrendered in accordance with this Section 2.3 and as specified in the Letter of Transmittal, each Company Stock Certificate shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender, the REIT Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Company Stock Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Company Stock Certificate, the REIT Merger Consideration that such holder of Company Common Stock is entitled to receive pursuant to Section 2.1(c).

        (c)   As soon as reasonably practicable after the Effective Time, but in no event later than two (2) business days thereafter, the Exchange Agent shall mail to each limited partner holding OP Units (the "Limited Partners") at the address set forth on Schedule 3.1(c)(i) to the Company Disclosure Schedule a certified check payable to such holder in the amount set forth opposite such holder's name on Schedule 3.1(c)(i) to the Company Disclosure Schedule; provided, however, that prior to the Effective Time such Limited Partner has acknowledged its record and beneficial ownership of the OP Units and indicated the address to which the OP Merger Consideration shall be sent.

        (d)   All REIT Merger Consideration paid upon surrender of Company Stock Certificates in accordance with this Article II and as specified in the Letter of Transmittal shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock represented thereby and, as of the Effective Time, the stock transfer books and records of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books and records of the Company of shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are properly presented to the Surviving Corporation for any reason (but otherwise in accordance with this Article II and as specified in the Letter of Transmittal), they shall be cancelled and exchanged as provided in this Section 2.3.

        (e)   At any time following the six-month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Exchange Fund not theretofore distributed to former holders of shares of Company Common Stock or Limited Partners (including any interest received with respect thereto and other income resulting from investments thereof by the Exchange Agent, as directed by Parent), and such former holders shall be entitled to look only to Parent (subject to abandoned property, escheat and other similar laws) with respect to the REIT Merger Consideration or OP Merger Consideration, as the case may be, payable upon due surrender of their Company Stock Certificates or otherwise, without any interest thereon and less all required withholding Taxes. Notwithstanding the foregoing, neither Parent nor the Exchange Agent shall be liable to any holder of a Company Stock Certificate for REIT Merger Consideration or a Limited Partner for OP Merger Consideration (or dividends or distributions in respect thereof) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (f)    The Exchange Fund shall only be used to pay the REIT Merger Consideration and the OP Merger Consideration and shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent. Any interest, proceeds and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund in accordance with Section 2.3(e). If the cash in the Exchange Fund shall be insufficient to satisfy fully all of the payment obligations to be made by the Exchange Agent hereunder, then Parent promptly shall, from time to time, deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to satisfy fully such payment obligations.

        (g)   Each of the Surviving Corporation, REIT Merger Sub and Parent shall be entitled to deduct and withhold from the REIT Merger Consideration and the OP Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options (as defined below) or OP Units such Taxes and other amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and pursuant to the applicable provisions of state, local and foreign Tax laws. To the extent that amounts are so deducted and withheld, the Surviving Corporation, REIT Merger Sub, Acquiror OP, or Parent shall pay to the applicable taxing authority such deducted, withheld and paid amounts, which shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options, or Restricted Stock Grants as the case may be, in respect of which such deduction, withholding and payment was made by the Surviving Corporation, REIT Merger Sub, Acquiror OP or Parent.

        Section 2.4.    Certain Adjustments.    If after the date hereof and prior to the Effective Time and to the extent permitted by this Agreement, the outstanding shares of Company Common Stock or outstanding OP Units shall be changed into a different number, class or series of shares or partnership units, as the case may be, by reason of any reclassification, recapitalization or combination, forward stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, an "Adjustment Event"), the REIT Merger Consideration and/or the OP Merger Consideration, as the case may be, shall be adjusted correspondingly to provide to the holders of Company Common Stock and OP Units the right to receive the same economic effect as contemplated by this Agreement immediately prior to such Adjustment Event and Parent's payment obligations likewise shall be correspondingly adjusted such that it shall be required to pay and deliver not more than the aggregate REIT Merger Consideration and OP Merger Consideration contemplated by this Agreement.

  Section 2.5.    Stock Options and Restricted Stock Grants.

        (a)   The Company shall use its commercially reasonable efforts to obtain, not later than 20 days after the date hereof, from each holder of outstanding options (whether or not then exercisable or vested) to acquire Company Common Stock granted under the Company's 1993 Restricted Stock and Stock Option Plan, as amended, and all other plans, agreements and arrangements providing for equity-based compensation to any director, Employee, consultant or independent contractor of the Company or any of their subsidiaries as described in Schedule 2.5 of the Company Disclosure Schedule (collectively, the "Company Stock Plans"), (each, a "Company Stock Option" and collectively, the "Company Stock Options"), an executed agreement substantially in the form described in Schedule 2.5 to the Company Disclosure Schedule (each, an "Optionee Consent Letter"), in each case providing that (i) immediately prior to the Effective Time each Company Stock Option held by such holder shall become fully vested and immediately exercisable, (ii) at the Effective Time each then outstanding Company Stock Option shall at the Effective Time be cancelled and void, (iii) in consideration of such vesting and cancellation, immediately prior to the Closing each Company Stock Option shall thereupon represent for all purposes under the relevant Company Stock Plan and all grant and award instruments and agreements governing and evidencing such holder's Company Stock Option(s) only the right to receive from Rose Managers, Inc., a subsidiary of the Company, (subject to Section 2.3(g) and Section 2.1(c)) such amount of cash equal to, for each Company Stock Option, the product of (x) the number of shares of Company Common Stock subject to the Company Stock Options held by such holder and (y) the excess (to the extent a positive number (i.e.—where the REIT Merger Consideration is in excess of the applicable exercise price of the Company Stock Option) of the REIT Merger Consideration over the then applicable per share exercise price of each such Company Stock Option (such amount of cash being so paid in full settlement of and in consideration for cancellation of each such Company Stock Option being hereinafter referred to as the "Option Consideration"), payable as provided in Section 2.5(b), and (iv) from and after the Effective Time, except as provided in this Section 2.5, such holder shall not have any rights or benefits under any Company Stock Plan or Company Stock Option (or any grant or award letter or agreement issued in respect thereof) to acquire any securities of the Company, Parent, the Surviving Corporation or any subsidiary of Parent and shall, by virtue of having effected such surrender, cancellation and receipt of Option Consideration, have unconditionally and irrevocably discharged and released Parent, the Company, the Surviving Corporation and each of their respective subsidiaries, officers, directors and affiliates from and against, and thereupon shall have permanently waived, all rights and claims (fixed, contingent or otherwise) such holder may now or hereafter have thereunder with respect to all Company Stock Plans and Company Stock Options (and all grant and award instruments and agreements governing and evidencing the same).

        (b)   Immediately prior to the Closing, the Company shall, or shall cause Rose Managers, Inc., a subsidiary of the Company, to pay to each holder of a Company Stock Option the Option Consideration (net of any applicable withholding tax as provided in Section 2.3(g)) in respect thereof. Until settled in accordance with the provisions of this Section 2.5(b), each Company Stock Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive from the Company, Rose Managers, Inc., a subsidiary of the Company, or Parent, the Option Consideration.

        (c)   The Company promptly shall use its commercially reasonable efforts (including causing the Board of Directors of the Company or any compensation, stock option, corporate governance, special or other duly constituted committee thereof to take all such actions as are permitted by the Company Stock Plans) to implement the provisions of this Section 2.5 (including, without limitation, the delivery to all holders of Company Stock Options such letters, notices and disclosures informing such holders of the REIT Merger and the transactions contemplated by this Agreement and delivery of the form of Optionee Consent Letter contemplated by Section 2.5(a) above) and to ensure that in exchange for payment of the Option Consideration (i) from and after the Effective Time, no holder of a Company Stock Option nor any party to or participant in any of the Company Stock Plans shall have any right thereunder to acquire any equity securities of the Company, Parent, the Surviving Corporation or any subsidiary thereof and (ii) the Company Stock Plans and all Company Stock Options (and all grant and award letters and agreements issued in respect thereof) shall terminate and become void as of the Effective Time. The Company shall permit each holder of Company Stock Options to satisfy any withholding Tax and other payments in respect of such holder under the Code and the rules and regulations promulgated thereunder, and pursuant to the applicable provisions of state, local and foreign Tax laws, by withholding such amount of cash otherwise payable to such holder pursuant to this Agreement as shall be equal in value to the amount of any such withholding Tax and other payments in respect of such holder.

        (d)   Notwithstanding the provisions of any grant or award agreement evidencing awards of Company Common Stock the vesting of which is subject to future forfeiture or attainment of performance measures (a "Restricted Stock Grant"), all outstanding restricted Company Common Stock that is subject to a Restricted Stock Grant shall vest in full immediately prior to the Effective Time so as to no longer be subject to any forfeiture or to attainment of any performance measures and all such shares of Company Common Stock shall be considered outstanding Company Common Stock for all purposes of this Agreement, including receipt of the REIT Merger Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        Section 3.1.    Representations and Warranties of the Company.    Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement which hereby is incorporated by reference in and constitutes an integral part of this Agreement (the "Company

Disclosure Schedule") and which makes specific reference to the particular subsection(s) of this Agreement to which exception is being taken, or except as set forth in the Company SEC Documents, the Company hereby represents and warrants to Parent and REIT Merger Sub as follows:

        (a)   Organization, Standing and Corporate Power.

          (i)    Each of the Company and its subsidiaries described in Schedule 3.1(a) to the Company Disclosure Schedule is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and requisite authority to carry on its business as presently being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other jurisdictional presence makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate would not have a Material Adverse Effect on the Company.

          (ii)   The Company has delivered or made available to Parent prior to the execution of this Agreement complete and correct copies of its Charter and by-laws and the OP Agreement, as amended to date.

          (iii)  The minute books of the Company are true, complete and correct, in all material respects.

        (b)   Subsidiaries. Schedule 3.1(a) of the Company Disclosure Schedule lists the names and jurisdiction of incorporation or organization of all the subsidiaries of the Company. The outstanding securities of the subsidiaries of the Company consist of shares of capital stock or other equity interests that are owned by the Company or its subsidiaries (other than the OP Units owned by limited partners as described on Schedule 3.1(c)(i) to the Company Disclosure Schedule). All outstanding shares of capital stock of, or other equity interests in, each such subsidiary: (i) have been duly authorized, validly issued and are fully paid and nonassessable; (ii) owned by the Company or its subsidiaries are owned free and clear of all pledges, claims, liens, charges, encumbrances, adverse claims, mortgages and security interests of any kind or nature whatsoever (collectively, "Liens"); and (iii) owned by the Company or its subsidiaries are free of all other restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such subsidiary's business as presently conducted. Except as set forth above or on Schedule 3.1(a) of the Company Disclosure Schedule, neither the Company nor any subsidiary owns any capital stock of, or other equity or voting interests in, any person.

        (c)   Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value, of the Company ("Company Preferred Stock"). As of the date hereof: (i) 28,519,999 shares of Company Common Stock (including Restricted Stock Grants but excluding shares of Company Common Stock issuable pursuant to Section 5.8 hereof) were issued and outstanding; (ii) 576,100 shares of Company Common Stock were held by the Company in its treasury and no shares of Company Common Stock were held by subsidiaries of the Company; (iii) 3,500,000 shares of Company Common Stock were reserved for issuance pursuant to the Company's Stock Plans of which 1,327,998 shares of Company Common Stock are subject to outstanding Company Stock Options; (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of capital stock of the Company are, and all shares thereof which may be issued prior to the Closing Date will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or any similar rights. As of the date hereof: (i) 30,941,851 OP Units were issued and outstanding, of which 28,519,999 OP Units were owned by the Company and 2,421,852 OP Units were owned by Target OP's limited partners, all of whom are set forth on Schedule 3.1(c)(i) to the Company Disclosure Schedule; and (ii) no preferred partnership units of Target OP were issued and outstanding.

        Schedule 3.1(c)(ii) to the Company Disclosure Schedule is a true and complete list, as of the date hereof, of all outstanding Company Stock Options, the number of shares subject to each such Company Stock Option, the exercise price and the names of the holders thereof. Except as set forth in this Section 3.1(c) or in accordance with the OP Agreement, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or voting securities or other ownership interests of the Company or Target OP, (B) any securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests of the Company, Target OP, or any of their subsidiaries, or (C) any warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, or any obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for, capital stock or voting securities or other ownership interests of the Company, Target OP, or any of their subsidiaries, and (ii) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, other than pursuant to any "cashless exercise" provision of any Company Stock Options.

        None of the Company or any of its subsidiaries is a party, and, to the Knowledge of the Company and except as set forth in the Charter and OP Agreement, no other person having "beneficial ownership" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of more than 5% of the outstanding Company Common Stock (a "Major Shareholder") is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive, antidilutive or other similar rights with respect to any of the securities of the Company or any of its subsidiaries. There are no voting trusts, share or stockholders agreements or other agreements or understandings to which the Company or any of its subsidiaries is a party or, to the Knowledge of the Company, any Major Shareholder is a party, with respect to the voting of the capital stock of the Company or any of its subsidiaries. There is no debt of the Company or any of its subsidiaries which entitles the holder thereof to vote with holders of equity securities of the Company.

        (d)   Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the REIT Merger, to the Company Shareholder Approval (as defined herein), and in the case of the OP Merger, the OP Partner Approval (as defined herein), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the REIT Merger, to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and REIT Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity.

        The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation, forfeiture or termination of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of forfeiture, termination, cancellation or acceleration (with or without notice or lapse of time, or both) of any material obligation or loss of a material benefit, under, or result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the charter of the Company ("Charter") or by-laws of the Company,

(ii) the Fifth Amended and Restated Agreement of Limited Partnership of Target OP (the "OP Agreement"), (iii) the charter, or by-laws or the comparable organizational documents of any of its subsidiaries, (iv) any loan or credit agreement, note, bond, mortgage, Permit (as defined herein), indenture, lease, Intellectual Property (as defined herein), vendor agreement, capital lease, software agreement, franchise agreement, license agreement or other agreement or instrument applicable to the Company or any of its subsidiaries or their respective properties or assets that is material to the operations of the Company and its subsidiaries, taken as a whole (it being understood that no representation is being given as to whether the Surviving Corporation, the Surviving OP or any subsidiary will be in compliance with any financial covenants contained therein following the Mergers), or (v) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, writ, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (iv) and (v), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not (x) have a Material Adverse Effect on the Company or (y) reasonably be expected to impair or materially delay the ability of the Company to perform its obligations under this Agreement.

        No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any (i) Federal, state, local, municipal or foreign government, (ii) governmental, quasi-governmental authority (including any governmental agency, commission, public authority, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (iii) any self-regulatory organization, administrative or regulatory agency, commission, tribunal or authority (each, a "Governmental Entity") is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (1) the filings with the SEC of (A) preliminary and definitive proxy materials pursuant to Regulation 14A under the Exchange Act relating to the Company Shareholders Meeting (such proxy materials, as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under the Exchange Act as may be required in connection with the REIT Merger, this Agreement and the transactions contemplated by this Agreement; (2) the filing of the Articles of REIT Merger and Certificate of OP Merger with the Secretary of State of the State of Tennessee and the filing of the Certificate of REIT Merger with the Secretary of State of the State of Delaware; (3) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which the Company and its subsidiaries are qualified or licensed to do business; and (4) any such consents, approvals, orders, authorizations, actions, registrations, declarations or filings that, individually or in the aggregate, would not (x) have a Material Adverse Effect on the Company, or (y) reasonably be expected to impair or materially delay the ability of the Company to perform its obligations under this Agreement.

        (e)   Company Documents; Undisclosed Liabilities.

          (i)    Since January 1, 2000, the Company has timely filed (giving effect for this purpose to permissible extensions pursuant to Rule 12b-25 under the Exchange Act, to the extent the filing deadline as so extended was satisfied) all reports, schedules, forms, information statements and other documents required to be filed by the Company with the Securities and Exchange Commission (the "SEC") (and all certifications required pursuant to the Sarbanes-Oxley Act of 2002 ("SOXA")), (as amended through the date hereof, the "Company SEC Documents"). As of their respective filing dates, (A) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (B) no Company SEC Documents, as of their respective dates, except as amended or supplemented by a subsequent Company SEC Document, contained, and no Company SEC Documents filed subsequent to the date hereof will contain as of their respective dates, any untrue statement of a material fact or omitted, and no Company SEC Documents filed subsequent to the date hereof will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein (in the case of registration statements of the Company under the Securities Act, in light of the circumstances under which they were made) not misleading.

          (ii)   The consolidated financial statements of the Company and its subsidiaries included in Company SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of the Company and its consolidated subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Company SEC Documents to be filed subsequent to the date hereof are not reasonably expected to be, material in amount or effect). Except for liabilities incurred in the ordinary course of business since December 31, 2002 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature. To the Company's Knowledge, PricewaterhouseCoopers LLP, who has expressed its opinion with respect to the consolidated financial statements of the Company and its subsidiaries included in Company SEC Documents (including the related notes), are independent public or certified public accountants as required by the Securities Act and the Exchange Act. Neither the Company nor Target OP has any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents except to the extent such statements have been amended, modified or superseded by later filed Company SEC Documents. Other than Target OP, no other subsidiary of the Company is required to make any filing with the SEC.

          (iii)  The OP Units and the Company Preferred Stock are not registered under Section 12 or 15(d) of the Exchange Act.

        (f)    Certain Contracts.

          (i)    Schedule 3.1(f) of the Company Disclosure Schedule lists all Company Material Contracts other than those filed by the Company or Target OP as exhibits to the Company SEC Documents. Each Company Material Contract is valid, binding and enforceable, and in full force and effect with respect to the Company and its subsidiaries and, to the Company's Knowledge, each other party thereto, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and the Company has no Knowledge of any defaults thereunder, except those defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Company Material Contract" shall mean (i) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or other indebtedness to any Person and in a principal amount greater than or equal to $500,000, (ii) each material commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by the Company or any of its subsidiaries which may result in total payments by or liability of the Company or any of its subsidiaries in excess of $100,000 in any calendar year and which has a remaining term or duration of more than twenty four (24) months, (iii) each management agreement and hotel franchise agreement with respect to the

  Company's hotels in effect as of the date hereof, (iv) any strategic alliance or revenue sharing joint venture, (v) any agreement that grants any right of first or last refusal or right of first or last offer or similar right to acquire any material assets of the Company or that limits or purports to limit, in any material manner, the ability of the Company, or any of its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business, (vi) any contract or agreement providing for any material future payments that are conditioned, in whole or in part, on a change of control of the Company, or any of its subsidiaries, (vii) any collective bargaining agreement, (viii) any employment agreement or any agreement or arrangement that contains any material severance pay or post-employment liabilities or obligations to any current employee of the Company, or any of its subsidiaries (any such person, hereinafter, an "Employee"), other than as required under law or (ix) any other agreement filed as an exhibit to the Company SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations ("Regulation S-K").

          (ii)   There is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that restrict the Company's or any subsidiary's ability to conduct its business in any location in a manner that is materially adverse to the business of the Company and its subsidiaries, taken as a whole.

        (g)   Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2002 and through the date hereof the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and since such date there has not been:

          (i)    any issuance of Company Stock Options or restricted shares of Company Common Stock,

          (ii)   any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock or the OP Units, except a distribution of $.25 per share of Company Common Stock and OP Unit paid on March 31, 2003.

          (iii)  any split, combination or reclassification of any of the Company's capital stock or the OP Units or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's capital stock or the OP Units, except for issuances of Company Common Stock upon the exercise of Company Stock Options awarded and outstanding prior to the date hereof in accordance with their present terms or issuances of Company Common Stock upon redemption of OP Units,

          (iv)  (A) any granting by the Company or any of its subsidiaries to any current or former director, executive officer or other Employee of any increase in compensation, bonus, perquisites, incentive payments or other benefits except in the ordinary course of business, (B) any granting by the Company or any of its subsidiaries to any such current or former director, executive officer or Employee of any increase in severance or termination pay, or (C) any entry by the Company or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or any Employee,

          (v)   except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in the Company's accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities, businesses, properties, cash flows, revenue or expense recognition policies, estimates, accruals, reserves, guarantees, amortization, discounts, returns, allowances, depreciation, goodwill impairment, consolidation principles, contingencies, intercompany loans, credit collections, including, without limitation, any reserving, renewal, reversal, deferral, valuation or residual method, practice or policy, in each case, in effect on the date hereof, or change in any material respect of any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of the Company for the taxable year ended December 31, 2002,

          (vi)  any tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any income Tax liability by the Company or any of its subsidiaries, which had a Material Adverse Effect on the Company.

          (vii) any material change in investment policies, or

          (viii) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

        (h)   Permits; Compliance with Applicable Laws.

          (i)    The Company, its subsidiaries or the management companies for the Company's hotels own and/or possess all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the ownership and present operation of the Company's Hotels (the "Permits"). Each of the Company, its subsidiaries and, to the Company's Knowledge, the management companies referred to above is, and since January 1, 2001, has been, in compliance in all material respects with the terms of its Permits and all such Permits are in full force and effect and the Company has received no notice that any suspension, modification or revocation of any of them is pending or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, do grounds exist for any such action except, in the aggregate for such suspensions, modifications or revocations as would not have a Material Adverse Effect on the Company.

          (ii)   Each of the Company and its subsidiaries and, to the Company's Knowledge, the management companies referred to above is, and since January 1, 2001, has been, in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, Permits, rules, writs, judgments, orders, decrees and arbitration awards of each Governmental Entity applicable to the Company and its subsidiaries, except where the failure to be in compliance would not have a Material Adverse Effect on the Company.

          (iii)  Neither the Company, nor any of its subsidiaries is subject to any outstanding Restraint or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or, is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity, that materially restricts the conduct of its business or, that relates to policies, affairs, management or its business (each, a "Company Regulatory Agreement").

          (iv)  Except for filings with the SEC and filings with respect to Taxes, which are the subject of Sections 3.1(e) and 3.1(j), respectively, and not covered by this Section 3.1(h)(iv), the Company, and each of its subsidiaries has timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with each Governmental Entity (the "Other Company Documents"), and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a Material Adverse Effect on the Company. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of the Company, or any of its subsidiaries.

          (v)   Neither the Company, nor any of its subsidiaries nor any of their respective directors, executive officers or Employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations which would be required to be disclosed in any Other Company Document except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the knowledge of the Company, threatened.

        (i)    Absence of Litigation. Schedule 3.1(i) to the Company Disclosure Schedule contains a true and current list of each material pending and, to the Company's Knowledge, threatened litigation, action, suit, case, proceeding, investigation or arbitration and the amount of damages claimed or other remedies requested in which the Company or any of its subsidiaries is a party or to the Company's Knowledge, threatened to be joined as a party and, except as set forth in Schedule 3.1(i) to the Company Disclosure Schedule, no action, inquiry, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, case, proceeding, investigation or arbitration by any Governmental Entity, in each case with respect to the Company, or any of its subsidiaries or Permits, is pending or, to the Knowledge of the Company, threatened.

        (j)    Taxes.

          (i)    For the taxable year ended December 31, 1993 (the "Initial REIT Year"), and each taxable year ending thereafter, the Company and each of its subsidiaries (A) has timely filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are true, accurate and complete in all material respects, and (B) has paid (or the Company has paid on its behalf) within the time and manner prescribed by law, all Taxes shown on such returns and reports as required to be paid by it. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and each subsidiary for all taxable periods and portions thereof through the date of such financial statements. The Company and each of its subsidiaries has established on its books and records reserves that are adequate for the payment of all material liabilities for Taxes accruing through the period covered by such books and records and until the Effective Time, shall continue to establish and maintain reserves that are adequate for the payment of all material liabilities for Taxes accruing through the Effective Time, assuming for these purposes the actual or deemed liquidation of the Company for federal income tax purposes as of such date. Since the beginning of the Initial REIT Year, the Company has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or from "redetermined rents, redetermined deductions or excess interest" described by Section 857(b)(7) of the Code, or from the disallowance of a deduction for interest pursuant to Section 163(j) of the Code, and neither the Company nor any of its subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. No material unpaid deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, including claims by any taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax returns but in which any of them is or may be subject to taxation, and no requests for waivers of any statute of limitations in respect of Taxes have been made and no extensions of the time to assess or collect any such Tax are pending and no such waiver remains in effect. As used in this Agreement, "Taxes" or "Tax" includes all federal, state, local and foreign income, property, sales, use, franchise, employment, payroll, excise, environmental and other taxes of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

          (ii)   For its Initial REIT Year, the Company made an election pursuant to Section 856(c)(1) of the Code to be taxable as a real estate investment trust and such election has not been terminated or revoked, and since its formation, Target OP has been classified for federal income tax purposes as a partnership pursuant to Section 7701 of the Code (and not as a "publicly traded partnership" pursuant to Section 7704 of the Code), and will continue to be so qualified through the Effective Time.

          (iii)  For its Initial REIT Year, and at all times thereafter up to and including the date hereof, the Company has met all of the requirements to be treated as a real estate investment trust within the meaning of Sections 856 through 860 of the Code, including, specifically, the requirements of Section 856 and 857 of the Code, has not taken or omitted to take any action which could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and no such challenge is pending, and shall continue to meet such requirements up to and including the Effective Time, assuming, for this purpose, the actual or deemed liquidation of the Company for federal income tax purposes, as of such date.

          (iv)  The Company has timely declared and paid or shall timely declare and pay all dividends and has taken or shall take all other steps and actions through the Effective Time, including making all appropriate filings with applicable governmental and tax authorities, necessary to insure that the Company will not (a) have any federal or state taxable income attributable to the transactions contemplated by this Agreement including "real estate investment trust taxable income" as defined in Section 857(b) of the Code), or (b) incur any federal or state liability for Taxes, including, without limitation, any liability for Taxes associated with or incurred as a result of the transactions contemplated by this Agreement, but excluding Taxes incurred in the ordinary course of its business and assuming, for these purposes, the actual or deemed liquidation of the Company for federal income tax purposes as of the Effective Time.

          (v)   The sum of (i) the regular dividends that are treated as "dividends" under Section 316 of the Code (excluding any capital gain dividends) paid by the Company during the taxable year beginning January 1, 2003 and ending at the earlier of the Effective Time or December 31, 2003 (excluding the portion, if any, of such dividends that are treated as paid in 2002 pursuant to Section 857(b)(8) or Section 858 of the Code) plus (ii) any extraordinary dividends that are paid or deemed paid to the shareholders of the Company on or before the earlier of the Effective Time or December 31, 2003, taking into account, in each case, only those dividends which are properly deductible by the Company pursuant to Section 561 of the Code, will equal or exceed the amount described in Section 857(a)(1) of the Code, assuming, for this purpose, the actual or deemed liquidation of the Company for federal income tax purposes as of the Effective Time.

          (vi)  Since the beginning of the Initial REIT Year, the Company has incurred no liability for any material Taxes under IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5T, -6T or -7T. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed on the Company or any of its subsidiaries prior to the Closing.

          (vii) The Company has made available to Parent true and correct copies of all federal income tax returns, state income tax returns and, if any, state franchise tax reports for the Company and its subsidiaries beginning with the Initial REIT Year.

          (viii) There have been no income tax examination reports or statements of deficiencies assessed against the Target OP, the Company or the subsidiaries, which have been agreed to by the Company or its subsidiaries.

          (ix)  Neither the Company nor any of its subsidiaries holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5T, -6T or -7T or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

          (x)   The Company does not have any earnings and profits attributable to the Company or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

          (xi)  Neither the Company nor any of its subsidiaries (A) has filed a consent under Section 341(f) of the Code concerning collapsible corporations, (B) is a party to any Tax allocation or sharing agreement with a third party or (C) for any taxable periods ending prior to the Effective Time has failed to distribute realized net capital gains as designated capital gain dividends pursuant to Section 857(b)(3) of the Code on or prior to the last day of the Company's taxable year to which such designation relates, taking into account dividends treated or paid and received on December 31 under Section 857(b)(9) of the Code.

          (xii) The Company does not have any material liability for the Taxes of any Person other than the Company and its subsidiaries, and its subsidiaries do not have any material liability for the Taxes of any Person other than the Company and the Company's Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract, (D) by operation of law, or (E) otherwise.

          (xiii) Neither the Company nor any of its subsidiaries have made any payments, are obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Section 280G of the Code with respect to any taxable year for which Tax returns have not been filed.

          (xiv) The Company and its subsidiaries have disclosed to the IRS all positions taken on their Federal income Tax returns which could reasonably be expected to give rise to a penalty for substantial understatement of tax under Section 6662 of the Code.

          (xv) For taxable years beginning after December 31, 2000, a timely Taxable REIT Subsidiary election was made for all corporations where the Company owned, directly or indirectly, greater than ten percent of the total voting power or value of the outstanding securities of such issuer (other than securities of a Qualified REIT Subsidiary or securities the ownership of which did not violate section 856(c)(4)(B) of the Code). Without limiting any of the other representations in this Agreement, to the extent the Company owns any stock, directly or indirectly, in a Taxable REIT Subsidiary, as defined in section 856(l) of the Code,

            (A)  The Taxable REIT Subsidiary has fully complied with the requirements in section 856(l)(3) and (4) of the Code, relating to (a) restrictions on operating or managing a lodging facility or healthcare facility, and (b) restrictions on providing to any person rights to a brand name under which any lodging facility or healthcare facility is operated.

            (B)  With respect to any amounts treated by the Company as qualified rents from real property for purposes of section 856(c) of the Code, and which were received from a Taxable REIT Subsidiary of the Company for the lease of a qualified lodging facility as defined in 856(d)(9)(D) of the Code, such lodging facility has been operated at all times on behalf of the

    Taxable REIT Subsidiary by a person who qualified as an eligible independent contractor within the meaning of section 856(d)(8) and 856(d)(9) of the Code, and whose agreements and relations with each of the Company and the Taxable REIT Subsidiaries have been at all times negotiated and maintained on an arm's length basis.

        (k)   Employee Benefit Plans.

          (i)    Schedule 3.1(k) to the Company Disclosure Schedule contains a true and complete list of all pension, stock option, stock purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral, in each of the foregoing cases which is maintained for the benefit of, or relates to any or all current or former employees of the Company nor any of its subsidiaries and any other entity ("ERISA Affiliate") related to the Company under Section 414(b), (c), (m) and (o) of the Code (the "Employee Plans"). Neither the Company nor any ERISA Affiliate of the Company has any commitment or formal plan, whether or not legally binding, to create any additional employee benefit plan or modify or change any existing Employee Plan other than as may be required by the express terms of such Employee Plan or applicable law.

          (ii)   With respect to each Employee Plan that has been qualified or is intended to be qualified under the Code or that is an "Employee Benefit Plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), such Employee Plan has been duly approved and adopted by all necessary and appropriate action of the Board of Directors of the Company (or a duly constituted committee thereof), and, with respect to each Employee Plan, the Company heretofore has delivered or made available to Parent complete and correct copies of each of the following documents:

            (A)  the Employee Plan and any amendments thereto (or if the Employee Plan is not a written Employee Plan, a description thereof);

            (B)  the annual report, (including all Schedules attached thereto), independent accountant's report, actuarial report, if required under ERISA and, for any Employee Plan to which Section 401(k) or 401(m) are applicable, non-discrimination testing for the three (3) most recent plan years, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

            (C)  the Summary Plan Description and summaries of material modifications and all modifications thereto communicated to employees with respect thereto;

            (D)  if the Employee Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement and the financial statements thereof;

            (E)  the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan intended to qualify under Section 401 or 501(c)(9) of the Code; and

            (F)  any pending favorable determination letter applications filed with the Internal Revenue Service, together with all attachments thereto and all subsequent correspondence and communications with regard to such application.

          (iii)  With respect to the Employee Plans, all required contributions for all periods ending before the Closing Date have been or will be paid in full by the Closing Date or will be accrued on the financial statements of the Company or ERISA Affiliate.

          (iv)  Neither the Company nor any ERISA Affiliate contributes or, during the five year period prior to the date hereof contributed, to or has any actual or contingent liabilities under a "multi-employer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA or Section 414 of the Code.

          (v)   With respect to each Employee Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the Mergers or the transactions contemplated by this Agreement which would result in a material liability for the Company or any ERISA Affiliate, (ii) no action, suit, grievance, arbitration or other type of litigation, or claim with respect to the assets of any Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending or, to the Knowledge of the Company, threatened or imminent against the Company, any ERISA Affiliate or any fiduciary (in its capacity as a fiduciary of the Employee Plan), as such term is defined in Section 3(21) of ERISA ("Fiduciary"), including, but not limited to, any action, suit, grievance, arbitration or other type of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Employee Plan and (iii) the Company has no Knowledge of any facts which may reasonably be expected to give rise to any such actions, suits, grievances, arbitration or other type of litigation, or claims with respect to any Employee Plan. To the Knowledge of the Company, neither the Company nor any of its subsidiaries, nor any of their directors, officers, Employees or any Fiduciary has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Employee Plan. None of the Employee Plans is subject to any pending investigations or to the Knowledge of the Company threatened investigations from any Governmental Agencies who enforce applicable laws under ERISA and the Code.

          (vi)  Each of the Employee Plans is, and has been, in all material respects, operated in accordance with its terms and each of the Employee Plans, and the administration thereof, is, and has been, in all material respects in compliance with the requirements of any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code. All required reports and descriptions of the Employee Plans (including but not limited to Form 5500 Annual Reports, Form 1024 Application for Recognition of Exemption Under Section 501(a), Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed as required by ERISA and the Code. Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans, including but not limited to any notices required by Section 204(h), Section 606 or Section 4043 of ERISA or Section 4980B of the Code, have been appropriately given except to the extent that a failure to do so will not result in a material liability by the Company or any ERISA Affiliate.

          (vii) The IRS has issued a favorable determination letter with respect to each Employee Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and no such letter has not been revoked and, to the Knowledge of the Company, no circumstances exist that could adversely affect the qualified status of any such plan and the exemption under Section 501(a) of the Code of the trust maintained thereunder. Each Employee Plan intended to satisfy the requirements of Section 125, 501(c)(9) or 501(c)(17) of the Code has satisfied such requirements in all material respects.

          (viii) Neither the Company or any ERISA Affiliate maintains or, during the five year period prior to the date hereof maintained, or has any actual or contingent liabilities under an "employee pension benefit plan" as defined in Section 3(2) of ERISA that is or was subject to Title IV or Section 302 of ERISA.

          (ix)  No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Section 4980B of the Code, Section 601 of ERISA or other applicable law, (ii) death benefits under any "employee pension benefit plan" as defined in Section 3(2) of ERISA, (iii) benefits the full cost of which is borne by the Employee (or his beneficiary) or (iv) Employee Plans that can be amended or terminated by the Company without the consent of a participant or beneficiary. The Company does not have any current or projected liability with respect to post-employment or post-retirement welfare benefits for retired, former, or current Employees of the Company.

          (x)   No material amounts payable under the Employee Plans will fail to be deductible for Federal income tax purposes by virtue of Section 162(m) of the Code.

          (xi)  Except to the persons set forth on Schedule 3.1(k)(xi), the transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable by the Company or any of its subsidiaries being classified as an excess parachute payment under Section 280G of the Code and no person will be entitled to a "gross up" or other similar payment in respect of excise taxes under Section 4999 of the Code with respect to the transactions contemplated by this Agreement.

          (xii) Except as specifically identified on Schedule 3.1(k)(xii) to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries will be obligated to pay to any Employee separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement, nor shall any such transaction accelerate the time of payment or vesting, or increase the amount of any benefit or other compensation payable by the Company or any of its subsidiaries to any Employee.

        (l)    Labor Matters. To the Company's Knowledge, after due inquiry of appropriate employees of the Company and its subsidiaries and records of the Company and its subsidiaries:

          (i)    Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and, to the Company's Knowledge, there is no question involving current union representation of employees of the Company or any of its subsidiaries, nor to the Company's Knowledge is any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) underway to organize any such employees.

          (ii)   There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Knowledge of the Company or any of its subsidiaries, threatened against the Company or any of its subsidiaries.

          (iii)  There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries.

          (iv)  There is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or involving the Company or any of its subsidiaries.

          (v)   The Company and its subsidiaries are in material compliance with all applicable laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

          (vi)  There is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of the Company, threatened with respect to which any current or former director, officer, Employee or agent of the Company or any of its subsidiaries is claiming indemnification from the Company and its subsidiaries.

        (m)  Environmental Matters. To the Company's Knowledge, after due inquiry of appropriate employees of the Company and its subsidiaries and records of the Company and its subsidiaries:

          (i)    each of the Company and its subsidiaries has obtained all material permits, approvals and authorizations required under Environmental Laws (hereinafter "Environmental Permits"), to operate their respective assets;

          (ii)   there are no present or past Releases (1) at any of the Owned Properties (as defined herein), (2) at any properties formerly owned or operated by the Company or any of its subsidiaries, (3) at any facility that received Hazardous Substances generated by the Company or any of its subsidiaries or (4) attributable to the operations of the Company or any of its subsidiaries to which a person has been exposed; in each such case, where such Releases have given rise to a claim asserted, that, in each case, has or would reasonably be expected to form the basis of any assertion of any material claim under Environmental Laws against the Company or any of its subsidiaries;

          (iii)  no Lien has been placed or threatened to be placed upon any of the Owned Properties or formerly owned or leased properties, under any Environmental Law that is attributable to the operations of the Company or any of its subsidiaries;

          (iv)  there has been no written report of an environmental investigation, study, audit, test, review or other analysis conducted in relation to any of the Owned Properties or any former operations or properties or facilities previously owned or leased by the Company or any of its subsidiaries, which is in the possession or control of the Company or any of its subsidiaries that has not been delivered or made available to the Parent at least ten (10) days prior to the date hereof;

          (v)   no Environmental Law imposes any obligation upon the Company or any of its subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or transfer any Environmental Permits, any requirement to file any notice or other submission with a Governmental Entity, the placement of any notice, restriction, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree, except where such failure or delay, individually or in the aggregate, would not have a Material Adverse Effect on the Company;

          (vi)  neither the Company, nor any of its subsidiaries has entered into or agreed to, nor does any of them currently intend to enter into, any consent decree or order in respect of the business of the Company or any of its subsidiaries, or any of the Owned Properties, and none of them is subject to any court or governmental entity order relating to compliance with, or addressing a Release of Hazardous Substances for which a cleanup or other response is required under, any Environmental Laws in respect of the business of the Company or any of its subsidiaries or any of the Owned Properties;

          (vii) no underground storage tanks, asbestos containing materials or polychlorinated biphenyls or paint containing lead, are present on the Owned Properties in a condition which materially violates applicable Environmental Laws or which is subject to consent or compliance orders imposed by any governmental entity;

          (viii) with respect to the Owned Properties and any other property formerly owned, used or operated by the Company or any of its subsidiaries, the Company has not received and has no

  Knowledge, after due inquiry of appropriate employees of the Company and its subsidiaries and records of the Company and its subsidiaries, of any basis for (i) any written notice, citation, summons, complaint or order from any Governmental Entity alleging a material violation of any Environmental Law attributable to the operations of the Company or any of its subsidiaries or (ii) any notice, citation, summons, complaint or order from any Governmental Entity alleging failure of the business of the Company or any of its subsidiaries to obtain any Environmental Permits; and

          (ix)  the Company has no Knowledge, after due inquiry of appropriate employees of the Company and its subsidiaries and records of the Company and its subsidiaries, of:

            (A)  any current or past unresolved material violation of or liability under any Environmental Laws or Environmental Permits attributable to the operations of the Company or any of its subsidiaries;

            (B)  as of the date hereof, the institution, pendency or threat of any material suit, action, claim or proceeding in connection with any violation or liability under any Environmental Laws or Environmental Permits attributable to the operations of the Company or its subsidiaries; or

            (C)  any material demand, claim, suit or order seeking or requiring payment for, response to, or remediation of Hazardous Substances at or arising from any of the Owned Properties, or other properties formerly owned or operated by the Company attributable to the operations of the Company, or at properties used for the storage, transportation or disposal of Hazardous Substances generated by the Company.

          (x)   As used in this Agreement:

            (A)  "Environmental Laws" shall mean any and all binding and applicable local, municipal, state or federal law, statute, treaty, directive, decision, judgment, award, regulation, decree, rule, code of practice, order, direction, consent, authorization or similar requirement, approval or standard concerning (1) public health and safety, and/or (2) environmental matters (including clean-up standards and practices), with respect to buildings, equipment, soil, sub-surface strata, air, surface water, or ground water, whether to facilities such as those of the Owned Properties in the jurisdictions in which the Owned Properties are located or to facilities such as those used for the transportation, storage or disposal of Hazardous Substances generated by the Company and/or its subsidiaries.

            (B)  "Hazardous Substances" shall mean any and all dangerous substances, hazardous substances, toxic substances, radioactive substances (including without limitation radon and other naturally occurring radioactive substances), hazardous wastes, special wastes, controlled wastes, oils, petroleum and petroleum products, hazardous chemicals and any other materials which are regulated by the Environmental Laws or otherwise found or determined by a Governmental Entity to be potentially harmful to human health or the environment, Hazardous Substances shall include, without limitation, asbestos, urea formaldehyde foam insulation, lead paint, polychlorinated biphenyls, and transformers, light ballasts, and/or any other equipment that might contain polychlorinated biphenyls, and any chemicals, materials or substances which may be defined as or included in the definition of "solid waste," "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "pollutants," "toxic substances" or "toxic pollutants" under any Environmental Law.

            (C)  "Release" shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

        (n)   Intellectual Property. The Company and its subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of their businesses (collectively, the "Intellectual Property"), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not have a Material Adverse Effect on the Company. All of the Intellectual Property is owned or licensed by the Company or its subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and neither the Company nor any of its subsidiaries has forfeited or otherwise relinquished any Intellectual Property which forfeiture has resulted in, individually or in the aggregate, or would result in a Material Adverse Effect on the Company. To the Knowledge of the Company, the use of Intellectual Property by the Company or its subsidiaries does not in any material respect conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made against the Company or any subsidiary, and neither the Company nor any of its subsidiaries has received any notice of any claim or otherwise has Knowledge that any of the Intellectual Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

        (o)   Insurance Matters. All material policies of insurance to which the Company or any of its subsidiaries is a party are set forth on Schedule 3.1(o) to the Company Disclosure Schedule. Such policies provide insurance coverage that the Company believes is customary in amount and scope for other companies in the hotel industry and no notice of cancellation or termination has been received by the Company with respect to any such policy. All such policies, considered collectively with other such policies providing the same type of coverage, are sufficient for compliance in all material respects with all requirements under any franchise and other agreements, plans, commitments and leases to which the Company or any of its subsidiaries is a party.

        (p)   Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its subsidiaries to, and the Company nor any of its subsidiaries is otherwise a creditor of or debtor to, any director, Employee or affiliate of the Company or any of its subsidiaries, other than as part of the normal and customary terms of such persons' employment or service as a director with the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any transaction or agreement with any affiliate, director or executive officer of the Company or any of its subsidiaries or any material transaction or agreement with any Employee other than executive officers.

        (q)   Voting Requirements. The affirmative vote (in person or by duly authorized and valid proxy at the Company Shareholders Meeting) of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval of this Agreement (the "Company Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock required by applicable law (including, without limitation, the TBCA), the Charter and the Company's bylaws to duly effect such approval. The OP Merger requires the approval of the Company, as general partner of Target OP and limited partners of Target OP who own more than 50% of the then current percentage or other interest in the profits of Target OP owned by all of the limited partners of Target OP (the "OP Partner Approval").

        (r)   Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Credit Suisse First Boston LLC (the "Company Financial Advisor"), to the effect that, as of the date hereof, the REIT Merger Consideration is fair to holders of Company Common Stock, from a financial point of view, and such opinion has not been withdrawn, revoked or modified. A copy of such opinion shall be delivered to Parent promptly after the date hereof.

        (s)   Brokers. Except for the Company Financial Advisor, a copy of whose engagement agreement has been or will be made available to Parent and whose fees in connection with the transactions contemplated by this Agreement shall not exceed the amounts set forth therein, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker's, finder's, financial advisor's or other similar fee, compensation or commission, however and whenever payable, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

        (t)    Takeover Laws. The Company has taken (or caused to have been taken) and has done (or caused to have been done) all actions and things necessary to make this Agreement, the REIT Merger and all of the transactions contemplated hereby exempt from or otherwise not subject to the provisions of Sections 48-103-201 et. seq. (the "Business Combination Act"), and Sections 48-103-301 et. seq. (the "Control Share Acquisition Act"), Sections 48-103-401 et. seq (the "Authorized Corporation Protection Act") of the TBCA) or any other Tennessee state takeover law having a similar effect (collectively, "State Takeover Laws").

        (u)   Real Property.

          (i)    (A) The Company, Target OP and each of their subsidiaries, as applicable, owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of the Company and/or Target OP included in the Company SEC Documents and as identified on Schedule 3.1(u)(i)(A) to the Company Disclosure Schedule (each, an "Owned Property" and collectively, the "Owned Properties"), which are all of the real estate properties owned or leased by them, free and clear of Liens except for the following permitted Liens (the "Permitted Liens"): (1) debt and other matters identified on Schedule 3.1(u)(i)(A) to the Company Disclosure Schedule, (2) inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (3) mechanics', workmen's and repairmen's Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured; (4) leases (whether or not of record), reciprocal easement agreements and all matters disclosed on existing title policies or as would be disclosed on current title reports or surveys prepared in accordance with ALTA/ACSM standards (excluding outstanding indebtedness listed on Schedule 3.1(u)(i)(A) to the Company Disclosure Schedule); (5) real estate Taxes and special assessments for the calendar year in which the Closing occurs and (6) ground leases;

            (B)  the Owned Properties are not subject to any rights of way or written agreements affecting building use or occupancy, or reservations of an interest in title (collectively, "Owned Property Restrictions"), except for (1) applicable laws, ordinances and regulations governing ownership and development of the Owned Properties, including but not limited to zoning, subdivision and building code regulations, (2) leases, reciprocal easement agreements and all matters disclosed on existing title policies or as would be disclosed on current title reports or surveys prepared in accordance with ALTA/ACSM standards (excluding outstanding indebtedness listed on Schedule 3.1(u)(i)(A) to the Company Disclosure Schedule) and (3) real estate Taxes and special assessments for the calendar year in which the Closing occurs;

            (C)  except as would not have a Material Adverse Effect on the Company, valid policies of title insurance have been issued insuring Company's, Target OP's, any subsidiary's or any predecessor in interest's fee simple title or ground leasehold estate to the Owned Properties except as noted therein, and, to the Knowledge of the Company, such policies are, at the date of this Agreement, in full force and effect and no claim has been made against any such policy;

            (D)  except as would not have a Material Adverse Effect on the Company, to the Knowledge of Company, there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Owned Properties or any agreement, easement or any other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Owned Properties or which is necessary to permit the lawful egress and ingress to and from any of the Owned Properties (collectively, the "Property Agreements") that has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same;

            (E)  except as would not have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries has received written notice of any violation of any Federal, state or municipal Law, ordinance, order, regulation or requirement affecting any portion of any of the Owned Properties issued by any Governmental Entity that has not otherwise been resolved;

            (F)  except as would not have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries has received written notice from any Governmental Entity to the effect that there are any (1) condemnation or rezoning or proceedings that are pending or, to the Knowledge of the Company, threatened with respect to any material portion of any of the Owned Properties or (2) zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Owned Properties or by the continued maintenance, operation or use of the parking areas;

            (G)  except as would not have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries has received written notice that it is currently in default or violation of any Owned Property Restrictions; and

            (H)  except as would not have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries has received written notice that it is currently in default of any material Property Agreements.

            (I)   The 2003 capital expenditure budget previously provided to Parent and previously approved by the Board of Directors of the Company represents all the capital expenditures to be made with respect to each of the Owned Properties through the period ending December 31, 2003, and such budget is intended to comply with each applicable franchise agreement (including without limitation any product improvement plans) to which the Company or any of its subsidiaries is a party.

          (ii)   Except as would not have a Material Adverse Effect on the Company, to the Knowledge of the Company, each Owned Property complies with the Owned Property Restrictions.

          (iii)  All properties currently under development or construction by the Company, Target OP and any of their subsidiaries and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by the Company and any of its subsidiaries are listed as such on Schedule 3.1(u)(iii) to the Company Disclosure Schedule. All executory agreements entered into by the Company, Target OP or any of its subsidiaries relating to the development or construction of real estate properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services or agreements for material or labor) are listed on Schedule 3.1(u)(iii) to the Company Disclosure Schedule.

          (iv)  Schedule 3.1(f) to the Company Disclosure Schedule sets forth a listing of all of the Company's and its subsidiaries' leases in a principal amount greater than or equal to $100,000, other than with respect to the leases with the Company's subsidiaries as lessees, for each of the Owned Properties as of the date hereof. Except as would not have a Material Adverse Effect on the Company, the information set forth in Schedule 3.1(f)(iv) is true, correct and complete as of the date thereof. Except as would not have a Material Adverse Effect on the Company, or as set forth in a delinquency report made available to Parent, neither the Company nor any of its subsidiaries, on the one hand, nor, to the Knowledge of Company, any other party, on the other hand, is in material monetary default under any such lease.

          (v)   There are no structural defects or other defects in the heating, ventilating, air conditioning, electrical, plumbing, water, elevator(s), and sanitary sewer systems at the Company's properties listed on Schedule 3.1(u)(v), other than matters which, in the aggregate, will not cost more than $10,000,000 to repair.

        (v)   Investment Company. Neither the Company nor any of its subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

        (w)  Board Approval. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, the Board of Directors of the Company, after full and deliberate consideration, has (i) duly adopted this Agreement on behalf of the Company and on behalf of the Company as general partner of Target OP, and (ii) resolved to make the Company Recommendation, and directed that the REIT Merger be submitted for consideration by the holders of Company Common Stock at the Company Shareholders Meeting.

        (x)   Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement. Each of the Company and its subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurances that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; and (iv) the recorded accountability of the Company's assets is compared with existing assets at reasonable intervals all as required pursuant to Section 13(b)(2) of the Exchange Act.

        Section 3.2.    Representations and Warranties of Parent, Acquiror OP and REIT Merger Sub.    Parent, Acquiror OP and REIT Merger Sub hereby, jointly and severally, represent and warrant to the Company and Target OP as follows:

        (a)   Organization, Standing and Corporate Power.

          (i)    Each of Parent, REIT Merger Sub and Acquiror OP is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power or other power, as the case may be, and requisite authority to carry on its business as presently being conducted. Each of Parent and REIT Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other jurisdictional presence makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Parent or REIT Merger Sub.

          (ii)   REIT Merger Sub is a newly formed corporation.

          (iii)  Acquiror OP is a newly formed limited partnership with no material assets or liabilities, except for liabilities arising under this Agreement. REIT Merger Sub and Acquiror OP have not conducted, and will not conduct any business or activities prior to the Mergers other than the issuance of their equity interests in connection with their formation.

        (b)   Authority; Noncontravention. Each of Parent, Acquiror OP and REIT Merger Sub has all requisite corporate or partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Acquiror OP and REIT Merger Sub and the consummation by Parent, Acquiror OP and REIT Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or partnership action on the part of Parent, Acquiror OP and REIT Merger Sub, as applicable. This Agreement has been duly executed and delivered by each of Parent, Acquiror OP and REIT Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company and Target OP, constitutes the valid and binding obligations of Parent, Acquiror OP and REIT Merger Sub, respectively, enforceable against Parent, Acquiror OP and REIT Merger Sub, respectively, in accordance with their terms, except that such enforceability may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and (ii) general principles of equity, whether considered in a proceeding of law or in equity.

        The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation, forfeiture or termination of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of forfeiture, termination, cancellation or acceleration (with or without notice or lapse of time, or both) of any material obligation or loss of a material benefit, under, or result in the creation or imposition of any Lien upon any of the properties or assets of Parent, Acquiror OP or REIT Merger Sub under, (i) the certificate of incorporation or by-laws of Parent, (ii) the certificate of incorporation or by-laws of REIT Merger Sub, (iii) the certificate of limited partnership or the agreement of limited partnership of Acquiror OP; (iv) any loan or credit agreement, note, bond, mortgage, indenture, lease, vendor agreement, capital lease, software agreement, permit, concession, franchise, license or other agreement or instrument or similar authorization applicable to Parent or REIT Merger Sub or (v) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, writ, statute, law, ordinance, rule or regulation applicable to Parent or REIT Merger Sub, other than, in the case of clauses (iv) and (v), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Parent or (y) reasonably be expected to materially impair or materially delay the ability of Parent, Acquiror OP or REIT Merger Sub to perform their respective obligations under this Agreement.

        No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Acquiror OP or REIT Merger Sub in connection with the execution and delivery of this Agreement by Parent, Acquiror OP and REIT Merger Sub or the consummation by Parent, Acquiror OP and REIT Merger Sub of the transactions contemplated by this Agreement, except for (1) the filings with the SEC of such reports under the Exchange Act as may be required in connection with the REIT Merger, the OP Merger, this Agreement and the transactions contemplated by this Agreement; (2) the filing of the

Articles of REIT Merger and Certificate of OP Merger with the Secretary of the State of the State of Tennessee and the filing of the Certificate of REIT Merger; (3) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Parent and its subsidiaries are qualified or licensed to do business; and (4) any such consents, approvals, orders, authorizations, actions, registrations, declarations or filings that, individually or in the aggregate, would not (x) have a Material Adverse Effect on the Parent, or (y) reasonably be expected to impair or materially delay the ability of the Parent, Acquiror OP and REIT Merger Sub to perform their obligations under this Agreement.

        (c)   Brokers. Except for Banc of America Securities LLC, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker's, finder's, financial advisor's or other similar fee, compensation or commission, however and whenever payable, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquiror OP or REIT Merger Sub.

        (d)   Compliance with Applicable Laws. Each of Parent, Acquiror OP and REIT Merger Sub is and in the case of Parent has, since January 1, 2000, been, in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to Parent, Acquiror OP and REIT Merger Sub except where the failure to be in compliance would not have a Material Adverse Effect on Parent.

        (e)   Absence of Litigation. There are no material pending or, to Parent's Knowledge, threatened litigations, actions, suits, cases, proceedings, investigations or arbitrations with respect to Parent, Acquiror OP or REIT Merger Sub or any of their respective properties that would (x) have a Material Adverse Effect on Parent or (y) reasonably be expected to materially impair or materially delay the ability of Parent, Acquiror OP or REIT Merger Sub to perform their respective obligations under this Agreement.

        (f)    Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date hereof, since December 31, 2002, there are not, to Parent's Knowledge, any facts, circumstances or events that make it reasonably likely that Parent, Acquiror OP and REIT Merger Sub will not be able to fulfill their obligations under this Agreement in all material respects.

        (g)   Board Approval. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, (i) the Board of Directors of Parent, after full and deliberate consideration, has duly adopted this Agreement and resolved that the REIT Merger and the transactions contemplated hereby are advisable, (ii) the Board of Directors of REIT Merger Sub, after full and deliberate consideration, has duly approved this Agreement and has determined that the REIT Merger and the OP Merger are in the best interests of its shareholders; and (iii) the Board of Directors of the general partner of the Acquiror OP, on behalf of the Acquiror OP, after full and deliberate consideration, has duly approved this Agreement and has determined that the REIT Merger and OP Merger are in the best interests of the Acquiror OP's partners.

        (h)   Adequate Funds. Parent has, and will have at the Closing, adequate cash reserves or borrowing availability under existing credit facilities and/or standard and customary lending commitments sufficient in the aggregate to pay the aggregate REIT Merger Consideration and OP Merger Consideration and all other payments contemplated hereunder, in each case at such time and in such manner as contemplated by this Agreement. Parent has provided to the Company copies of any financing commitment letters relating to funding of any of the payments required by Parent hereunder.

        (i)    Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 4.1.    Conduct of Business by the Company.    Except as set forth on Schedule 4.1 to the Company Disclosure Schedule, as required by applicable law or regulation and except as otherwise expressly contemplated by this Agreement, until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause Target OP and each of their subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and in material compliance with all applicable laws and regulations, pay their respective debts and Taxes when due, pay or perform their other respective obligations when due, and use commercially reasonable efforts consistent with the terms of this Agreement to preserve intact their current business organizations, their current business relationships with their respective suppliers and customers, goodwill, and the Company's status as a REIT, use commercially reasonable efforts consistent with the other terms of this Agreement to keep available the services of their current officers and Employees, all with the goal of preserving unimpaired their goodwill and ongoing businesses at the Effective Time. Without limiting the generality of the foregoing, senior officers of Parent and the Company shall meet on a regular basis as reasonably requested by Parent to review the financial and operational affairs of the Company, Target OP, and their subsidiaries, to the extent permitted by applicable law. Except as set forth on Schedule 4.1 to the Company Disclosure Schedule, as required by applicable law or regulation and except as otherwise expressly contemplated by this Agreement or except as previously consented to by Parent in writing, after the date hereof until the earlier of the termination of this Agreement or the Effective Time, without the prior consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not, and shall not permit any subsidiaries to:

          (i)    other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company or Target OP to its parent (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any shares of any class or series of its capital stock, (y) split, combine or reclassify any shares of any class or series of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of any class or series of its capital stock, except upon the exercise of Company Stock Options or redemption of OP Units that are outstanding as of the date hereof, or (z) purchase, redeem or otherwise acquire any shares of any class or series of its capital stock, other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options or redemption of OP Units that are outstanding on the date hereof in accordance with their present terms);

          (ii)   issue, deliver or sell any class or series of capital stock, or any other voting securities, including, without limitation, any restricted shares of Company Common Stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including, without limitation, any Company Stock Options; other than upon exercise of Company Stock Options or redemption of OP Units;

          (iii)  amend its charter, by-laws, agreement of limited partnership or other organizational instrument or agreement;

          (iv)  acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities or indebtedness of, or by any other manner, any business or any person, or otherwise acquire or agree to acquire any assets for consideration in excess of $500,000 in any one transaction or series of related transactions or $1,500,000 in the aggregate;

          (v)   sell, lease, license, mortgage, exchange, transfer or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, or create any security interest in such assets or properties, other than pursuant to transactions in the ordinary course of business and consistent with past practices;

          (vi)  incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, indemnify or endorse, or otherwise become directly or indirectly responsible or liable for the obligations of any person or, other than in the ordinary course of business or as otherwise permitted hereunder, make any loans, advances or capital contributions to, or investments in, any person other than its wholly owned subsidiaries and as a result of ordinary advances and reimbursements to employees and endorsements of banking instruments. From the date hereof through and including the Effective Time, other than in the ordinary course of business consistent with past practices, neither the Company, nor any of its subsidiaries shall draw down or borrow any monies pursuant to the Sixth Amended and Restated Revolving Credit Agreement, dated October 31, 2002 among Rose Partnership, L.P., Rose Hotel Investors, Inc., Rose Leasing VII, Inc., Banc of America Securities LLC and Bank of America, N.A.;

          (vii) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities, businesses, inventories, cash flows, revenue or expense recognition policies, estimates, accruals, reserves, guarantees, amortization, discounts, returns, allowances, depreciation, goodwill impairment, consolidation principles, contingencies, intercompany loans, credit collections, including, without limitation, any reserving, renewal, reversal, deferral, valuation or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles, or change in any material respect any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of the Company for the taxable year ended December 31, 2002, except as required by changes in law or regulation;

          (viii) make or change any material Tax election, file any material amended Tax Return, enter into any closing agreement or settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, provided, that for purposes of this subparagraph (ix), "material" shall mean affecting or relating to $1,000,000 of taxable income;

          (ix)  create, renew or amend, or take any other action that may result in the creation, renewal, or amendment, of any agreement or contract or other binding obligation of the Company or any of its subsidiaries containing any material restriction on the ability of the Company or any of its subsidiaries, taken as a whole, to conduct its business as it is presently being conducted;

          (x)   (A) except in accordance with, and pursuant to, the Company's 2003 capital budget, incur any capital expenditures in an aggregate amount in excess of $250,000 or (B) enter into any agreement obligating the Company or any of its subsidiaries to spend more than $250,000 annually, or $2,000,000 in the aggregate, or undertake any material commitment or material transaction of the type described in Section 3.1(f) of this Agreement, other than in the ordinary course of business consistent with past practice;

          (xi)  amend or otherwise modify, except in the ordinary course of business, in any adverse respect, or violate the terms of any of the Company Material Contracts or other binding obligations of the Company or its subsidiaries;

          (xii) alter in any material respect, or enter into any commitment to alter in any material respect, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than in the ordinary course of business consistent with past practice);

          (xiii) (A) grant to any current or former director, executive officer or other Employee of the Company or any of its subsidiaries any increase in compensation, perquisites, bonus or other benefits, except for salary, wage, bonus or benefit increases to current Employees who are not executive officers and which are in the ordinary course of business, consistent with past practice, (B) grant to any such current or former director, executive officer or other Employee of the Company or any of its subsidiaries any increase in severance or termination pay, (C) enter into, or amend, or take any action to clarify any provision of, any Employee Plan or any employment, deferred compensation, thrift, stock option, pension, welfare, retirement, consulting, severance, medical, trust, termination or indemnification agreement with any such current or former director, executive officer or other Employee, amend, or otherwise modify, any Company Stock Plan or (D) modify any Company Stock Option or Restricted Stock Grant;

          (xiv) except pursuant to agreements or arrangements in effect on the date hereof and disclosed in writing and provided or made available to Parent and except for compensation for service as an officer, Employee or director consistent with past practice, and in all cases solely to the extent permissible under SOXA, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or the immediate family members or associates of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

          (xv) agree or consent to any material amendment or modification of existing agreements with any Governmental Entity in respect of the operations of its business, except (i) as required by law or (ii) to effect the consummation of the transactions contemplated hereby;

          (xvi) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, action, suit, case, investigation or proceeding (including, without limitation, those of a judicial, arbitral or governmental mandate) in excess of $100,000 in the aggregate, other than any such payment, discharge, settlement, compromise or satisfaction in the ordinary course of business, consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents, or incurred since December 31, 2002 in the ordinary course of business consistent with past practice;

          (xvii) authorize, or commit or agree to take, any of the foregoing actions or any other action that would be reasonably likely to prevent the Company from performing or would be reasonably likely to cause the Company not to perform its covenants in this Agreement;

          (xviii) except as contemplated by Section 5.5 of this Agreement, issue any broadly distributed communication of a general nature to its Employees, customers or suppliers (including general communications relating to benefits and compensation) without the prior written approval of Parent (which will be provided within 24 hours of submission to Parent), except for communications in the ordinary course of business that do not relate to the REIT Merger or the transactions contemplated by this Agreement;

          (xix) permit to expire, lapse or terminate or take any action reasonably likely to result in the expiration, lapse or termination of any insurance policies referred to in Section 3.1(o); or

          (xx) take any action or fail to take any action which would result in any of the conditions of Article VI not being satisfied.

        Section 4.2.    Advice of Changes.    Each of the Company and Target OP, on the one hand, and Parent, Acquiror OP and REIT Merger Sub, on the other hand, shall promptly advise the other party orally and in writing to the extent it has Knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (iii) any suspension, termination, limitation, modification, change or other alteration of any material agreement, arrangement, business or other relationship with any of the Company's or any of its subsidiaries' respective customers, suppliers, vendors, or franchisors; and (iv) any change or event having or which would have a Material Adverse Effect on such party or on the accuracy and completeness of its representations and warranties or the ability of such party to satisfy the conditions set forth in Article VI; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 4.2 shall not constitute a failure to be satisfied of any condition set forth in Article VI unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure of a condition set forth in Article VI to be satisfied. Specifically, Parent will inform the Company in the event its representations and warranties set forth in Section 3.2(h) have been breached.

  Section 4.3.    No Solicitation by the Company.

        (a)   Until the earlier of the Effective Time or the date of termination of this Agreement, neither the Company, Target OP, nor any of their subsidiaries, nor any of the officers or directors of the Company, Target OP, or any of their subsidiaries shall, and the Company shall instruct and use its commercially reasonable efforts to cause its, Target OP's and their subsidiaries' agents, employees, representatives and affiliates (including any investment banker, attorney or accountant retained by it, Target OP or any of their subsidiaries) not to, directly or indirectly, (i) solicit or initiate any inquiries or expressions of interest regarding, or the making of any offer or proposal which reasonably could be expected to lead to, the receipt or submission of a Company Takeover Proposal (as defined herein), (ii) participate in any discussions or provide any confidential or material non-public information, data or assistance to any person relating to any Company Takeover Proposal, (iii) except as otherwise permitted hereunder, enter into any agreement regarding any Company Takeover Proposal, (iv) except as otherwise permitted hereunder, make or authorize any statement, recommendation or solicitation in support of or expressing neutrality in respect of any Company Takeover Proposal or (v) grant any waiver or release under any "standstill" or similar agreement entered into prior to the date of this Agreement; provided, however, that prior to the Effective Time, the Company shall be permitted to (A) engage in discussions with any person who seeks (without any solicitation by the Company or its directors, officers, Employees, advisors, agents or representatives in violation of this Section 4.3) to initiate discussions relating to a Company Takeover Proposal, and (B) subject to receipt by the Company of an executed confidentiality agreement from such person containing customary terms for and conditions relative to transactions of such nature, furnish such person information concerning the

Company and its subsidiaries, if and only to the extent that prior to furnishing any such information to, or entering into discussions with, any such person, (1) the Board of Directors of the Company determines in its good faith, after consultation with outside legal counsel, that engaging in such discussions or providing such information is consistent with the fiduciary duties of the Company's Board of Directors under applicable law, (2) the Company's Board of Directors concludes in its good faith, after consultation with its outside legal counsel and the Company Financial Advisor (or an independent financial advisor of nationally recognized reputation), that there is a reasonable likelihood that such actions would lead reasonably promptly to the receipt or submission of a Company Superior Proposal and (3) the Company provides prior written notice to Parent of its intention to take such action. Upon the execution of this Agreement, the Company, Target OP, their subsidiaries and their representatives immediately shall cease and cause to be terminated all existing activities, discussions, inquiries, investigations or negotiations with all parties (other than Parent, Acquiror OP, REIT Merger Sub and their respective directors, officers, agents, representatives and advisors) with respect to any Company Takeover Proposal or proposed transaction which could lead to a Company Takeover Proposal.

        For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, expression of interest, term sheet, letter of intent, proposal or offer from any person relating to any (i) acquisition, purchase, lease, exchange, sale, joint venture, or mortgage (in a single transaction or series of related transactions) of 20% or more of the consolidated assets of the Company and its subsidiaries, excluding bona fide financing transactions, which do not have as a purpose or effect, the sale or transfer of control of such assets, (ii) offer, sale, issuance or purchase (in a single transaction or series of related transactions) of 20% or more of the Equity Securities (as defined in Section 3(a)(11) of the Exchange Act) or voting debt securities of the Company, (iii) tender or exchange offer which, if consummated, would result in any person acquiring beneficial ownership of 20% or more of the Equity Securities or voting debt securities of the Company, (iv) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, reincorporation or similar transaction involving the Company, (v) the effectuation by the Company of a transaction that would involve either a change in or reconstitution of the Company's outstanding capital stock or a distribution of assets of any kind to the holders thereof, (vi) repurchase by the Company or any of its subsidiaries of shares of the Company's capital stock or voting debt securities, or (vii) public announcement by the Company or any other person of a proposal, plan or intention to pursue, enter into or consummate any of the foregoing (in each case, except any of the transactions contemplated hereby).

        For purposes of this Agreement, a "Company Superior Proposal" means any unsolicited bona-fide, written proposal or offer (setting forth the price and structure, made by any person (other than Parent, Acquiror OP, REIT Merger Sub or an affiliate thereof) to acquire, directly or indirectly, including pursuant to a tender or exchange offer, merger, consolidation, share exchange, business combination, recapitalization, reincorporation, or other similar transaction (including any change-in-control of the type contemplated by Rule 14f-1 under the Exchange Act), 100% of the combined voting power of the Company's capital stock then outstanding or all or substantially all of the consolidated assets of the Company and which the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and the Company Financial Advisor (or an independent financial advisor of nationally recognized reputation), would be more favorable to the holders of Company Common Stock than the REIT Merger and the holders of OP Units than the OP Merger and is reasonably capable of being consummated in a timely manner, taking into account the financial, regulatory, legal and other aspects of such proposal or offer.

        (b)   Except as expressly permitted by the following paragraph of this Section 4.3(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval or adoption of the Agreement, the REIT Merger or the Company Recommendation or take any action or make any statement in connection with the Company Shareholders Meeting inconsistent with such approval, adoption or Company Recommendation (collectively, a "Change in the Company Recommendation"), (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company or any of its subsidiaries to enter into any letter of intent, agreement-in-principle, memorandum of understanding, term sheet, agreement, contract, commitment, plan or arrangement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal.

        Notwithstanding the foregoing, if in response to a Company Takeover Proposal from any person which is not received in violation of this Section 4.3, the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and the Company Financial Advisor (or an independent financial advisor of nationally recognized reputation), that such Company Takeover Proposal constitutes a Company Superior Proposal, subject to payment of the fee required to be paid by the Company to Parent pursuant to Section 5.4(b), the Board of Directors of the Company may, (A) at any time prior to the Company Shareholders Meeting, effect a Change in the Company Recommendation or, (B) terminate this Agreement and enter into a Company Acquisition Agreement with respect to such Company Superior Proposal; provided, however, that at least three business days prior to taking any of the actions set forth in clause (B) of this paragraph, the Company's Board of Directors theretofore shall have provided Parent written notice advising Parent that the Company's Board of Directors is prepared to conclude that such Company Takeover Proposal constitutes a Company Superior Proposal and during such three business day period the Company and its agents, representatives and advisors shall have negotiated diligently and in good faith with Parent for purposes of making adjustments to and/or amendments in the terms and conditions of this Agreement such that such Company Takeover Proposal would no longer constitute a Company Superior Proposal and after fully considering any such adjustment or amendment the Company's Board of Directors determines in good faith, after consultation with its outside legal counsel and the Company Financial Advisor (or an independent financial advisor of nationally recognized reputation), that such Company Takeover Proposal constitutes a Company Superior Proposal; it being hereby intended and agreed that the Company shall not enter into any Company Acquisition Agreement with respect to such Company Superior Proposal (or propose publicly to do so) prior to the expiration of such three-business day period.

        (c)   In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company shall advise Parent orally and within 24 hours in writing of any request for information relating to a Company Takeover Proposal, or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal, and shall promptly provide a copy of any written request or Company Takeover Proposal to Parent, and any information and/or documents provided by the Company, the OP or any of their subsidiaries to the person making such request or Company Takeover Proposal to the extent not previously furnished to Parent. The Company will keep Parent promptly informed, on a current basis and in reasonable detail, of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

        (d)   Nothing contained in this Section 4.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure if the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that such disclosure is consistent with its obligations under applicable law; provided, however, any such disclosure relating to a Company Takeover Proposal shall be deemed to be a Change in the Company Recommendation if it otherwise has the effect described in clause (i) of Section 4.3(b) above.

        Section 4.4    Certain Tax Matters.    During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause Target OP and each of their subsidiaries to:

(i) timely file (taking into account any extensions of time within which to file) all Tax Returns ("Post-Signing Returns") required to be filed by it and such Post-Signing Returns shall be prepared in a manner reasonably consistent with past practice; (ii) timely pay all Taxes shown as due and payable on such Post-Signing Returns that are so filed; (iii) make provision in their books and records and financial statements in accordance with past practice for all Taxes payable by it for which no Post-Signing Return is due prior to the Effective Time; and (iv) promptly notify Parent of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its subsidiaries in respect of any Tax matter, including (without limitation) liabilities for Taxes and refund claims; (v) prepare the demand for written statements from shareholders of record disclosing such ownership as is required by Section 1.856-8 of the Treasury Regulations; and (vi) facilitate all reasonable requests of Parent with respect to maintenance of the Company's REIT status for the Company's 2003 taxable year.

ARTICLE V
ADDITIONAL AGREEMENTS

  Section 5.1.    Preparation of the Proxy Statement; Company Shareholders Meeting.

        (a)   As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC (and Parent shall cooperate and participate in the preparation of) the Proxy Statement. The Company shall use its commercially reasonable efforts to have the Proxy Statement "cleared" by the SEC's staff for mailing in connection with the Company Shareholder Meeting as promptly as reasonably practicable after such filing. Subject to Section 4.3(b), as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, the Company shall cause the Proxy Statement (in definitive form) to be mailed to the shareholders of the Company.

        (b)   If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its subsidiaries, or with respect to other information regarding the Company or any of its subsidiaries in the Proxy Statement or (ii) any event with respect to Parent, or with respect to information supplied by Parent for inclusion in the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event promptly shall be so described by the Company to Parent or by Parent to the Company, as the case may be, and such amendment or supplement shall be promptly filed by the Company with the SEC and, as required by law, disseminated to the shareholders of the Company.

        (c)   The Company shall promptly notify Parent of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the REIT Merger and the other transactions contemplated hereby or for additional information, and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. The Company shall use its commercially reasonable efforts to respond to any comments of the SEC with respect to the Proxy Statement as promptly as reasonably practicable after the receipt thereof. Parent shall cooperate with the Company and provide to the Company all information about Parent necessary to prepare the Proxy Statement.

        (d)   Subject to Section 4.3(b), the Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, duly call, give notice of, convene and hold the Company Shareholders Meeting in accordance with the TBCA, the Charter and by-laws, as applicable, for the purpose of obtaining the Company Shareholder Approval and, through its Board of Directors, recommend to the Company's shareholders that they affirmatively vote for the approval of this Agreement (the "Company Recommendation"). Subject to Section 4.3(b), the Company shall solicit from the holders of Company Common Stock proxies in favor of approval of this Agreement and shall take all other lawful action reasonably necessary and reasonably desirable to obtain the Company Shareholder Approval including, without limitation, engaging a proxy solicitation firm. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.1(d) shall not be affected by the making, commencement, public announcement, public disclosure, submission, receipt or communication to the Company or its shareholders or professional advisors or representatives of any Company Takeover Proposal.

        Section 5.2.    Access to Information; Confidentiality.    Subject to the confidentiality agreement, dated February 11, 2003 (the "Confidentiality Agreement"), by and between Parent and the Company, and subject to applicable laws and regulations, the Company and Target OP shall afford to Parent and to the officers, current employees, accountants, counsel, financial advisors, agents, lenders and other representatives of Parent and its subsidiaries, reasonable access during normal business hours during the period prior to the Effective Time to all the respective properties, books, contracts, commitments, personnel and records of the Company and its subsidiaries and, during such period, the Company and Target OP shall furnish promptly to the Parent (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) such other information concerning its business, properties and personnel as Parent may reasonably request. No review of information, documentation or materials by Parent pursuant to this Section 5.2 shall affect any representation or warranty made by the Company to Parent; provided, however, that Parent will notify the Company promptly of any facts, information, documentation or materials which come to Parent's attention during the course of its review pursuant to this Section 5.2 which lead Parent to believe that any of the Company's representations or warranties herein are inaccurate or incomplete. The Company and Parent will hold, and will cause each of their respective officers, current employees, accountants, counsel, financial advisors, agents, lenders and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Agreement, each of Parent and the Company (and each employee, representative, or other agent of Parent or the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

Section 5.3.    Commercially Reasonable Efforts.

        (a)    Except where otherwise provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly or cause to be taken all actions, and to do promptly or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable under applicable law and this Agreement to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, authorizations, permissions and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a waiver, consent, authorization, permission or approval from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary waivers, consents, authorizations, permissions and approvals from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Mergers, this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) the execution and delivery of all additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, including, without limitation, (A) the preparation of any Employee Plan documents required under ERISA and/or the Code, (B) the amendment or filing of any document required by any Governmental Entity and/or any disclosure document to participants under ERISA and/or the Code.

        (b)   In connection with and without limiting the generality of the foregoing, the Company shall (i) use its best efforts to ensure that no State Takeover Law is or becomes applicable to Parent or REIT Merger Sub or to the Merger or to this Agreement or any of the transactions contemplated hereby, and (ii) if any State Takeover Law becomes applicable to the Merger or to this Agreement or the transactions contemplated hereby, take all action necessary to ensure that the Merger and the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such State Takeover Law on the Merger, this Agreement and the transactions contemplated hereby.

  Section 5.4.    Fees.

        (a)   Except as provided in this Section 5.4, all fees and expenses incurred in connection with the Mergers, this Agreement (including all instruments and agreements prepared and delivered in connection herewith), and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

        (b)   (i) If this Agreement is terminated by Parent pursuant to Section 7.1(c) then upon such termination the Company shall pay (or cause to be paid) to Parent by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $15.0 million.

          (ii)   If (x) a Pre-Termination Company Takeover Proposal Event shall occur and thereafter this Agreement is terminated either by Parent or the Company pursuant to Section 7.1(b)(ii) and (y) prior to the termination of the 12 month period immediately following such termination, the Company consummates a transaction pursuant to that particular Company Takeover Proposal or enters into or publicly announces a Company Acquisition Agreement with the third party involved in the Pre-Termination Company Takeover Proposal Event, then on the earliest to occur of the date such Company Takeover Proposal is consummated or such Company Acquisition Agreement is entered into or publicly announced, the Company shall pay (or cause to be paid) to Parent by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $15 million.

          (iii)  If this Agreement is terminated by the Company pursuant to Section 7.1(d), then upon such termination the Company shall pay (or cause to be paid) to Parent, by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $15 million.

          (iv)  If this Agreement is terminated by Parent pursuant to Section 7.1(h), then upon such termination, Parent shall pay, (or cause to be paid) to the Company, by wire transfer of same day funds to an account designated in writing by the Company to Parent, a fee of $12.5 million.

          (v)   For purposes of this Section 5.4(b), a "Pre-Termination Company Takeover Proposal Event" shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement and, in all cases, subject to the requirements and obligations of the Company set forth in Sections 4.3 and 5.1, a Company Takeover Proposal shall have been made known to the Company or any of its subsidiaries or made directly to the Company's shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, and such Company Takeover Proposal or public announcement shall not have been irrevocably withdrawn at least seven business days prior to the Company Shareholders Meeting.

          (vi)  The Company and Parent acknowledge that the agreements contained in this Section 5.4(b) are an integral part of the transactions contemplated by this Agreement and that without these agreements neither would have been induced to enter into this Agreement. Accordingly, if either fails to pay the amounts due to the other pursuant to this Section 5.4(b), and, to obtain such payment, the party to whom payment is required to be made commences a suit which results in a judgment against the non-paying party for the fee set forth in this Section 5.4(b), the non-paying party shall pay to the other all of its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

          (vii) It is expressly agreed that the amounts to be paid pursuant to this Section 5.4(b) constitute liquidated damages negotiated at arm's-length and do not constitute, and are not intended by the parties to operate as, a penalty, and any such amounts paid shall constitute the sole and exclusive remedy of the party receiving such payment under the events and circumstances giving rise thereto as specified in this Agreement and neither party shall (A) seek to obtain any other recovery or judgment against the other or any of the other parties' officers, directors, Employees, partners, managers, members or shareholders or (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

        (c)   If this Agreement is terminated for any reason, (regardless of whether Parent is in breach of any of the provisions contained herein), and in addition to whether a termination fee is payable by either Parent or Company, upon such termination, the Company shall pay (or cause to be paid) to Parent by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $250,000 as reimbursement for Parent's expenses incurred in connection with the matters contemplated by this Agreement without the need for Parent to substantiate such expenses.

        (d)   Notwithstanding anything to the contrary, in the event a fee is payable by either of Parent to the Company or the Company to Parent (in each case the payor of the fee being referred to in this Section 5.4(c) as the "Payor" and the recipient of the fee being referred to in this Section 5.4(c) as the "Recipient REIT"), the maximum amount that shall be paid to the Recipient REIT for the taxable year in which this Agreement is terminated shall be an amount equal to the lesser of (A) the amount required to be paid pursuant to the provisions of subsection 5.4(b) above and (B) the sum of (i) the maximum amount that can be paid to the Recipient REIT without causing it to fail to meet the requirements of Section 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Section 856(c)(2) and (3) of the Code ("Qualifying Income"), as determined by outside counsel or independent accountants to the Recipient REIT, and (ii) in the event the Recipient REIT receives a letter from outside counsel (the "Recipient REIT Break-Up Tax Opinion") indicating that the Recipient REIT has received a ruling from the IRS holding that the receipt by the Recipient REIT of the amount referred to in (A) above would either constitute Qualifying Income as to the Recipient REIT or would be excluded from the Recipient REIT's gross income for purposes of Section 856(c)(2) and (3) of the Code (the "REIT Requirements"), the amount referred to in (A) above less the amount payable under clause (B)(i) above. In the event that the Recipient REIT receives less than the amount referred to in (A) above the Payor shall place the unpaid amount (i.e., the difference between the amount referred to in (A) above and the amount actually paid to the Recipient REIT pursuant to this subsection 5.4(c)) in escrow (the "Escrowed Amount"), and shall not release any portion thereof to the Payor or Recipient REIT unless and until the Payor receives any one or a combination of the following: (i) a letter(s) from the Recipient REIT's outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Recipient REIT without causing the Recipient REIT to fail to meet the REIT Requirements for any relevant taxable year, together with an IRS ruling or opinion of tax counsel to the effect that such payment should not be treated as included in the income of the Recipient REIT for any prior taxable year, in which event such maximum amount shall be paid to the Recipient REIT, or (ii) a Recipient REIT Break-Up Tax Opinion indicating that the Recipient REIT's receipt of the Escrowed Amount would satisfy, in whole or in part, the REIT Requirements, in which event such portion of the Escrowed Amount shall be released and paid to the Recipient REIT. The Payor's obligation to pay any unpaid portion of the Escrowed Amount (provided the Payor has otherwise complied with its obligations under this provision) shall terminate and any Escrowed Amount still held in such escrow shall be released to the Payor on the date that is five years from the date that any amount described in subsection 5.4(b) first becomes due under this Agreement.

        Section 5.5.    Public Announcements.    Parent and the Company shall consult with each other before issuing, and shall use their good faith efforts to provide each other at least 24 hours to review, comment upon and concur with and shall use reasonable efforts to agree upon on a timely basis (which shall be no more than 48 hours after receipt), any press release or other public statements or announcements (including pursuant to Rule 14a-12 under the Exchange Act) and shall not issue any such press release or make any such public statement or announcement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system of a registered national securities association (provided prior notice is given to the other party with a copy of any such disclosure) and except for any discussions with rating agencies, lenders, or franchisors. The parties agree that the initial press releases (or joint press release if the parties so determine) to be issued with respect to the REIT Merger, this Agreement and the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

        Section 5.6.    Conveyance Taxes.    Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, real property transfer gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, and each party further agrees to take such reporting positions and other action as reasonably required to effectuate the intention and purposes of this Section 5.6.

        Section 5.7.    Standstill Agreements; Confidentiality Agreement.    During the period from the date of this Agreement through the Effective Time, the Company shall use its commercially reasonable efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party, including by using its commercially reasonable efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of competent jurisdiction.

        Section 5.8.    Securities Purchase.    Within 24 hours following the execution of this Agreement, the Company will issue and sell to Parent and Parent will purchase from the Company, by wire transfer of immediately available funds, 1,000,000 shares of Company Common Stock at a purchase price of $12.35 per share, for an aggregate purchase price of $12,350,000. Such Company Common Stock will be issued pursuant to the Company's registration statement on Form S-3 and when issued will be validly issued, fully paid and non-assessable.

  Section 5.9.    Professional Reports—Surveys.

        (a)   Access to Properties. As soon as practicable after the date hereof, the Company and its subsidiaries shall provide Parent, REIT Merger Sub and its agents and representatives access to the Owned Properties prior to Closing for purposes of obtaining surveys of each of the Owned Properties. It is acknowledged by the parties hereto that the Company and its subsidiaries' only obligation hereunder shall be to provide access to (and not surveys of) the Owned Properties. The cost of obtaining the surveys shall be borne exclusively by Parent. Parent shall notify the Company promptly of any facts, information, documentation or materials which come to Parent's attention during the course of its review pursuant to this Section 5.9(a) which lead Parent to believe that any of the Company's representations or warranties herein are inaccurate or incomplete.

        (b)   Access to Properties—Environmental, Engineering, Structural and Seismic Reports. The Company and its subsidiaries shall provide Parent, REIT Merger Sub and its agents and representatives access to the Owned Properties prior to Closing for the purpose of physically inspecting the Owned Properties and performing engineering reviews, structural reviews, seismic reviews and Phase I Environmental Site Assessments. If any report suggests that additional investigations or studies should be conducted on any particular Owned Property, the Company, and each of its subsidiaries, upon Parent's request, shall make such Owned Property available for reasonable additional investigations. It is acknowledged by the parties hereto that the Company and its subsidiaries only obligation hereunder shall be to provide access to (and not such reports of) the Owned Properties. The cost of these inspections and obtaining these reports shall be borne exclusively by Parent. Parent shall notify the Company promptly of any facts, information, documentation or materials which come to Parent's attention during the course of its review pursuant to this Section 5.9(b) which lead Parent to believe that any of the Company's representations or warranties herein are inaccurate or incomplete.

        Section 5.10.    Company Stock Options.    From and after the date hereof through and including the Closing Date, the Company shall use its commercially reasonable efforts to obtain, prior to the Effective Time, the Optionee Consent Letters to effect the acceleration and cancellation of all Company Stock Options in exchange for payment of the Option Consideration as described in Section 2.5. Each holder of any such Company Stock Option shall be paid by the Company or Rose Managers, Inc., a subsidiary of the Company, at or immediately prior to the Effective Time for each such outstanding Company Stock Option in accordance with the terms set forth in Section 2.5 hereof.

  Section 5.11.    Indemnification.

        (a)   All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or any of its subsidiaries (the "Indemnified Parties") as provided in their respective charters, by-laws (or other comparable organizational instruments and agreements) and any existing indemnification agreements or arrangements of the Company or any of its subsidiaries shall survive the Mergers as obligations of Surviving Corporation and shall continue in full force and effect in accordance with their terms for a period of four years following the Effective Time and for so long as any claim against any such officer or director is brought within such four-year period, until a final, non-appealable judgment is rendered with respect thereto. Parent shall cause the Surviving Corporation to maintain shareholders' equity of not less than $300,000,000 during such period. In the event Parent fails to cause the Surviving Corporation to maintain shareholder's equity in such amount, such indemnification obligations to such officers and directors shall become and be direct obligations of Parent.

        (b)   Parent shall cause the Surviving Corporation or any successor thereto, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Section 5.11. The provisions of this Section 5.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  Section 5.12.    Resignations.

        On or before the Effective Time, the Company shall (i) cause the directors and officers of each of the Company and its subsidiaries to submit their resignations from such positions.

  Section 5.13.    Employee Arrangements.

        (a)   Prior to the Closing, the Company, and after the Effective Time, Parent and REIT Merger Sub, shall honor, and shall cause their subsidiaries to honor, in accordance with their terms all severance agreements or arrangements listed on Schedule 5.13 of the Company Disclosure Schedule (the "Company Severance Agreements") and Parent will not, and will not cause any of Parent's subsidiaries to, challenge the validity of any obligation under any such Company Severance Agreement. Without limiting the foregoing, Parent expressly agrees that, with respect to the persons who are parties to the Company Severance Agreements, the REIT Merger shall constitute a change in control for purposes of their respective Company Severance Agreements and Rose Managers, Inc., a subsidiary of the Company, shall make the payments described on Schedule 5.13 at or immediately prior to the Closing.

        (b)   Prior to the Effective Time, the Company shall cause each officer, director or other employee who has any outstanding loan from, or other debt obligations to, the Company or any of its subsidiaries for any purpose, to repay such loan. Any non-compete agreements applicable to officers of the Company or any of its subsidiaries shall be waived, terminated and of no further force and effect effective as of the Effective Time.

        Section 5.14.    Company Stock Plans.    Promptly after the execution of this Agreement, the Company's Board of Directors will authorize the termination of the Company Stock Plans effective upon consummation of the Mergers and the transactions contemplated herein and the Company shall, as soon as reasonably practicable following the date hereof, take all actions necessary to suspend issuances under the Company Stock Plans.

        Section 5.15.    Revpar.    On or before each Tuesday of each week ending on or after the date hereof, the Company shall provide Parent with a report certified by its chief financial officer, setting forth the "Revpar" generated by the Company for the prior week and for the same week during calendar year 2002. On the fifth day immediately preceding the date of the Company Shareholder Meeting, the Company shall provide such certified report for the 30 and 60 days then ended and for the same 30 and 60 days during calendar year 2002. As used herein "Revpar" shall have the meaning set forth in the definition of "Revpar" contained in the definition of "Material Revpar Change."

        Section 5.16.    Resolutions.    Each of the Company and Parent will provide the other with copies of the resolutions adopted by their respective Boards of Directors with respect to the Mergers and the transactions contemplated hereby, in a form certified by such parties' corporate secretary.

ARTICLE VI
CONDITIONS PRECEDENT

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Mergers.    The respective obligation of each party to effect the REIT Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

        (a)   Shareholder and Partner Approval. The Company Shareholder Approval and the OP Partner Approval shall have been obtained.

        (b)   Governmental and Regulatory Approvals. Other than the filing of the Certificate of REIT Merger, Articles of REIT Merger and Certificates of OP Merger provided for under Section 1.4, all consents, approvals and actions of, filings with and notices to any Governmental Entity required by the Company, Target OP, Parent or any of their subsidiaries under applicable law or regulation to consummate the Mergers and the transactions contemplated by this Agreement, the failure of which to be obtained or made would result in a Material Adverse Effect on Parent's ability to conduct the business of the Company in substantially the same manner as presently conducted, shall have been obtained or made (all such approvals and the expiration of all such waiting periods, the "Requisite Regulatory Approvals").

        (c)   No Injunctions or Restraints. No judgment, order, restraining order and/or injunction (temporary or otherwise), decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing or materially delaying the consummation of the Mergers; provided, however, that each of the parties shall have used its best efforts to have such Restraint lifted, vacated or rescinded; and provided, further that if such Restraint is not lifted, vacated or rescinded (and all litigation, if any, in respect thereof terminated or withdrawn) by the fifth business day next preceding the Company Shareholders Meeting, the condition in this Section 6.1(c) shall be deemed not to be satisfied.

        Section 6.2.    Conditions to Obligations of Parent, Acquiror OP and REIT Merger Sub.    The obligation of Parent, Acquiror OP and REIT Merger Sub to effect the Mergers (it being the intention of the parties hereto that, to the extent feasible, the Mergers must be consummated simultaneously or otherwise promptly one after the other) is further subject to satisfaction or waiver of the following conditions:

        (a)   Representations and Warranties. The representations and warranties of the Company set forth herein and in the Company Disclosure Schedule that are qualified as to materiality shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), and the representations and warranties of the Company not so qualified as to materiality shall be true and correct in all material respects. Parent shall have received a certificate of the Company's Chief Executive Officer and Chief Financial Officer to the foregoing effect.

        (b)   Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement. Parent shall have received a certificate of the Company's Chief Executive Officer and Chief Financial Officer to the foregoing effect.

        (c)   State Takeover Laws. Consummation of the Mergers and the transactions contemplated by this Agreement shall not be subject to the provisions of any State Takeover Law.

        (d)   Resignation of Board of Directors and Executive Officers. Each member of the Company's Board of Directors and each executive officer of the Company shall have resigned, effective no later than the Effective Time of the Merger.

        (e)   Opinion Relating to REIT Status. Parent shall have received an opinion dated as of the Closing Date of Hunton & Williams LLP, in the form attached as Schedule 6.2(e) of the Company Disclosure Letter, regarding the qualification of the Company as a REIT under the Code. For purposes of such opinion, Hunton & Williams LLP may rely on (in addition to customary assumptions and representations for opinions of this type) assumptions to the effect no action will be taken following the REIT Merger that is inconsistent with the Company's status as a REIT for any period prior to the REIT Merger.

        (f)    No Material Revpar Change. There shall not have occurred a Material Revpar Change with respect to the Company.

        (g)   Company Stock Options. The Company shall have taken all action (with evidence satisfactory to the Parent) to cause all Company Stock Options with an exercise price equal to or greater than the per share Merger Consideration to have been exercised or accelerated and canceled as contemplated by Sections 2.5 and 5.11.

        (h)   Flagstone Agreement. Within 15 business days after the date hereof, Parent shall have received from Flagstone Hospitality Management, LLC a duly executed Flagstone Agreement substantially in the form attached hereto as Exhibit D.

        (i)    Certain Material Consents. The Company shall have procured any necessary consents of any third parties required by the agreements listed in Schedule 6.2(i) to the Company's Disclosure Schedule.

        Section 6.3.    Conditions to Obligations of the Company and Target OP.    The obligation of the Company and Target OP to effect the Mergers (it being the intention of the parties hereto that, to the extent feasible, the Mergers must be consummated simultaneously or otherwise promptly one after the other) is further subject to satisfaction or waiver of the following conditions:

        (a)   Representations and Warranties. The representations and warranties of Parent, Acquiror OP and REIT Merger Sub set forth herein that is qualified as to materiality shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), and the representations and warranties of Parent not so qualified as to materiality shall be true and correct in all material respects. The Company shall have received a certificate of Parent's Chief Executive Officer and Chief Financial Officer to the foregoing effect.

        (b)   Performance of Obligations of Parent, Acquiror OP and REIT Merger Sub. Parent, Acquiror OP and REIT Merger Sub shall have performed all obligations required to be performed in all material respects by each of them at or prior to the Closing Date under this Agreement. The Company shall have received a certificate of Parent's Chief Executive Officer and Chief Financial Officer to the foregoing effect.

        Section 6.4.    Frustration of Closing Conditions.    No party may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its own commercially reasonable efforts to consummate the Mergers and the other transactions contemplated by this Agreement, as required by and subject to Section 5.3.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        Section 7.1.    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether or not the Company Shareholder Approval has been obtained:

        (a)   by mutual written consent of Parent and the Company;

        (b)   by either Parent or the Company:

          (i)    if the REIT Merger shall not have been consummated at or prior to 5:00 p.m., Eastern Standard Time, on December 20, 2003, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the REIT Merger to be consummated by such time and date;

          (ii)   if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting or any adjournments thereof; or

          (iii)  if any Restraint having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used its reasonable best efforts to prevent the entry of such Restraint and to have such Restraint vacated or removed;

        (c)   by Parent, if (i) the Company shall have failed to make the Company Recommendation in the Proxy Statement, (ii) the Company shall have effected a Change in the Company Recommendation in accordance with the provisions of Section 4.3(b) or (iii) the Company shall have effected a Change in the Company Recommendation in violation of the terms of this Agreement), or (iv) the Company shall have breached its obligations under this Agreement by reason of a failure to duly notice, call or convene the Company Shareholders Meeting in accordance with Section 5.1(d) hereof;

        (d)   by the Company in accordance with clause (B) of the second paragraph of Section 4.3(b); provided, however, that for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, the Company first shall have complied with the provisions of Section 4.3, including the payment to Parent of the fee required by paragraph (b) (iii) of Section 5.4;

        (e)   by Parent, if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (ii) is either incapable of being cured by the Company or, if curable, is not cured within 30 days of receipt from Parent of written notice thereof;

        (f)    by the Company, if Parent shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (ii) is either incapable of being cured by Parent or, if curable, is not cured within 30 days of receipt from the Company written notice thereof;

        (g)   by Parent prior to the Company Shareholder Meeting, if a Material Revpar Change shall have occurred; or

        (h)   by Parent prior to the Company Shareholder Meeting, in its sole discretion and for any reason not set forth above, by payment to the Company of the fee set forth in paragraph (iv) of Section 5.4(b).

        The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 7.1 shall provide written notice of such termination to the other parties in accordance with Section 8.2, specifying in reasonable detail the provision hereof pursuant to which such termination is effected and the basis for such termination.

        Section 7.2.    Effect of Termination.    If this Agreement is terminated by either the Company or Parent as provided in Section 7.1, this Agreement forthwith shall become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than that the provisions of Section 5.4, this Section 7.2 and Article VIII shall survive such termination.

        Section 7.3.    Amendment.    This Agreement may be amended by the parties at any time before or after the receipt of the Company Shareholder Approval and prior to the filing of the Certificate of REIT Merger, Articles of REIT Merger and Certificates of OP Merger; provided, however, that after Company Shareholder Approval, there shall not be made any amendment that alters the amount or changes the form of the REIT Merger Consideration or the OP Merger Consideration or alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the shareholders of the Company or the OP Unit holders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties to be bound thereby.

        Section 7.4.    Extension; Waiver.    At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII
GENERAL PROVISIONS

        Section 8.1.    Nonsurvival of Representations, Warranties and Agreements.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 8.2.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)   if to Parent or REIT Merger Sub, to:

      CNL Hospitality Partners, L.P.
      450 South Orange Avenue
      Orlando, Florida 32801-3336
      Fax No.: (407) 650-1085
      Attention: Corporate General Counsel

        with a copy (which shall not constitute notice pursuant to this Section 8.2) to:

      Greenberg Traurig, LLP
      The MetLife Building
      200 Park Avenue
      New York, New York 10166
      Fax No.: (212) 801-6400
      Attention: Judith D. Fryer, Esq.

        if to the Company, to:

      RFS Hotel Investors, Inc.
      850 Ridgelake Boulevard
      Memphis, Tennessee 38120
      Fax No.: (901) 818-5260
      Attention: Chief Financial Officer

        with a copy (which shall not constitute notice pursuant to this Section 8.2) to:

      Hunton & Williams LLP
      Riverfront Plaza, East Tower
      951 E. Byrd Street
      Richmond, Virginia 23219
      Fax No.: (804) 788-8218
      Attention: David C. Wright, Esq.

  Section 8.3.    Definitions.

        For purposes of this Agreement:

        (a)   an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

        (b)   a "Material Adverse Effect" means, when used in reference to the Company or Parent, any change, effect, event, circumstance, occurrence or state of facts that is or which reasonably would be expected to be materially adverse to the business, assets, financial condition or results of operations of such party and its subsidiaries, considered as an entirety.

        (c)   a "Material Revpar Change" shall be deemed to occur if a decline in the Company's revenue per available room calculated in accordance with the standards set forth in the Uniform Systems of Accounts For the Lodging Industry, 9th Edition (1996) and GAAP ("revpar") was to decline in either of the following manners: (x) if the amount of the Company's revpar for the thirty day period immediately preceding the fifth day prior to the date of the Company Shareholder Meeting has declined by 25% or more from the Company's revpar generated during the same thirty day period during the Company's fiscal year 2002, or (y) if the amount of the Company's revpar for the sixty day period immediately preceding the fifth day immediately prior to the date of the Company Shareholder Meeting has declined by 17 1/2% or more from the amount of the Company's revpar generated for the same sixty day period during the Company's fiscal year 2002.

        (d)   "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        (e)   a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect not less than a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

        (f)    "Knowledge" means, with respect to Parent or the Company, the actual Knowledge of the Chairman of the Board, President, Chief Financial Officer, Chief Accounting Officer, General Counsel of Parent, or Vice President of Renovation and Design of the Company, as the case may be.

        Section 8.4.    Interpretation.    When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, in the case of any agreement or instrument, such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and, in the case of statutes, such statutes as in effect on the date of this Agreement. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local or foreign statute or law shall be deemed to also refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

        Section 8.5.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

        Section 8.6.    Entire Agreement; Third-Party Beneficiaries.    This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, other than Sections 2.5, 5.11 and 5.13 are not intended to confer upon any person other than the parties any rights or remedies. The parties agree that the individuals described in Section 5.11 shall be deemed third party beneficiaries of the provisions of such section and shall be entitled to enforce such provisions as if they were original parties hereto.

        Section 8.7.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the internal substantive and procedural laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of such state.

        Section 8.8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 8.9.    Consent to Jurisdiction.    Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement in any Federal court located in the State of Delaware or any Delaware state court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        Section 8.10.    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.11.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible provided that, in no event shall there be any change in the amount or the kind of consideration paid in the Mergers or the other payments contemplated by this Agreement.

        Section 8.12.    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

        [The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CNL HOSPITALITY PROPERTIES, INC.
By: /s/ THOMAS J. HUTCHISON, III Name: Thomas J. Hutchison, III Title: Chief Executive Officer
CNL ROSE ACQUISITION CORP.
By:	/s/ JOHN A. GRISWOLD Name: John A. Griswold Title: President
CNL ROSE ACQUISITION OP, LP
By: CNL Rose GP Corp., general partner
	By:	/s/ JOHN A. GRISWOLD Name: John A. Griswold Title: President
RFS HOTEL INVESTORS, INC.
By: /s/ ROBERT SOLMSON Name: Robert Solmson Title: Chairman and Chief Executive Officer
RFS PARTNERSHIP, L.P.
By: RFS Hotel Investors, Inc., general partner
	By:	/s/ ROBERT SOLMSON Name: Robert Solmson Title: Chairman and Chief Executive Officer

Exhibit A

FORM OF
CERTIFICATE OF MERGER
OF
RFS HOTEL INVESTORS, INC.
WITH AND INTO
CNL ROSE ACQUISITION CORP.

        Pursuant to Section 252 of the General
Corporation Law of the State of Delaware

        CNL Rose Acquisition Corp., a Delaware corporation (the "Company"), does hereby certify to the following facts relating to the merger of RFS Hotel Investors, Inc., a Tennessee corporation ("RFS"), with and into the Company (the "Merger"):

        FIRST: The names and states of incorporation of the constituent corporations to the Merger are as follows:

Name	State
RFS Hotel Investors, Inc.	Tennessee
CNL Rose Acquisition Corp.	Delaware

        SECOND: An Agreement, by and among CNL Hospitality Properties, Inc., a Maryland corporation (the "Parent"), the Company, RFS, CNL Rose Acquisition OP, LP, a Tennessee limited partnership, and RFS Partnership, L.P., a Tennessee limited partnership, dated May 8, 2003 (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the Delaware constituent corporations in accordance with Section 252(c) of the General Corporation Law of the State of Delaware.

        THIRD: The name of the corporation surviving the Merger (the "Surviving Corporation") is CNL Rose Acquisition Corp.

        FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

        FIFTH: An executed copy of the Merger Agreement is on file at the offices of the Surviving Corporation, 450 South Orange Avenue, Orlando, Florida. A copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of either constituent corporation.

        SIXTH: The authorized capital stock of RFS consists of one hundred thousand (100,000) shares of common stock, $0.01 par value per share, and five thousand (5,000) shares of preferred stock, $0.01 par value per share.

        SEVENTH: The Merger shall be effective for accounting and tax purposes only as of                        , 2003 at 12:01 a.m.

        IN WITNESS WHEREOF, CNL Rose Acquisition Corp. has caused this Certificate of Merger to be executed in its corporate name this    day of            , 2003.

CNL ROSE ACQUISITION CORP.
By:
Name:
Its:

Exhibit B

FORM OF
ARTICLES OF MERGER
OF
RFS HOTEL INVESTORS, INC.
INTO
CNL ROSE ACQUISITION CORP.

Pursuant to the provisions of the Tennessee Business Corporation Act, the undersigned corporations hereby execute the following Articles of Merger:

        1.     The Plan of Merger is attached hereto as Exhibit A and made a part hereof.

        2.     Approval by the shareholders of the corporation was required by Chapter 21 of the Tennessee Business Corporation Act and the plan of merger was approved by the affirmative vote of the required percentage of all of the votes entitled to be cast.

        3.     The Plan of Merger and performance of its terms were duly authorized by all action required by the laws of the state under which CNL Rose Acquisition Corp. was organized and its charter.

Date: , 2003	RFS HOTEL INVESTORS, INC.
By:
Name:
Its:
Date: , 2003	CNL ROSE ACQUISITION CORP.
By:
Name:
Its

Exhibit C

FORM OF
CERTIFICATE OF MERGER
OF
RFS PARTNERSHIP, L.P.
WITH AND INTO
CNL ROSE ACQUISITION OP, LP

        Pursuant to Sec. 61-2-211 of the Tennessee Revised Uniform Limited Partnership Act, the undersigned surviving limited partnership submits the following Certificate of Merger for filing:

        1.     The name, jurisdiction and date of formation or organization of the domestic limited partnerships which are to merge are:

Name	Jurisdiction	Date
RFS Partnership, L.P.	Tennessee	,
CNL Rose Acquisition OP, LP	Tennessee	,

        2.     An Agreement of Merger has been approved and executed by RFS Partnership, L.P. and CNL Rose Acquisition OP, LP which are to merge.

        3.     The name of the surviving limited partnership is: RFS Partnership, L.P.

        4.     The merger shall become effective on                        , 2003.

        5.     The Agreement of Merger is on file at a place of business of RFS Partnership, L.P. which is located at                        .

        6.     A copy of the Agreement of Merger will be furnished by RFS Partnership, L.P. on request and without cost, to any partner of RFS Partnership, L.P. or CNL Rose Acquisition OP, LP.

Dated ,	RFS PARTNERSHIP, L.P.
By:
Name:
Its:
CNL ROSE ACQUISITION OP, LP
By: CNL Rose GP Corp., general partner
By:
Name:
Its:

Exhibit D

Form of Flagstone Agreement

CNL Hospitality Properties, Inc.
450 South Orange Avenue
Orlando, Florida 32801-3336

PRIVATE AND CONFIDENTIAL

, 2003

Flagstone Hospitality Management, LLC

Dear                        :

  Reference is made to (i) the Agreement by and among CNL Hospitality Properties, Inc. ("CNL"), CNL Rose Acquisition Corp., RFS Hotel Investors, Inc. ("RFS"), CNL Rose Acquisition OP, LP and RFS Partnership, L.P. (the "Merger Agreement") pursuant to which, CNL will acquire Rose by way of merger (the "Merger"); and (ii) those several management agreements by and among Flagstone and the subsidiaries of RFS substantially in the form of Exhibit A hereto (collectively, the "Management Agreements"). This letter agreement (the "Agreement") is being delivered pursuant to Section 6.2(h) of the Merger Agreement.

  1. Representations.

        Flagstone represents and warrants to CNL on the date hereof and as of the closing date of the Merger as follows:

          (a)   Flagstone is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite limited liability company power and requisite authority to carry on its business as presently being conducted. Flagstone is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on Flagstone. Flagstone has all requisite limited liability company power and authority to enter into this Agreement.

          (b)   Flagstone is and has been, in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees or arbitration awards of any governmental entity applicable to Flagstone (collectively, "Permits"). Flagstone is in compliance in all material respects with the terms of all Permits and all Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or, to the knowledge of Flagstone, threatened nor, to the knowledge of Flagstone, do grounds exist for any such action. For purposes of this letter agreement, "knowledge" means the knowledge (after reasonable inquiry and investigation) of Flagstone's current Chief Administrative Officer.

          (c)   The balance sheet, income statement and statement of cash flows of Flagstone for the twelve and three month periods ended December 31, 2002 and March 31, 2003, respectively, in the form attached hereto was prepared in accordance with the Uniform Systems of Accounts for the Lodging Industry, 9th Edition (1996).

          (d)   Except as set forth in the Company Disclosure Schedules to the Merger Agreement and as would not have a material adverse effect on Flagstone:

            (i)    No event has occurred, and to the knowledge of Flagstone, there exists no condition or set of circumstances (including without limitation the transactions contemplated by the Merger Agreement) in connection with which Flagstone could be subject to any liability with respect to any Benefit Plan (except for benefit claims and funding obligations payable in the ordinary course) under the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended (the "Code") or any other applicable law. There are no funded benefit obligations under any of the Benefit Plans for which contributions have not been made or accrued and there are no unfunded benefit obligations under any Benefit Plans which have not been accounted for by reserves, or otherwise properly footnoted, in accordance with generally accepted accounting procedures, on Flagstone's financial statements. Neither RFS nor any subsidiary or affiliate of RFS has any direct or indirect, actual or contingent liability with respect to any of the Benefit Plans, whether pursuant to the Management Agreements or otherwise.

            (ii)   For purposes of clause (i) of this Section 1(d), the term "Benefit Plan" means any pension, stock option, stock purchase, benefit, welfare, profit sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation or other similar fringe benefit plan, fund, program, arrangement, whether written or oral, that is maintained for the benefit of, or relates to any or all current or former employees of Flagstone or any entity related to Flagstone under Section 414(b), (c), (m) or (o) of the Code.

          (e)   Except as set forth in the Company Disclosure Schedules to the Merger Agreement and as would not have a material adverse effect on Flagstone:

            (i)    Flagstone is not a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and, to Flagstone's knowledge, there is no question involving current union representation of its employees, nor to Flagstone's knowledge is any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) underway to organize any such employees.

            (ii)   There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to Flagstone's knowledge, threatened against Flagstone.

            (iii)  There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any class of the foregoing, alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to Flagstone's knowledge, threatened against Flagstone.

            (iv)  There is no strike, slowdown, work stoppage or lockout pending, or to Flagstone's knowledge, threatened against or involving Flagstone.

            (v)   Flagstone is in material compliance with all applicable laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

            (vi)  There is no proceeding, claim, suit, action or governmental investigation pending, or to Flagstone's knowledge, threatened with respect to which any current or former officer, director, employee or agent of Flagstone is claiming indemnification from Flagstone.

            (vii) No employment agreement or other agreement or arrangement exists that requires any severance payment, change in control payment or other post-employment liability or obligation with respect to any current or former officer, director, employee or agent of Flagstone.

          (f)    Except as set forth in the Company Disclosure Schedules to the Merger Agreement, there is no material pending or threatened litigation, action, suit, proceeding, investigation or arbitration with respect to Flagstone.

          (g)   No event of default (whether with respect to RFS or Flagstone) exists under any Management Agreement and except as otherwise may arise in the ordinary course of business, consistent with past practice, no amount is due and owing by RFS to Flagstone thereunder. To Flagstone's knowledge, no event exists which, with the giving of notice, the passage of time, or both, would result in Rose being in default under any Management Agreement. Each Management Agreement is in full force and effect and, assuming the due enforceability as to RFS, is duly enforceable in accordance with its terms.

  2. Covenants.

          (a)   Immediately following consummation of the transactions contemplated by the Merger Agreement:

            (i)    the fee arrangement pursuant to the Management Agreements will be substantially in accordance with the description on Exhibit B hereto, retroactive to January 1, 2003; and

            (ii)   the Operating Agreement of Flagstone will be amended substantially in accordance with Exhibit C hereto.

          (b)   From the date hereof through the Effective Time (as defined in the Merger Agreement) Flagstone will promptly advise CNL orally and in writing to the extent it has knowledge of any representation or warranty made by it contained in this letter becoming untrue or inaccurate.

          (c)   Flagstone will afford CNL and its officers, counsel, financial advisors and lenders, reasonable access during normal business hours during the period from the date hereof through the Effective Time (as defined in the Merger Agreement), to its books, contracts, commitments, personnel and records and all other information relating to the hotel properties that are the subject of the Management Agreement, as CNL may reasonably request.

          (d)   In connection with the above, CNL will hold, and will cause its consultants and advisors to hold, in strict confidence, all documents and information concerning Flagstone furnished to CNL in connection with this letter; provided, however, that CNL may disclose such document or information: (i) that is already public knowledge prior to such disclosure or (ii) to the extent that, in the reasonable opinion of CNL's legal counsel, such disclosure is required by law but only after CNL has given prior written notice of the disclosure to Flagstone, to the extent reasonably possible.

  3. Nonsurvival of Representations and Warranties.

        None of the representations and warranties in this Agreement shall survive the Effective Time (as defined in the Merger Agreement).

  4. Miscellaneous.

        It is the intent of the parties that the provisions contained in this letter agreement will be governed by and construed in accordance with, the internal substantive and procedural laws of the State of Delaware, without regard to such State's conflicts of law principles, and each of CNL and Flagstone consent to submit itself to the personal jurisdiction of any Federal or state court located in Delaware.

        If the foregoing is acceptable, kindly confirm your acceptance of the terms hereof by executing the duplicate original contained herein, and returning same to our attention.

CNL HOSPITALITY PROPERTIES, INC.
By:
Name:
Title:

Accepted and Agreed To: FLAGSTONE HOSPITALITY MANAGEMENT LLC
By:
Name:
Title:

Appendix B

May 8, 2003

Board of Directors
RFS Hotel Investors, Inc.
850 Ridge Lake Boulevard, Third Floor
Memphis, Tennessee 38120

Members of the Board:

        You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.01 per share (the "Company Common Stock"), of RFS Hotel Investors, Inc. (the "Company"), of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of May 8, 2003 (the "Merger Agreement"), by and among CNL Hospitality Properties, Inc. (the "Acquiror"), CNL Rose Acquisition Corp., a wholly-owned subsidiary of the Acquiror ("Merger Sub"), the Company, CNL Rose Acquisition OP, LP, a wholly-owned subsidiary of the Acquiror, and RFS Partnership, L.P. The Merger Agreement provides for, among other things, the merger of the Company with and into Merger Sub (the "Merger") pursuant to which the Company will become a wholly-owned subsidiary of the Acquiror and each outstanding share of Company Common Stock that is not owned by the Company, Merger Sub or CNL Rose Acquisition OP, LP will be converted into the right to receive $12.35 per share in cash (the "Consideration").

        The Merger Agreement also provides for, among other things, the merger (the "OP Merger") of CNL Rose Acquisition OP, LP with and into RFS Partnership, L.P., and RFS Partnership, L.P. will be the surviving limited partnership in the OP Merger and each outstanding unit of limited partnership interest of RFS Partnership, L.P. (each, an "Operating L.P. Interest") that is not owned by the Company, Merger Sub or CNL Rose Acquisition OP, LP will be converted into the right to receive $12.35 per unit in cash. You have advised us that each Operating L.P. Interest is redeemable at the option of the holder thereof into one share of Company Common Stock or, at the Company's option, cash, and consequently, with your approval, we have assumed that each Operating L.P. Interest has been redeemed for Company Common Stock.

        In arriving at our opinion, we have reviewed the Merger Agreement, as well as certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts, provided by or discussed with the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

        In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts that we have reviewed, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed, with your consent, that in the course of obtaining any necessary regulatory and third party approvals, consents and agreements for the Merger and the OP Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the contemplated benefits of the Merger or the OP Merger and that

B-1

the Merger and the OP Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material terms, conditions or agreements therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations of appraisals. Our opinion is necessarily based upon information made available to us as of the date hereof, and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the fairness of the consideration to be received by the holders of Operating L.P. Interests or the allocation of the consideration to be received in the Merger as between the holders of Company Common Stock and the holders of Operating L.P. Interests. Our opinion also does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or part of the Company.

        We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion, a portion of which is not contingent upon the consummation of the Merger. In the past, we and our affiliates have provided certain investment banking and financial services unrelated to the proposed Merger to the Company and the Acquiror and their respective affiliates for which we have received compensation, and may in the future provide certain investment banking and financial services to the Acquiror and its affiliates, for which we expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders, from a financial point of view.

Very truly yours,
CREDIT SUISSE FIRST BOSTON LLC
By:	/s/ DON KINSEY Title: Managing Director

B-2

PROXY

RFS HOTEL INVESTORS, INC.
850 Ridge Lake Boulevard, Suite 300, Memphis, TN 38120

SPECIAL MEETING OF SHAREHOLDERS—                        , 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated                        , 2003, and hereby appoints Robert M. Solmson and Kevin M. Luebbers, or either of them, as proxies, each with the power to appoint such person's substitute, and hereby authorizes each of them to vote, as designated below, all the shares of common stock of RFS Hotel Investors, Inc. held of record by the undersigned on                        , 2003, at the Special Meeting of Shareholders to be held on                         , 2003, or any adjournment or postponement thereof as specified below.

1.    TO APPROVE THE AGREEMENT, BY AND AMONG CNL HOSPITALITY PROPERTIES, INC., A MARYLAND CORPORATION, CNL ROSE ACQUISITION CORP., A DELAWARE CORPORATION, RFS HOTEL INVESTORS, INC., A TENNESSEE CORPORATION, CNL ROSE ACQUISITION OP, LP, A TENNESSEE LIMITED PARTNERSHIP, AND RFS PARTNERSHIP, L.P., A TENNESSEE LIMITED PARTNERSHIP.

☐ For            ☐ Against             ☐ Abstain

2.    TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1 ABOVE. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE SPECIAL MEETING, THE PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT AND AS SAID PROXIES DEEM ADVISABLE.

DATED:	, 2003

Please sign exactly as name appears on left, When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Signature

Signature if held jointly

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RFS Hotel Investors, Inc. 850 Ridge Lake Boulevard, Suite 300 Memphis, Tennessee 38120 (901) 767-7005
THE MERGER AND RELATED TRANSACTIONS
TABLE OF CONTENTS
INDEX OF DEFINED TERMS